Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EQUITY PURCHASE AGREEMENT
dated as of
December 16, 2021
by and among
ARCADIA, INC.,
NEW ARCADIA HOLDINGS, INC.

SYNERGEX GROUP LLC, TRUSTEE OF THE MUNERA FAMILY ESBT,
JAMES HENRY SCHLADEN AND VICTORIA ANN SCHLADEN, TRUSTEES OF THE SCHLADEN FAMILY TRUST DATED DECEMBER 7, 2006

ROBERT SAYOUR,

MICHELINE SAYOUR, AS TRUSTEE OF THE LKS FAMILY TRUST,

MICHELINE SAYOUR, TRUSTEE OF THE MICHELINE SAYOUR REVOCABLE TRUST,

SHAREHOLDERS’ REPRESENTATIVE,

THE LIMITED GUARANTORS

AND

DMC GLOBAL INC.

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Schedules
Schedule 1.01(b)(i)    –    Key Employees
Schedule 1.01(b)(ii)    –    Permitted Liens
Schedule 6.01        –    Conduct of Business
Schedule 6.10(b)        Redemption Spreadsheet
Schedule 7.02(b)     –    Severance Program
Schedule 7.02(c)     –    Specified Change in Control Bonuses
Schedule 7.02(d)     –    Retention Awards
Schedule 7.05         –    Further Assurances
Schedule 8.02(c)     –    Tax Adjustment Model
Schedule 9.02(d)     –    Amended Leases
Disclosure Schedule
Exhibits
Exhibit A-1    –    Newco Governing Documents
Exhibit A-2    –    Company Pre-Closing Operating Agreement
Exhibit B    –    Transaction Summary
Exhibit C    –    Operating Agreement
Exhibit D    –    Form of Escrow Agreement
Exhibit E    –    Reference Statement
Exhibit F    –    Form of Restrictive Covenant Agreement
Exhibit G    –    Form of Schladen Employment Agreement
Exhibit H    –    Form of Amended Lease
Exhibit I    -    Term Sheet for Series A Preferred Stock

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EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement, dated as of December 16, 2021 (this “Agreement”), is entered into by and among Arcadia, Inc., a California corporation (and from and after the Second Conversion, Arcadia, LLC, a Colorado limited liability company) (the “Company”), New Arcadia Holdings, Inc., a Delaware corporation (“Newco”), Synergex Group LLC, Trustee of the Munera Family ESBT (the “Munera Family Trust”), James Henry Schladen and Victoria Ann Schladen, as Trustees of the Schladen Family Trust dated December 7, 2006 (the “Schladen Family Trust”), Robert Sayour (“R. Sayour”), Micheline Sayour, as Trustee of the LKS Family Trust (the “LKS Family Trust”), and Micheline Sayour, as Trustee of the Micheline Sayour Revocable Trust (the “M. Sayour Trust”), James Schladen, as the sole and exclusive representative of the Shareholders (the “Shareholders’ Representative” or, in his individual capacity, “Schladen”), the parties listed as Limited Guarantors on the signature pages hereto (in their capacity as such, the “Limited Guarantors”), and DMC Global Inc., a Delaware corporation (“Buyer” or “DMC”). Each of the Shareholders, the Company, the Shareholders’ Representative and Buyer shall be referred to in this Agreement, unless the context otherwise requires, as individually a “Party,” and collectively as the “Parties.”

RECITALS
WHEREAS, the Shareholders collectively own in the aggregate all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”);
WHEREAS, the Shareholders have organized Newco with a Certificate of Incorporation and Bylaws as set forth in Exhibit A-1 hereto and, after the date hereof and prior to the Closing, shall (a) contribute all of the Shares to Newco (the “F Reorganization Contribution”); (b) cause Newco to elect to treat the Company as a qualified Subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code (together with the F Reorganization Contribution, the “F Reorganization”); and (c) cause Newco and the Company to convert the Company from a California corporation into a California limited liability company pursuant to and in accordance with the California Corporations Code (the “Conversion”, and together with the F Reorganization, the “Pre-Closing Reorganization”), with the effect that, immediately following the Pre-Closing Reorganization, the Shareholders will together own one hundred percent (100%) of the issued and outstanding shares of capital stock of Newco as set forth on Exhibit B hereto and Newco will own one hundred percent (100%) of the issued and outstanding membership interests of the Company (the “Membership Interests”), which will at that time be a California limited liability company and will have an operating agreement as set forth on Exhibit A-2 hereto (the “Pre-Closing Operating Agreement”).
WHEREAS, after the Pre-Closing Reorganization and effective prior to Closing, the Shareholders shall cause Arcadia Architectural Products, Inc., a Connecticut corporation (“AAP”), to convert from a Connecticut corporation into a Colorado limited liability company pursuant to and in accordance with Connecticut Business Corporations Act and the Colorado Corporations and Associations Act (the “AAP Conversion”).

WHEREAS, after the Pre-Closing Reorganization and effective prior to the Closing, Buyer shall cause its wholly-owned subsidiary DMC Korea, Inc., a Colorado corporation (“DMC Korea”), to purchase, and Newco shall sell to DMC Korea (the “Partnership Formation Transaction”), one percent (1.0%) of the outstanding Membership Interests of the Company (the “DMC Korea Membership Interests”) for cash in the amount of Four Million Seven Hundred and Fifty Thousand Dollars ($4,750,000) (the “Partnership Formation Consideration”) and Newco and DMC Korea will cause the Company to convert from a California limited liability company to a Colorado limited liability company pursuant to the California Corporations Code and the Colorado Corporations and Associations Act, such conversion to be effective contemporaneously with the Closing (the “Second Conversion”); and
WHEREAS, at the Closing Date, (a) Buyer will purchase from Newco fifty-nine percent (59%) of the outstanding Membership Interests (the “Closing Date Purchased Membership Interests” and, together with the DMC Korea Membership Interests, the “Purchased Membership Interests”) in consideration of the Buyer paying (i) the Closing Cash Consideration (subject to adjustment as set forth herein) and (ii) the Stock Consideration and (b) Newco will redeem all of the shares of common stock of Newco, par value $0.01 per share (“Newco Common Stock”), held by R. Sayour, the LKS Family Trust, the M. Sayour Trust and the Schladen Family Trust, in each case for a portion of the Closing Cash Consideration (subject to adjustment as set forth herein) and Partnership Formation Consideration (and in the case of the Schladen Family Trust only, the Stock Consideration), and potentially additional payments after the Closing, in the amounts and manner provided for in Section 6.10(b) (the “Redemptions” and, together the other transactions described in this paragraph, the “Closing Transactions”);
WHEREAS, effective simultaneously with the Closing, the Operating Agreement of the Company will be as set forth on Exhibit C hereto (the “Operating Agreement”) and the Membership Interests will be held as required by this Agreement, as illustrated (in a non-binding manner) as set forth in Exhibit B hereto;
WHEREAS, immediately following the Closing, Buyer will loan approximately $24.9 million to the Munera Family Trust as evidenced by a promissory note from such Shareholder (the “Loan Transaction”);
WHEREAS, the Pre-Closing Reorganization, the AAP Conversion, the Partnership Formation Transaction, the Second Conversion, the Closing Transactions and the Loan Transaction, as further described (for illustration, in a non-binding manner) on Exhibit B hereto, are referred to collectively as the “Transactions”; and
WHEREAS, the Parties desire to effect the Transactions.
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
Certain Definitions

Section 1.01 Definitions. As used herein, the following terms have the following meanings:

“Action” means any dispute, charge, investigation, claim, complaint, notice of violation, citation, arbitration, action, suit or proceeding of any nature, civil, criminal, administrative, regulatory or otherwise, in law or in equity, by or before any arbitrator or other Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the first specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Group Companies.
“Alpine” means Alpine Universal Inc., a California corporation.
“Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., and any rules or regulations thereunder, and any other applicable anti-corruption or anti-bribery Laws of any foreign jurisdictions in which the Company conducts its businesses.
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Requests” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any Person challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.
“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in New York, New York.
“Calculation Time” means (a) with respect to the calculations of Closing Date Cash, Closing Date Net Working Capital and the Closing Balance Sheet, as of 11:59 p.m. (Los Angeles time) on the day immediately prior to the Closing Date, and (b) with respect to the calculations of Closing Date Indebtedness and Closing Date Transaction Expenses, as of immediately prior to the Closing.

“CARES Act” means Public Law Number 116-136, and any rules, regulations or guidance promulgated thereunder, or published with respect thereto, by any Governmental Authority.
“Cash” means all cash, cash equivalents, commercial paper, certificates of deposit, bank deposits and treasury bills held by the Group Companies, including the amount of any received but uncleared checks, drafts and wires issued, (for the avoidance of doubt, Cash shall not be reduced because it is attributable to any Customer Prepayments) less the amounts of any issued but uncleared checks, drafts and wires issued (which amounts, for the avoidance of doubt, shall not be included as current liabilities in Net Working Capital), in each case, determined in accordance with the Reference Statement.
“Closing Cash Consideration” means an amount equal to Aggregate Equity Value minus Aggregate Adjustments, where “Aggregate Equity Value” equals Sixty Percent (60%) of the sum of (a) Four Hundred Seventy Five Million Dollars ($475,000,000), minus (b) the Estimated Closing Date Indebtedness, minus (c) the amount, if any, by which the Estimated Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital, plus (d) the amount, if any, by which the Estimated Closing Date Net Working Capital is greater than the Target Closing Date Net Working Capital, plus (e) the Estimated Closing Date Cash, and “Aggregate Adjustments” equals the sum of (f) the Working Capital Escrow Amount, plus (g) the Indemnity Escrow Amounts, plus (h) the Shareholders’ Representative Fund, plus (i) $ 18,613,200, representing the value of the Stock Consideration plus (j) the Partnership Formation Consideration and (k) plus the Estimated Closing Date Transaction Expenses.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Group Companies.
“Company Payee” means any Person owed any Transaction Expenses.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 29, 2021 by and between the Company and Buyer.
“Contract” means any agreement, contract, subcontract, lease or obligation to which a Person is a party and that is legally binding on such Person.
“control” of a Person means the power, directly or indirectly, either to (a) vote 50.1% of the securities having ordinary voting power for the election of directors, managers or other equivalent management of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“COVID-19” means COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, return to work, employment or human resources law, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
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“Customer Prepayments” means any and all amounts paid by customers to pre-pay any portion of the full purchase price of an order by or on behalf of such customer.
“Disclosure Schedule” means the Schedules delivered by Newco, the Company or the Shareholders, as applicable, to Buyer on the date hereof with respect to Articles III and IV of this Agreement.
“DMC Plan” means that certain DMC Global Inc. 2016 Omnibus Incentive Plan, approved by stockholders on November 4, 2016.
“DMC Stock” means the common stock of DMC, par value $0.05 per share.
“Employee” means an individual who as of immediately prior to the Closing is an employee of the Company or any of its Subsidiaries, including employees not actively at work due to vacation, injury, jury service, military service duty, disability, or other approved leave of absence.
“Employee Benefit Plan” means any plan, fund, arrangement or agreement, including each bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, equity purchase, equity option, equity ownership, equity appreciation rights, phantom equity, leave of absence, layoff, change in control, vacation, paid time off, employment, consulting, day or dependent care, legal services, cafeteria, life, health, accident, disability, welfare, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind (other than base salary or base hourly wages), whether written or oral (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA).
“Environmental Laws” means all applicable Laws in effect on and as interpreted as of the date hereof relating to: (1) pollution or the protection of human health or the environment; (2) the use, storage, handling or release of Hazardous Materials in relation to the protection of human health or the environment; or (3) occupational health and safety (as it relates to exposure to Hazardous Materials), including but not limited to requirements related to noise, and the use, storage, handling or release of Hazardous Materials.
“Equity Interests” means with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities or other equity interests which entitle the holder thereof to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors, managers or other equivalent management of such Person, or to exercise other rights generally afforded to shareholders of a corporation (including the ability to exert control over such Person).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any entity required to be aggregated in a controlled group or affiliated service group with such Person for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.
“Escrow Agent” means BOKF, NA.
“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date, substantially in the form of Exhibit D attached hereto.
“FFCRA” means Public Law Number 116-127, and any rules, regulations or guidance promulgated thereunder, or published with respect thereto, by any Governmental Authority.
“Fraud” means an act, committed by a Party, with intent to deceive another Party and requires (a) a false representation of material fact made in the applicable representations and warranties set forth in this Agreement of such Party, (b) with actual knowledge that such representation is false and a specific intention to induce such other Party to rely on such statement, (c) causing that Party to justifiably rely on such statement to its detriment and (d) circumstances that would constitute intentional common law fraud under applicable Delaware Law. “Fraud” does not include any claim for equitable fraud, promissory fraud or any tort (including a claim for fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles as in effect (a) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (b) with respect to financial information for periods prior to the Closing Date, as of such applicable time.
“Governing Document” means, with respect to any Person that is not an individual, as applicable, such Person’s (a) articles of incorporation, certificate of incorporation, certificate of formation, articles of organization, articles of association, certificate of limited partnership or other applicable similar organizational or charter documents relating to the creation or organization of such Person, and (b) bylaws, operating agreement, shareholder agreement, partnership agreement, or other applicable similar documents relating to the operation, governance or management of such Person.
“Governmental Authority” means any national, federal, state, local or foreign government, governmental authority, regulatory or administrative agency, court or tribunal.
“Governmental Order” means any binding order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued or entered by any Governmental Authority.

“Group Company” means each of the Company and the Company Subsidiaries.
“Hazardous Materials” means any substance, material or waste that is listed, classified or defined and regulated as “hazardous”, “toxic”, “acutely hazardous,” a “highly hazardous substance”, a “pollutant” or a “contaminant” under applicable Environmental Laws, including any petroleum or petroleum products, polychlorinated biphenyls or asbestos.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, as of any time of determination, without duplication, (a) all obligations of the Group Companies (i) for money borrowed by the Group Companies, (ii) in respect of leases of the Group Companies, that have been, in accordance with the Reference Statement, recorded as capital leases by the Group Companies, (iii) in respect of direct financing leases and purchase money and/or vendor financing (in each case other than with respect to trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of business), (iv) for the deferred purchase price of property or services and all earnouts and contingent payment obligations arising pursuant to any acquisition or divestiture, (v) evidenced by notes, bonds, debentures or similar Contracts of the Group Companies, (vi) [***], (vii) [***], (viii) under any interest rate or currency protection agreement or similar hedging agreement of the Group Companies, assuming such agreements were terminated minus any amounts payable to the Group Companies in connection with such termination (which may be a positive or negative number), and (ix) in respect of letters of credit, bankers’ acceptances or similar arrangements of the Group Companies, in each case, to the extent drawn or funded, and (b) obligations under indebtedness of the type referred to in clauses (a)(i) through (a)(ix) above of another Person that are guaranteed, secured by any Lien (other than a Permitted Lien) on any property or asset of, or subject to a keep well or similar obligation of, any Group Company. Indebtedness shall exclude any (A) inter-company indebtedness among the Group Companies, (B) any Customer Prepayments (whether or not otherwise includable in any of clauses (a)(i) through (a)(ix) above and (C) trade liabilities, any accrued expenses or any other liability to the extent reflected in the calculation of Net Working Capital.
“Indemnity Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Indemnity Escrow Amounts, and which shall be divided into subaccounts corresponding to each such Indemnity Escrow Amount, each of which subaccounts shall be separate and shall not be available for any matter other than the specific matters provided for herein.
“Indemnity Escrow Amount (General)” means One Million Dollars ($1,000,000).
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“Indemnity Escrow Amount (Customer Prepayments)” means One Million Dollars ($1,000,000).
“Indemnity Escrow Amounts” means the aggregate dollar amount of the Indemnity Escrow Amount (General), [***], [***], [***], [***], [***] and the Indemnity Escrow Amount (Customer Prepayments).
“Information Privacy and Security Laws” means all Laws applicable to the Group Companies concerning the privacy and security of personally identifiable information.
“Intellectual Property” means any and all intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later filed, issued or acquired, as they exist throughout the world and under any international treaties or conventions, including: (i) patents and patent applications (including any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof) and any improvements, inventions and discoveries (whether patentable or not), (ii) copyrights and all registrations, applications for registration and renewals and extensions of such copyrights and any works of authorship including software; (iii) trademarks, service marks, logos, trade dress and social media handles, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (iv) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private register or Governmental Authority; (v) rights in utility models and industrial designs, and all applications, registrations and renewals thereof; and (vi) trade secrets and confidential and proprietary information.
“Key Employee” means those individuals listed on Schedule 1.01(b)(i).
“Knowledge of Buyer” means the actual knowledge of Kevin Longe, Michael Kuta and Michelle Shepston.
“Knowledge of the Company” means the actual knowledge of Schladen, Matthew Schladen, Greg Lefevre, Eric Bucklin and Byron Bjork.
“Law” means any statute, law, ordinance, rule or regulation, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased by the Group Companies, as tenants, from third-party landlords. For avoidance of doubt, any real property that is subject to an Amended Lease shall be excluded from the definition of Leased Real Property.

“Licensed Intellectual Property” means any Intellectual Property licensed to the Group Companies.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, encumbrance, restriction on transfer or other lien of any kind.
“Losses” means any and all losses, liabilities, actions, causes of action, damages, interest, awards, judgments, fines, penalties, fees, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred; provided, that “Losses” shall not include any punitive damages awarded with respect to any claim, unless such damages are part of a third party claim.
“Material Adverse Effect” means, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate had a material adverse effect on, or that would reasonably be likely to have a material adverse effect on, the business, results of operation, or financial condition of the Group Companies or their assets or liabilities, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Group Companies: (a) any change in Law, regulatory regimes (including how the Group Companies and the industry are regulated and their regulatory status), accounting standards or principles (including GAAP) or any authoritative guidance relating thereto or interpretation thereof by a Governmental Authority (including any impacts resulting, directly or indirectly, from any pandemic (including COVID-19) and/or any action taken or not taken as required by any Law or Governmental Authority to respond to the impact, presence, outbreak or spread of any such pandemic), (b) any change in interest rates or economic, political, business or financial market conditions (including any changes in credit, financial, commodities, securities or banking markets), (c) any change generally affecting any of the industries in which the Company operates or proposes to operate or the economy as a whole or in any geographical area or market (including any impacts resulting, directly or indirectly, from any pandemic (including COVID-19) and/or any action taken or not taken as required by any Law or Governmental Authority to respond to the impact, presence, outbreak or spread of any such pandemic), (d) any change in priorities, policies, planning or budgets of any Governmental Authority, (e) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the threatened or actual impact on the Group Companies’ relationships with any of its employees, customers, suppliers, vendors, partners, distributors or others having relationships with the Company and including (i) the threatened or actual termination, suspension, modification or reduction of such relationships and (ii) the failure to obtain any consent or waiver or deliver any notice under any Contract listed on Schedule 3.04, (f) any action taken or not taken at the request of Buyer or any of its Affiliates or to which Buyer or any of its Affiliates has consented in writing, (g) any earthquakes, hurricanes, tornadoes, floods or other natural disasters, weather conditions or other force majeure events, (h) any acts of declared or undeclared war, hostilities, sabotage or terrorism, or any outbreak, escalation or worsening of such hostilities, (i) any failure of the Group Companies to meet, with respect to any period or periods, any internal or published projections, forecasts, estimates or business plans, (j) any action taken by Buyer or its Affiliates in breach of Buyer’s obligations under this Agreement, (k) any adverse change in or effect on the Group Companies that is caused by any delay in consummating the Closing as a result of any violation or breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, (l) any change in the cost or availability of financing to Buyer, (m) any action that is expressly required to be taken pursuant to the terms of this Agreement and (n) epidemics, pandemics or disease outbreaks, including COVID-19, or COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof; provided, that (i) for purposes of clause (i) above, the underlying cause of, or the facts and circumstances giving rise to, such failure that is not otherwise excluded from this definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred and (ii) any such change, effect, event, occurrence, state of facts or development referred to in any of clauses (a), (b), (c), (d), (g), (h) or (m) above may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change, effect, event, occurrence, state of facts or development has had a disproportionately adverse effect on the Company as compared to other companies operating in the industry in which the Company operates. For the avoidance of doubt, a “Material Adverse Effect” will not be measured against any forward-looking statements, projections or forecasts of the Group Companies or any other Person.
“Measurement Date” means the date that is two Trading Days prior to the Closing Date.
“Net Working Capital” means, as of any time of determination, (a) the consolidated current assets of the Group Companies listed and as defined in Part 1 of the Reference Statement as of such time of determination, minus (b) the consolidated current liabilities of the Group Companies listed and as defined in Part 1 of the Reference Statement as of such time of determination. For the avoidance of doubt, any item included or reflected in the calculation of any of “Cash” or “Indebtedness” shall not be included in or otherwise constitute “Net Working Capital”, and any item included or reflected in “Net Working Capital” shall not be included in or otherwise constitute “Cash” or “Indebtedness” (it being understood and agreed that the intent of this sentence is to avoid duplication or “double counting” of the same liability hereunder).
“Permitted Liens” means (a) mechanics, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s or similar Liens arising in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings, (b) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings, (c) Liens securing rental payments under capital lease agreements for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings, (d) Liens on real property (including easements, covenants, conditions, restrictions, reservations, rights of way, title exceptions or defects and similar restrictions of record) that are matters of record or would be disclosed by a current, accurate survey or physical inspection of such real property and in each case would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of the relevant property as it is currently utilized, (e) Liens that will be released or terminated in connection with, or at, the Closing, (f) pledges and deposits made in the ordinary and usual course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (g) deposits to secure the performance of bids, trade Contracts (including customer Contracts), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary and usual course of business, (h) customary Liens (including the right of set-off) in favor of institutions at which deposit, commodity and security accounts are held encumbering such accounts and the assets held therein incurred in the ordinary and usual course of business, (i) Liens arising under this Agreement, (j) Liens incurred by the Group Companies with the written consent of Buyer, (k) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (l) with respect to real property, other Liens, imperfections in title, charges, easements, rights of way, restrictions, defects, and exceptions that do not materially impair the use or value of the property to which they relate or which would not reasonably be expected to materially detract from the value of the property, (m) Liens reserved against or identified in the Financial Statements, as the case may be, to the extent described in the notes thereto, and (n) Liens described on Schedule 1.01(b)(ii).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Pre-Closing Refund” means any refunds or credits of Taxes (including any interest in respect thereof) of the Group Companies attributable to or arising in any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Tax Period” means any Tax period (or portion of a Straddle Period) that ends on or before the Closing Date.
“Pre-Closing Taxes” means (a) Taxes of Newco, (b) Taxes (or the non-payment thereof) of any Group Company for any Pre-Closing Tax Period (in the case of any Straddle Period, determined in the manner set forth in Section 8.02(f)), and (c) Taxes of any Person (other than the Group Companies) for which any Group Company becomes liable by reason of (i) being a member of an affiliated, combined, consolidated, unitary or aggregate group at any time prior to the Closing, including under Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any federal, state, local, or foreign Law, (ii) being a successor-in interest or transferee of any other Person, which Taxes solely relate to an event or transaction occurring prior to Closing, or (iii) having an express obligation to indemnify any other Person under any Tax Sharing Agreement entered into at any time prior to Closing. The Parties acknowledge and agree that Pre-Closing Taxes shall not include any Taxes or other amounts due resulting from the [***].
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“Purchase Price” means the aggregate of (i) the Closing Cash Consideration as may be adjusted pursuant to Section 2.04, (ii) the Partnership Formation Consideration and (iii) the Stock Consideration.
“Reference Statement” means the reference statement set forth on Exhibit E attached hereto containing (a) the accounting methods, practices, principles, policies and procedures to be used in the calculation of Net Working Capital, Cash and Indebtedness (Part 1), and (b) an example calculation of Net Working Capital, Cash and Indebtedness (Part 2) prepared in accordance with the accounting methods, practices, principles, policies and procedures set forth in Part 1 of the Reference Statement.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment (including the abandonment, discarding or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).
“Remedial Action” means all actions to (a) correct, mitigate, or address any actual, alleged or threatened violation of or non-compliance with any Environmental Law or any permit required under any Environmental Law, or (b) to clean up, remove, remediate, mitigate, abate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the actual, alleged or threatened presence, Release or threatened Release of any Hazardous Materials (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).
“Representatives” means, with respect to any Person, any and all directors, managing members, managers, general partners, officers, employees, consultants, financial advisors, counsel, consultants, accountants, representatives, and other agents of such Person.
“Restrictive Covenant Agreement” means an agreement between Schladen and Buyer in the form attached hereto as Exhibit F.
“Retention Awards” means a number of shares of Restricted Stock granted to Key Employees pursuant the DMC Plan determined by dividing $2,601,000 by the Average VWAP of DMC Stock for the twenty (20) Trading Days immediately preceding the Measurement Date, and having the same terms and conditions as are applicable to grants by DMC to similarly situated employees at DMC.
“Retention Bonus Amount” means one third (1/3) of the aggregate dollar amount of Retention Awards.
“Restricted Stock” means shares of DMC Stock granted pursuant to Section 8 of the DMC Plan.
“Schladen Employment Agreement” means an agreement between Schladen and the Company in the form attached hereto as Exhibit G.

“Shareholders” means the M. Sayour Trust, the Munera Family Trust, Schladen Family Trust, R. Sayour and the LKS Family Trust; provided, however that a Limited Guarantor will be treated as a Shareholder for purposes of the indemnity and related provisions hereof (subject to all of the limitations on indemnity that would apply to such Shareholder), solely as such provisions relate to the last sentence of Section 4.01(a), (b), (c), (d) or (e), as applicable.
“Shareholders’ Agreement” means that certain Agreement of Shareholders of Arcadia Inc. dated as of December, 1998 between the Company and the shareholders listed on the signature pages thereto, and any other agreement purporting to cover similar subject matter that may be in effect, whether oral or written.
“Shareholders’ Representative Fund” means One Million Dollars ($1,000,000), together with any interest earned thereon in the applicable account maintained by the Shareholders’ Representative.
“Specified Change in Control Bonuses” means the bonuses the Company and its Subsidiaries are required to award on a one-time basis to Schladen subject to the consummation of the Transactions contemplated in this Agreement, which shall be equal to $1,500,000 prior to taxes.
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“Stock Consideration” means Five Hundred Fifty One Thousand Four Hundred and Fifty Eight (551,458) shares of DMC Stock (such number of shares to be proportionately adjusted to reflect any stock split, stock combination or similar change after the date hereof and prior to the Closing).
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the Equity Interests is owned, directly or indirectly, by such Person.
“Target Closing Date Net Working Capital” means Fifty Seven Million Four Hundred Thousand Dollars ($57,400,000), which has been calculated in accordance with the Reference Statement.
“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes with any Governmental Authority, including any amendments or supplements of any of the foregoing.

“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract or arrangement (other than any such Contract or arrangement entered into in the ordinary course of business, the primary subject matter of which is not Taxes).
“Taxes” means any federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind imposed by any Taxing Authority (including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto), including, without limitation, taxes imposed on, or measured by, net or gross income, alternative or add-on minimum, accumulated earnings, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, severance, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, environmental tax, premium, real property, personal property, production, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, and estimated.
“Taxing Authority” means the IRS or any other Governmental Authority responsible for the imposition or collection of any Tax.
“Trading Day” shall mean a day on which trading in DMC Stock generally occurs on the NASDAQ Stock Exchange.
“Transaction Documents” means, collectively, the Confidentiality Agreement, the Escrow Agreement, the Amended Leases, the Operating Agreement and any other written agreements, documents and certificates to be executed and delivered by or on behalf of Buyer, the Shareholders, Newco, Schladen or the Company pursuant to this Agreement or in connection herewith.
“Transaction Expenses” means (i) all fees, costs and expenses payable by the Company to investment bankers, legal counsel, accountants and other advisors in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions and the process of soliciting offers for the acquisition of the Company, (ii) the Specified Change in Control Bonuses, the Retention Bonus Amount, accrued and unpaid annual bonuses and any other retention bonuses or transaction bonuses that become payable solely by reason of the consummation of any of the Transactions and are earned, unpaid, and payable to, the officers, directors, employees and consultants of the Group Companies as of the Closing Date (and all payroll and employment Taxes, social insurance contributions, legally required Company Qualified Plan employer contributions made in the ordinary course of business and consistent with past practices, and other similar costs and expenses that are payable in relation to the payment of any amount under (i) or (ii)), (iii) any amounts payable by the Company to any Shareholder or any Affiliate thereof, in each case, other than pursuant to an Employee Benefit Plan (except as set forth in subclause (ii) hereof), that become payable solely by reason of the consummation of any of the Transactions, (iv) any amounts paid or payable by the Company in connection with the seeking of the Company Regulatory Approvals, the Third Party Consents or any other consent, waiver or approval from any Person with respect to any of the Transactions that is expressly required to be sought by this Agreement, in each case to the extent not paid by or on behalf of the Company prior to the Calculation Time and required to be paid by the Company following the Calculation Time; provided, however, that Transaction Expenses shall exclude (a) costs and expenses contemplated to be paid by Buyer or its Affiliates pursuant to this Agreement, and (b) costs and expenses incurred by the Company after the Closing. For the avoidance of doubt, any item included or reflected in the calculation of any of “Cash”, “Indebtedness” or “Net Working Capital” shall not be included in or otherwise constitute “Transaction Expenses”, and any item included or reflected in “Transaction Expenses” shall not be included in or otherwise constitute “Cash”, “Indebtedness” or “Net Working Capital” (it being understood and agreed that the intent of this sentence is to avoid duplication or “double counting” of the same liability hereunder).
“Transfer Tax” means any excise, transfer, sales, use, value added, stamp, documentary, registration, conveyance, recording, property or real property transfer or other similar Tax, levies, charges and fees (and any interest, penalty or addition thereto), in each case, payable as a result of the consummation of the transactions contemplated hereby; provided that, for the avoidance of doubt, property Tax assessments or reassessments effective on and after the Closing (and any interest, penalty or addition thereto) shall not be treated as Transfer Tax.
“VWAP” with respect to any Trading Day, means the per share volume-weighted average price of DMC Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for DMC Stock (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per share of one share of DMC Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Buyer for this purpose) and the “Average VWAP” per share of DMC Stock over a specified period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.
“Working Capital Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Working Capital Escrow Amount.
“Working Capital Escrow Amount” means Four Million Dollars ($4,000,000).

“Cash” means all cash, cash equivalents, commercial paper, certificates of deposit, bank deposits and treasury bills held by the Group Companies, including the amount of any received but uncleared checks, drafts and wires issued, (for the avoidance of doubt, Cash shall not be reduced because it is attributable to any Customer Prepayments) less the amounts of any issued but uncleared checks, drafts and wires issued (which amounts, for the avoidance of doubt, shall not be included as current liabilities in Net Working Capital), in each case, determined in accordance with the Reference Statement.
“Closing Cash Consideration” means an amount equal to Aggregate Equity Value minus Aggregate Adjustments, where “Aggregate Equity Value” equals Sixty Percent (60%) of the sum of (a) Four Hundred Seventy Five Million Dollars ($475,000,000), minus (b) the Estimated Closing Date Indebtedness, minus (c) the amount, if any, by which the Estimated Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital, plus (d) the amount, if any, by which the Estimated Closing Date Net Working Capital is greater than the Target Closing Date Net Working Capital, plus (e) the Estimated Closing Date Cash, and “Aggregate Adjustments” equals the sum of (f) the Working Capital Escrow Amount, plus (g) the Indemnity Escrow Amounts, plus (h) the Shareholders’ Representative Fund, plus (i) $ 18,613,200, representing the value of the Stock Consideration plus (j) the Partnership Formation Consideration and (k) plus the Estimated Closing Date Transaction Expenses.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Group Companies.
“Company Payee” means any Person owed any Transaction Expenses.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 29, 2021 by and between the Company and Buyer.
“Contract” means any agreement, contract, subcontract, lease or obligation to which a Person is a party and that is legally binding on such Person.
“control” of a Person means the power, directly or indirectly, either to (a) vote 50.1% of the securities having ordinary voting power for the election of directors, managers or other equivalent management of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“COVID-19” means COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, return to work, employment or human resources law, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
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“Customer Prepayments” means any and all amounts paid by customers to pre-pay any portion of the full purchase price of an order by or on behalf of such customer.
“Disclosure Schedule” means the Schedules delivered by Newco, the Company or the Shareholders, as applicable, to Buyer on the date hereof with respect to Articles III and IV of this Agreement.
“DMC Plan” means that certain DMC Global Inc. 2016 Omnibus Incentive Plan, approved by stockholders on November 4, 2016.
“DMC Stock” means the common stock of DMC, par value $0.05 per share.
“Employee” means an individual who as of immediately prior to the Closing is an employee of the Company or any of its Subsidiaries, including employees not actively at work due to vacation, injury, jury service, military service duty, disability, or other approved leave of absence.
“Employee Benefit Plan” means any plan, fund, arrangement or agreement, including each bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, equity purchase, equity option, equity ownership, equity appreciation rights, phantom equity, leave of absence, layoff, change in control, vacation, paid time off, employment, consulting, day or dependent care, legal services, cafeteria, life, health, accident, disability, welfare, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind (other than base salary or base hourly wages), whether written or oral (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA).
“Environmental Laws” means all applicable Laws in effect on and as interpreted as of the date hereof relating to: (1) pollution or the protection of human health or the environment; (2) the use, storage, handling or release of Hazardous Materials in relation to the protection of human health or the environment; or (3) occupational health and safety (as it relates to exposure to Hazardous Materials), including but not limited to requirements related to noise, and the use, storage, handling or release of Hazardous Materials.
“Equity Interests” means with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities or other equity interests which entitle the holder thereof to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors, managers or other equivalent management of such Person, or to exercise other rights generally afforded to shareholders of a corporation (including the ability to exert control over such Person).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any entity required to be aggregated in a controlled group or affiliated service group with such Person for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

“Escrow Agent” means BOKF, NA.
“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date, substantially in the form of Exhibit D attached hereto.
“FFCRA” means Public Law Number 116-127, and any rules, regulations or guidance promulgated thereunder, or published with respect thereto, by any Governmental Authority.
“Fraud” means an act, committed by a Party, with intent to deceive another Party and requires (a) a false representation of material fact made in the applicable representations and warranties set forth in this Agreement of such Party, (b) with actual knowledge that such representation is false and a specific intention to induce such other Party to rely on such statement, (c) causing that Party to justifiably rely on such statement to its detriment and (d) circumstances that would constitute intentional common law fraud under applicable Delaware Law. “Fraud” does not include any claim for equitable fraud, promissory fraud or any tort (including a claim for fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles as in effect (a) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (b) with respect to financial information for periods prior to the Closing Date, as of such applicable time.
“Governing Document” means, with respect to any Person that is not an individual, as applicable, such Person’s (a) articles of incorporation, certificate of incorporation, certificate of formation, articles of organization, articles of association, certificate of limited partnership or other applicable similar organizational or charter documents relating to the creation or organization of such Person, and (b) bylaws, operating agreement, shareholder agreement, partnership agreement, or other applicable similar documents relating to the operation, governance or management of such Person.
“Governmental Authority” means any national, federal, state, local or foreign government, governmental authority, regulatory or administrative agency, court or tribunal.
“Governmental Order” means any binding order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued or entered by any Governmental Authority.
“Group Company” means each of the Company and the Company Subsidiaries.
“Hazardous Materials” means any substance, material or waste that is listed, classified or defined and regulated as “hazardous”, “toxic”, “acutely hazardous,” a “highly hazardous substance”, a “pollutant” or a “contaminant” under applicable Environmental Laws, including any petroleum or petroleum products, polychlorinated biphenyls or asbestos.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time of determination, without duplication,  all obligations of the Group Companies  for money borrowed by the Group Companies,  in respect of leases of the Group Companies, that have been, in accordance with the Reference Statement, recorded as capital leases by the Group Companies,  in respect of direct financing leases and purchase money and/or vendor financing (in each case other than with respect to trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of business),  for the deferred purchase price of property or services and all earnouts and contingent payment obligations arising pursuant to any acquisition or divestiture,  evidenced by notes, bonds, debentures or similar Contracts of the Group Companies,  [***], [***],  under any interest rate or currency protection agreement or similar hedging agreement of the Group Companies, assuming such agreements were terminated minus any amounts payable to the Group Companies in connection with such termination (which may be a positive or negative number), and  in respect of letters of credit, bankers’ acceptances or similar arrangements of the Group Companies, in each case, to the extent drawn or funded, and  obligations under indebtedness of the type referred to in clauses (a)(i) through (a)(ix) above of another Person that are guaranteed, secured by any Lien (other than a Permitted Lien) on any property or asset of, or subject to a keep well or similar obligation of, any Group Company. Indebtedness shall exclude any  inter-company indebtedness among the Group Companies,  any Customer Prepayments (whether or not otherwise includable in any of clauses (a)(i) through (a)(ix) above and  trade liabilities, any accrued expenses or any other liability to the extent reflected in the calculation of Net Working Capital.
“Indemnity Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Indemnity Escrow Amounts, and which shall be divided into subaccounts corresponding to each such Indemnity Escrow Amount, each of which subaccounts shall be separate and shall not be available for any matter other than the specific matters provided for herein.
“Indemnity Escrow Amount (General)” means One Million Dollars ($1,000,000).
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“Indemnity Escrow Amount (Customer Prepayments)” means One Million Dollars ($1,000,000).
“Indemnity Escrow Amounts” means the aggregate dollar amount of the Indemnity Escrow Amount (General), [***], [***], [***], [***], [***] and the Indemnity Escrow Amount (Customer Prepayments).

“Information Privacy and Security Laws” means all Laws applicable to the Group Companies concerning the privacy and security of personally identifiable information.
“Intellectual Property” means any and all intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later filed, issued or acquired, as they exist throughout the world and under any international treaties or conventions, including: (i) patents and patent applications (including any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof) and any improvements, inventions and discoveries (whether patentable or not), (ii) copyrights and all registrations, applications for registration and renewals and extensions of such copyrights and any works of authorship including software; (iii) trademarks, service marks, logos, trade dress and social media handles, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (iv) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private register or Governmental Authority; (v) rights in utility models and industrial designs, and all applications, registrations and renewals thereof; and (vi) trade secrets and confidential and proprietary information.
“Key Employee” means those individuals listed on Schedule 1.01(b)(i).
“Knowledge of Buyer” means the actual knowledge of Kevin Longe, Michael Kuta and Michelle Shepston.
“Knowledge of the Company” means the actual knowledge of Schladen, Matthew Schladen, Greg Lefevre, Eric Bucklin and Byron Bjork.
“Law” means any statute, law, ordinance, rule or regulation, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased by the Group Companies, as tenants, from third-party landlords. For avoidance of doubt, any real property that is subject to an Amended Lease shall be excluded from the definition of Leased Real Property.
“Licensed Intellectual Property” means any Intellectual Property licensed to the Group Companies.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, encumbrance, restriction on transfer or other lien of any kind.
“Losses” means any and all losses, liabilities, actions, causes of action, damages, interest, awards, judgments, fines, penalties, fees, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred; provided, that “Losses” shall not include any punitive damages awarded with respect to any claim, unless such damages are part of a third party claim.

“Material Adverse Effect” means, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate had a material adverse effect on, or that would reasonably be likely to have a material adverse effect on, the business, results of operation, or financial condition of the Group Companies or their assets or liabilities, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Group Companies:  any change in Law, regulatory regimes (including how the Group Companies and the industry are regulated and their regulatory status), accounting standards or principles (including GAAP) or any authoritative guidance relating thereto or interpretation thereof by a Governmental Authority (including any impacts resulting, directly or indirectly, from any pandemic (including COVID-19) and/or any action taken or not taken as required by any Law or Governmental Authority to respond to the impact, presence, outbreak or spread of any such pandemic),  any change in interest rates or economic, political, business or financial market conditions (including any changes in credit, financial, commodities, securities or banking markets),  any change generally affecting any of the industries in which the Company operates or proposes to operate or the economy as a whole or in any geographical area or market (including any impacts resulting, directly or indirectly, from any pandemic (including COVID-19) and/or any action taken or not taken as required by any Law or Governmental Authority to respond to the impact, presence, outbreak or spread of any such pandemic),  any change in priorities, policies, planning or budgets of any Governmental Authority,  the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the threatened or actual impact on the Group Companies’ relationships with any of its employees, customers, suppliers, vendors, partners, distributors or others having relationships with the Company and including (i) the threatened or actual termination, suspension, modification or reduction of such relationships and (ii) the failure to obtain any consent or waiver or deliver any notice under any Contract listed on Schedule 3.04,  any action taken or not taken at the request of Buyer or any of its Affiliates or to which Buyer or any of its Affiliates has consented in writing,  any earthquakes, hurricanes, tornadoes, floods or other natural disasters, weather conditions or other force majeure events,  any acts of declared or undeclared war, hostilities, sabotage or terrorism, or any outbreak, escalation or worsening of such hostilities,  any failure of the Group Companies to meet, with respect to any period or periods, any internal or published projections, forecasts, estimates or business plans,  any action taken by Buyer or its Affiliates in breach of Buyer’s obligations under this Agreement,  any adverse change in or effect on the Group Companies that is caused by any delay in consummating the Closing as a result of any violation or breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement,  any change in the cost or availability of financing to Buyer,  any action that is expressly required to be taken pursuant to the terms of this Agreement and  epidemics, pandemics or disease outbreaks, including COVID-19, or COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof; provided, that  for purposes of clause (i) above, the underlying cause of, or the facts and circumstances giving rise to, such failure that is not otherwise excluded from this definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred and  any such change, effect, event, occurrence, state of facts or development referred to in any of clauses (a), (b), (c), (d), (g), (h) or (m) above may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change, effect, event, occurrence, state of facts or development has had a disproportionately adverse effect on the Company as compared to other companies operating in the industry in which the Company operates. For the avoidance of doubt, a “Material Adverse Effect” will not be measured against any forward-looking statements, projections or forecasts of the Group Companies or any other Person.
“Measurement Date” means the date that is two Trading Days prior to the Closing Date.
“Net Working Capital” means, as of any time of determination, (a) the consolidated current assets of the Group Companies listed and as defined in Part 1 of the Reference Statement as of such time of determination, minus (b) the consolidated current liabilities of the Group Companies listed and as defined in Part 1 of the Reference Statement as of such time of determination. For the avoidance of doubt, any item included or reflected in the calculation of any of “Cash” or “Indebtedness” shall not be included in or otherwise constitute “Net Working Capital”, and any item included or reflected in “Net Working Capital” shall not be included in or otherwise constitute “Cash” or “Indebtedness” (it being understood and agreed that the intent of this sentence is to avoid duplication or “double counting” of the same liability hereunder).
“Permitted Liens” means (a) mechanics, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s or similar Liens arising in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings, (b) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings, (c) Liens securing rental payments under capital lease agreements for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings, (d) Liens on real property (including easements, covenants, conditions, restrictions, reservations, rights of way, title exceptions or defects and similar restrictions of record) that are matters of record or would be disclosed by a current, accurate survey or physical inspection of such real property and in each case would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of the relevant property as it is currently utilized, (e) Liens that will be released or terminated in connection with, or at, the Closing, (f) pledges and deposits made in the ordinary and usual course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (g) deposits to secure the performance of bids, trade Contracts (including customer Contracts), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary and usual course of business, (h) customary Liens (including the right of set-off) in favor of institutions at which deposit, commodity and security accounts are held encumbering such accounts and the assets held therein incurred in the ordinary and usual course of business, (i) Liens arising under this Agreement, (j) Liens incurred by the Group Companies with the written consent of Buyer, (k) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (l) with respect to real property, other Liens, imperfections in title, charges, easements, rights of way, restrictions, defects, and exceptions that do not materially impair the use or value of the property to which they relate or which would not reasonably be expected to materially detract from the value of the property, (m) Liens reserved against or identified in the Financial Statements, as the case may be, to the extent described in the notes thereto, and (n) Liens described on Schedule 1.01(b)(ii).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Pre-Closing Refund” means any refunds or credits of Taxes (including any interest in respect thereof) of the Group Companies attributable to or arising in any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Tax Period” means any Tax period (or portion of a Straddle Period) that ends on or before the Closing Date.
“Pre-Closing Taxes” means (a) Taxes of Newco, (b) Taxes (or the non-payment thereof) of any Group Company for any Pre-Closing Tax Period (in the case of any Straddle Period, determined in the manner set forth in Section 8.02(f)), and (c) Taxes of any Person (other than the Group Companies) for which any Group Company becomes liable by reason of (i) being a member of an affiliated, combined, consolidated, unitary or aggregate group at any time prior to the Closing, including under Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any federal, state, local, or foreign Law, (ii) being a successor-in interest or transferee of any other Person, which Taxes solely relate to an event or transaction occurring prior to Closing, or (iii) having an express obligation to indemnify any other Person under any Tax Sharing Agreement entered into at any time prior to Closing. The Parties acknowledge and agree that Pre-Closing Taxes shall not include any Taxes or other amounts due resulting from the [***].
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“Purchase Price” means the aggregate of (i) the Closing Cash Consideration as may be adjusted pursuant to Section 2.04, (ii) the Partnership Formation Consideration and (iii) the Stock Consideration.
“Reference Statement” means the reference statement set forth on Exhibit E attached hereto containing (a) the accounting methods, practices, principles, policies and procedures to be used in the calculation of Net Working Capital, Cash and Indebtedness (Part 1), and (b) an example calculation of Net Working Capital, Cash and Indebtedness (Part 2) prepared in accordance with the accounting methods, practices, principles, policies and procedures set forth in Part 1 of the Reference Statement.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any

Hazardous Material into or through the indoor or outdoor environment (including the abandonment, discarding or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).
“Remedial Action” means all actions to (a) correct, mitigate, or address any actual, alleged or threatened violation of or non-compliance with any Environmental Law or any permit required under any Environmental Law, or (b) to clean up, remove, remediate, mitigate, abate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the actual, alleged or threatened presence, Release or threatened Release of any Hazardous Materials (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).
“Representatives” means, with respect to any Person, any and all directors, managing members, managers, general partners, officers, employees, consultants, financial advisors, counsel, consultants, accountants, representatives, and other agents of such Person.
“Restrictive Covenant Agreement” means an agreement between Schladen and Buyer in the form attached hereto as Exhibit F.
“Retention Awards” means a number of shares of Restricted Stock granted to Key Employees pursuant the DMC Plan determined by dividing $2,601,000 by the Average VWAP of DMC Stock for the twenty (20) Trading Days immediately preceding the Measurement Date, and having the same terms and conditions as are applicable to grants by DMC to similarly situated employees at DMC.
“Retention Bonus Amount” means one third (1/3) of the aggregate dollar amount of Retention Awards.
“Restricted Stock” means shares of DMC Stock granted pursuant to Section 8 of the DMC Plan.
“Schladen Employment Agreement” means an agreement between Schladen and the Company in the form attached hereto as Exhibit G.
“Shareholders” means the M. Sayour Trust, the Munera Family Trust, Schladen Family Trust, R. Sayour and the LKS Family Trust; provided, however that a Limited Guarantor will be treated as a Shareholder for purposes of the indemnity and related provisions hereof (subject to all of the limitations on indemnity that would apply to such Shareholder), solely as such provisions relate to the last sentence of Section 4.01(a), (b), (c), (d) or (e), as applicable.
“Shareholders’ Agreement” means that certain Agreement of Shareholders of Arcadia Inc. dated as of December, 1998 between the Company and the shareholders listed on the signature pages thereto, and any other agreement purporting to cover similar subject matter that may be in effect, whether oral or written.

“Shareholders’ Representative Fund” means One Million Dollars ($1,000,000), together with any interest earned thereon in the applicable account maintained by the Shareholders’ Representative.
“Specified Change in Control Bonuses” means the bonuses the Company and its Subsidiaries are required to award on a one-time basis to Schladen subject to the consummation of the Transactions contemplated in this Agreement, which shall be equal to $1,500,000 prior to taxes.
[***]
[***]
[***]
“Stock Consideration” means Five Hundred Fifty One Thousand Four Hundred and Fifty Eight (551,458) shares of DMC Stock (such number of shares to be proportionately adjusted to reflect any stock split, stock combination or similar change after the date hereof and prior to the Closing).
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the Equity Interests is owned, directly or indirectly, by such Person.
“Target Closing Date Net Working Capital” means Fifty Seven Million Four Hundred Thousand Dollars ($57,400,000), which has been calculated in accordance with the Reference Statement.
“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes with any Governmental Authority, including any amendments or supplements of any of the foregoing.
“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract or arrangement (other than any such Contract or arrangement entered into in the ordinary course of business, the primary subject matter of which is not Taxes).
“Taxes” means any federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind imposed by any Taxing Authority (including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto), including, without limitation, taxes imposed on, or measured by, net or gross income, alternative or add-on minimum, accumulated earnings, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, severance, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, environmental tax, premium, real property, personal property, production, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, and estimated.
“Taxing Authority” means the IRS or any other Governmental Authority responsible for the imposition or collection of any Tax.
“Trading Day” shall mean a day on which trading in DMC Stock generally occurs on the NASDAQ Stock Exchange.
“Transaction Documents” means, collectively, the Confidentiality Agreement, the Escrow Agreement, the Amended Leases, the Operating Agreement and any other written agreements, documents and certificates to be executed and delivered by or on behalf of Buyer, the Shareholders, Newco, Schladen or the Company pursuant to this Agreement or in connection herewith.
“Transaction Expenses” means (i) all fees, costs and expenses payable by the Company to investment bankers, legal counsel, accountants and other advisors in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions and the process of soliciting offers for the acquisition of the Company, (ii) the Specified Change in Control Bonuses, the Retention Bonus Amount, accrued and unpaid annual bonuses and any other retention bonuses or transaction bonuses that become payable solely by reason of the consummation of any of the Transactions and are earned, unpaid, and payable to, the officers, directors, employees and consultants of the Group Companies as of the Closing Date (and all payroll and employment Taxes, social insurance contributions, legally required Company Qualified Plan employer contributions made in the ordinary course of business and consistent with past practices, and other similar costs and expenses that are payable in relation to the payment of any amount under (i) or (ii)), (iii) any amounts payable by the Company to any Shareholder or any Affiliate thereof, in each case, other than pursuant to an Employee Benefit Plan (except as set forth in subclause (ii) hereof), that become payable solely by reason of the consummation of any of the Transactions, (iv) any amounts paid or payable by the Company in connection with the seeking of the Company Regulatory Approvals, the Third Party Consents or any other consent, waiver or approval from any Person with respect to any of the Transactions that is expressly required to be sought by this Agreement, in each case to the extent not paid by or on behalf of the Company prior to the Calculation Time and required to be paid by the Company following the Calculation Time; provided, however, that Transaction Expenses shall exclude (a) costs and expenses contemplated to be paid by Buyer or its Affiliates pursuant to this Agreement, and (b) costs and expenses incurred by the Company after the Closing. For the avoidance of doubt, any item included or reflected in the calculation of any of “Cash”, “Indebtedness” or “Net Working Capital” shall not be included in or otherwise constitute “Transaction Expenses”, and any item included or reflected in “Transaction Expenses” shall not be included in or otherwise constitute “Cash”, “Indebtedness” or “Net Working Capital” (it being understood and agreed that the intent of this sentence is to avoid duplication or “double counting” of the same liability hereunder).

“Transfer Tax” means any excise, transfer, sales, use, value added, stamp, documentary, registration, conveyance, recording, property or real property transfer or other similar Tax, levies, charges and fees (and any interest, penalty or addition thereto), in each case, payable as a result of the consummation of the transactions contemplated hereby; provided that, for the avoidance of doubt, property Tax assessments or reassessments effective on and after the Closing (and any interest, penalty or addition thereto) shall not be treated as Transfer Tax.
“VWAP” with respect to any Trading Day, means the per share volume-weighted average price of DMC Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for DMC Stock (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per share of one share of DMC Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Buyer for this purpose) and the “Average VWAP” per share of DMC Stock over a specified period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.
“Working Capital Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Working Capital Escrow Amount.
“Working Capital Escrow Amount” means Four Million Dollars ($4,000,000).

Section 1.02    Table of Other Defined Terms.

Term	Section
“AAA”	2.04(b)
“AAP”	Recitals
“AAP Conversion”	Recitals
“Accounting Auditor”	2.04(b)
“Acquisition Proposal”	6.08
“Adjustment Amount”	2.04(c)
“Agreement”	Preamble
“Amended Leases”	9.02(d)
“Antitrust Costs, Fees and Expenses”	8.01(e)
“Article VII Indemnified Person”	7.01(c)
“Asset Allocation”	8.02(b)
“Audited Annual Financial Statements”	3.08
“Average VWAP”	VWAP
“Benefit Plan”	3.13(a)
“Buyer”	Preamble
“Buyer Cure Period”	11.01(d)(i)
“Buyer Indemnified Persons”	10.02
“Buyer Material Adverse Effect”	5.04
“Buyer Releasing Parties”	12.16(a)
“Buyer SEC Reports”	5.10(a)
“Buyer’s Appraisal”	8.02(b)
“Capitalization Date”	5.12
“Claim Notice”	10.06(a)
“Closing”	2.03(a)
“Closing Balance Sheet”	2.04(a)
“Closing Date”	2.03(a)
“Closing Date Cash”	2.04(a)
“Closing Date Indebtedness”	2.04(a)
“Closing Date Net Working Capital”	2.04(a)
“Closing Date Transaction Expenses”	2.04(a)
“Closing Date Purchased Members Interests”	Recitals
“Closing Statement”	2.04(a)
“Closing Transactions”	Recitals
“COBRA”	3.13(f)
“Company Permits”	3.18
“Company Qualified Plan”	3.13(e)
“Company Subsidiaries”	3.02
“Company Subsidiary”	3.02

“Conversion”	Recitals
“Convertible Securities”	3.06(a)
“D&O Tail Policy”	7.01(b)
“Designated Contacts”	6.03
“Designated Person”	12.17(a)
“Determination Date”	2.04(b)
“Direct Claim”	10.07(a)
“Disputed Items”	2.04(b)
“Estimated Closing Date Cash”	2.02
“Estimated Closing Date Indebtedness”	2.02
“Estimated Closing Date Net Working Capital”	2.02
“Estimated Closing Date Transaction Expenses”	2.02
“Estimated Closing Statement”	2.02
“Exchange Act”	5.10(a)
“Existing Representation”	12.17(a)
“F Reorganization”	Recitals
“F Reorganization Contribution”	Recitals
“Financial Statements”	3.08
“Fundamental Representations”	10.01(a)
“General Basket”	10.04(a)
“Healthcare Period”	7.02(f)
[***]	10.04(g)
“Indemnification Obligation”	7.01(c)
“Indemnified Persons”	10.03
“Indemnifying Person”	10.06(a)
“Insurance Policies”	3.17
“LKS Family Trust”	Preamble
“Loan Transaction”	Recitals
“M. Sayour Trust”	Preamble
“Material Contract”	3.12(a)
“Material Suppliers”	3.25
“Membership Interests”	Recitals
“Munera Family Trust”	Preamble
“Newco”	Preamble
“Newco Common Stock”	Recitals
“Newco Tax Returns”	8.02(d)
“Notice of Disagreement”	2.04(b)
“Operating Agreement”	Recitals
“Other Indemnitors”	7.01(c)
“Owned Real Property”	3.19(a)

“Partnership Formation Transaction”	Recitals
“Party” or “Parties”	Preamble
“Post-Closing Matter”	12.17(a)
“Post-Closing Representations”	12.17(a)
“Pre-Closing Designated Persons”	12.17(b)
“Pre-Closing Operating Agreement”	Recitals
“Pre-Closing Privileges”	12.17(b)
“Pre-Closing Reorganization”	Recitals
“Prior Counsel”	12.17(a)
“Privileged Materials”	12.17(c)
“Pro Rata Share”	3.06(a)
“Property Tax”	8.02(g)
“Proposed Allocation”	8.02(b)
“Purchased Membership Interests”	Recitals
“Purchased Shares”	Recitals
“R&W Insurance Policy”	7.03
“R. Sayour”	Preamble
“Real Property Leases”	3.19(a)
“Redemptions”	Recitals
“Reference Balance Sheet Date”	3.08
“Related Persons”	3.23
“Released Affiliates”	12.16(a)
“Releasing Parties”	12.16
“Remedies Exception”	3.03
“Replacement Plans”	7.02(e)
“S Corporation Period”	3.15(h)
[***]	10.04(a)
“Schladen Family Trust”	Preamble
“SEC”	5.10(a)
“Securities Act”	5.09
“Shareholder Cure Period”	11.01(c)(i)
“Shareholder Indemnified Persons”	10.03
“Shareholder Material Adverse Effect”	4.05
“Shareholder Releasing Parties”	12.16(a)
“Shareholder Tax Claim”	8.02(j)
“Shareholder Tax Returns”	8.02(b)
“Shareholders’ Representative Expenses”	12.19(f)
“Shares”	Recitals
“Specified Transaction Expenses”	2.05
“Subsidiary Equity Interests”	3.07(b)

“Target Closing Date”	2.03(a)
“Tax Adjustment”	8.02(c)
“Tax Adjustment Schedule”	8.02(c)
“Tax Claim”	8.02(j)
“Tax Purchase Price”	8.02(c)
“Terminating Buyer Breach”	11.01(d)(i)
“Terminating Shareholder Breach”	11.01(c)(i)
“Termination Date”	11.01(c)(ii)
“Third-Party Claim”	10.06(a)
“Transaction Expenses Instructions”	2.05
“Transactions”	Recitals
“Unaudited Interim Financial Statements”	3.08
“WARN Act”	1.1(f)

Section 1.03 Construction.

(a)Unless the context of this Agreement otherwise requires, (i) references in the singular or to “him”, “her”, “it”, “itself”, or other like references, and references in the plural or the feminine, masculine or neuter reference, shall, as the case may be, also, when the context so requires, be deemed to include the plural or singular, or the masculine, feminine or neuter reference, as the case may be, (ii) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, (iii) the terms “Article”, “Section”, “Exhibit” or “Schedule” refer to the specified Article, Section Exhibit, or Schedule of this Agreement, (iv) references to “including” mean “including, without limitation”, and (v) the word “or” is not exclusive and has the meaning represented by the term “and/or”.
(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)Unless the context of this Agreement otherwise requires, references to statutes includes all rules and regulations promulgated thereunder.
(d)Except as otherwise specifically provided in this Agreement, references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.
(e)The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(f)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(g)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(h)All references herein to “$” or “dollars” shall refer to United States dollars.
(i)The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.
(j)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.
(k)Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was delivered to

Buyer or its Representatives prior to the date of this Agreement, or made available for viewing by Buyer or its Representatives in the “Project Aperture” electronic data room hosted by Datasite as that site existed on the third Business Day prior to the date of this Agreement.

ARTICLE II
Closing

Section 2.01 The Membership Interest Purchase. At the Closing, subject to and on the terms and conditions set forth in this Agreement, Newco shall sell, transfer and convey to Buyer, and Buyer shall acquire and accept from Newco, the Closing Date Purchased Membership Interests, free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws, Liens under the Operating Agreement and Liens created by Buyer).

Section 2.02 Delivery of Closing Calculations. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth (a) the Company’s good faith estimate of (i) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iii) the Closing Date Cash (the “Estimated Closing Date Cash”), and (iv) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), in each case, calculated as of the Calculation Time and prepared in accordance with the Reference Statement (to the extent applicable) and (b) the resulting calculation of the Closing Cash Consideration based on the foregoing estimates, together with reasonably relevant supporting information and calculations for the purpose of facilitating Buyer’s review.

Section 2.03 Closing.

(a)Subject to the terms and conditions of this Agreement, the closing of the purchase of the Closing Date Purchased Membership Interests (the “Closing”) shall take place at the offices of Proskauer Rose LLP, 2029 Century Park East, Suite 2400, Los Angeles, California 90067, or remotely by the exchange of signature pages, at 10:00 a.m. (Los Angeles time) on the date that is two (2) Business Days after the date on which all conditions set forth in Section 9.01, Section 9.02 and Section 9.03 have been satisfied or waived by the Party entitled to the benefit thereof (other than those conditions that by their terms are to be satisfied at the Closing), but not earlier than December 23, 2021 (the “Target Closing Date”), or such other time and place as Buyer and the Shareholders’ Representative may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b)At or prior to the Closing, the Shareholders and the Company shall deliver or cause to be delivered to:
(i)Buyer legal documentation as necessary, in Buyer’s reasonable judgment, to (a) evidence and effect (1) prior to Closing, the Pre-Closing Reorganization, (2) after the Pre-Closing Reorganization and prior to the Closing

Date, the AAP Conversion and the Partnership Formation Transaction and (3) effective immediately following the Closing, the Redemptions (subject to the payment by Buyer of the Closing Cash Consideration and delivery of the Stock Consideration) and the Loan Transaction (subject to the funding of such loan by Buyer) and (b) evidence of the approval by all necessary individual or organizational action of the Transactions by the Company, Newco, AAP and the Shareholders, in each case certified by the Secretary of the Company, in form and substance reasonably satisfactory to Buyer;
(ii)Buyer (a) a certificate of good standing (or equivalent) of the Company as of a date that is two (2) Business Days or fewer prior to the Pre-Closing Reorganization, duly certified by the Secretary of State of the State of California, (b) a certificate of good standing (or equivalent) of the Company promptly following the Pre-Closing Reorganization duly certified by the Secretary of State of the State of Colorado and (c) the Certificate of Formation of the Company promptly following the Pre-Closing Reorganization duly certified by the Secretary of State of the State of Colorado, each in form and substance reasonably satisfactory to Buyer;
(iii)Buyer a certificate signed on behalf of the Company by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied;
(iv)Buyer a copy of IRS Form W-9 duly executed by Newco;
(v)Buyer a copy of the promissory note (in the form previously agreed) to be entered into in connection with the Loan Transaction, duly executed by the trustees of the Munera Family Trust;
(vi)Buyer a copy of the Operating Agreement, duly executed by Newco;
(vii)Buyer a copy of each of the Schladen Employment Agreement and the Restrictive Covenant Agreement, duly executed by Schladen;
(viii)Buyer copies of the Amended Leases, duly executed by the parties thereto; and
(ix)Buyer and the Escrow Agent a copy of the Escrow Agreement, duly executed by the Escrow Agent.
(c)At or prior to the Closing, Buyer shall:
(i)deliver to the Shareholders’ Representative and Newco legal documentation as necessary, in the Shareholders’ Representative’s reasonable judgment, to evidence the approval by all necessary corporate action of the Transactions by Buyer, certified by the Secretary of the Company in form and substance reasonably satisfactory to the Shareholders’ Representative;
(ii)pay, or cause to be paid, to Newco, in consideration for the Closing Date Purchased Membership Interests, by wire transfer of immediately available funds to the accounts designated in writing by Newco at least two (2) Business Days prior to the Closing Date, an amount equal to the Closing Cash Consideration and delivery of the Stock Consideration to Newco (including appropriate documents to evidence the transfer of the same to the Schladen Family Trust);
(iii)pay, or cause to be paid, to the Escrow Agent pursuant to the Escrow Agreement, by wire transfer of immediately available funds to the account(s) designated in writing by Escrow Agent at least two (2) Business Days prior to the Closing Date, the Working Capital Escrow Amount and the Indemnity Escrow Amounts;
(iv)pay, or cause to be paid, on behalf of the Company to each Company Payee set forth on the Transaction Expenses Instructions, by wire transfer of immediately available funds, the amount of Specified Transaction Expenses to the account(s), in each case, as set forth in the Transaction Expenses Instructions;
(v)deliver to the Shareholders’ Representative, Newco and the Escrow Agent a copy of the Escrow Agreement, duly executed by Buyer;
(vi)deliver to Newco a copy of the Operating Agreement duly executed by Buyer;
(vii)deliver to Schladen a copy of the Schladen Employment Agreement, duly executed by Buyer;
(viii)deliver to the Shareholders’ Representative and Newco a certificate signed by an officer of Buyer on behalf of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied; and
(ix)deposit the Shareholders’ Representative Fund in such account as specified by the Shareholders’ Representative by written notice given to the Buyer no less than three (3) Business Days prior to the Closing Date.
(d)Immediately following the Closing, Buyer shall pay, or cause to be paid, to the Munera Family Trust the amount contemplated to be paid to it pursuant to the Loan Transaction.

Section 2.04 Adjustment Amount.

(a)As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Buyer shall prepare and deliver to the Shareholders’ Representative a written statement (the “Closing Statement”) setting forth (i) an unaudited consolidated balance sheet of the Company as of the Calculation Time (the “Closing Balance Sheet”), and (ii) a calculation of (A) Net Working Capital (“Closing Date Net Working Capital”), (B) Indebtedness (“Closing Date Indebtedness”), (C) Cash (“Closing Date Cash”), and (D) Transaction Expenses (“Closing Date Transaction Expenses”), in each case, calculated as of the Calculation Time. The Closing Balance Sheet shall be prepared, and the Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Date Transaction Expenses shall be calculated, in accordance with the applicable provisions of this Agreement (including the applicable definitions set forth in this Agreement) and the Reference Statement without giving effect to the Transactions (without any changes in any reserve, or introduction of new reserves, from the reserves included in the calculation set forth in the Estimated Closing Statement, except, in each case, as required under the methods, practices, principles, policies and procedures set forth in the Reference Statement), and shall be based on facts and circumstances as they exist as of the Calculation Time and shall exclude the effect of any act, decision change in circumstances or other event or development arising or occurring thereafter. With respect to each item included in the Closing Statement, Buyer shall include a reasonably itemized list of all sums which are an increase or a decrease to the balances included in the Estimated Closing Date Net Working Capital, Estimated Closing Date Indebtedness, Estimated Closing Date Cash and Estimated Closing Date Transaction Expenses, whichever is applicable, together with a description of the basis for such increase or decrease and supporting documentation related to such differences to the extent reasonably available. Following the Closing, Buyer shall provide the Shareholders’ Representative and its Representatives reasonable access (during normal business hours and upon reasonable advance notice) to the books and records, properties, personnel and (subject to the execution of customary work paper access letters, if requested) auditors of the Company relating to the preparation of the Closing Statement and shall cause the personnel of the Company to reasonably cooperate with the Shareholders’ Representative and its Representatives in connection with its review of the Closing Statement. If Buyer fails to deliver the Closing Statement within sixty (60) calendar days of the Closing, then the Shareholders’ Representative shall have the right to prepare the Closing Statement and will have access to the financial information to prepare such Closing Statement, and (A) if the Shareholders’ Representative delivers the Closing Statement to Buyer within a thirty (30) day period thereafter, then the provisions of this Section 2.04 shall apply to Buyer’s review of the Closing Statement and the resolution of any disagreements between the Parties with respect thereto, mutatis mutandis; and (B) if the Shareholders’ Representative fails to deliver the Closing Statement to Buyer within a thirty (30) day period thereafter, then the estimated calculations included in the Estimated Closing Statement shall be considered for all purposes of this Agreement the Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Date Transaction Expenses, respectively, and each shall be final and binding and used for purposes of calculating the Adjustment Amount pursuant to Section 2.04(c).
(b)If the Shareholders’ Representative (or in the event the Closing Statement is prepared by the Shareholders’ Representative, Buyer), disagrees with any aspect of the Closing Balance Sheet or the calculation of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash or Closing Date Transaction Expenses included in the Closing Statement, it shall notify Buyer (or in the event the Closing Statement is prepared by the Shareholders’ Representative, Buyer shall notify the Shareholders’ Representative) of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement (collectively, the “Disputed Items”), within thirty (30) days after the Shareholders’ Representative’s (or in the event the Closing Statement is prepared by the Shareholders’ Representative, Buyer’s), receipt of the Closing Statement. In the event that the Shareholders’ Representative (or in the event the Closing Statement is prepared by the Shareholders’ Representative, Buyer), does not provide such a Notice of Disagreement within such thirty (30) day period, the Shareholders’ Representative and Buyer shall be deemed to have agreed to the Closing Balance Sheet and the calculation of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Date Transaction Expenses included in the Closing Statement, which shall be final, binding and conclusive for all purposes hereunder. In the event that any such Notice of Disagreement is timely provided, Buyer and the Shareholders’ Representative shall use reasonable best efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to any Disputed Items, and all such discussions related thereto shall (unless otherwise agreed by Buyer and the Shareholders’ Representative in a signed written instrument) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state Law. If, at the end of such period, Buyer and the Shareholders’ Representative are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by CohnReznick LLP or another independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and the Shareholders’ Representative in good faith (such firm, subject to the following proviso, the “Accounting Auditor”) (it being agreed and understood that the Accounting Auditor shall act as an expert and not as an arbitrator to determine such Disputed Items (and no other matters) and shall do so based solely on presentations and information provided by Buyer and the Shareholders’ Representative and not by independent review); provided, that if the Shareholders’ Representative and Buyer cannot agree on the Accounting Auditor, either party may request that the American Arbitration Association (the “AAA”) choose the Accounting Auditor, in which case the AAA’s choice of the Accounting Auditor will be binding and the expenses of the AAA will be shared fifty percent (50%) by Buyer and fifty percent (50%) by the Shareholders’ Representative. For the avoidance of doubt, the scope of the disputes to be resolved by the Accounting Auditor shall be based solely on the written materials submitted by Buyer or the Shareholders’ Representative (and not on any independent review) and determining whether Disputed Items were determined in accordance with the applicable provisions of this Agreement and the Reference Statement (to the extent applicable), and the Accounting Auditor is not to make any other determination. Each of Buyer and the Shareholders’ Representative shall promptly provide its assertions regarding the Disputed Items in writing to the Accounting Auditor and, substantially concurrently with the provision thereof to the Accounting Auditor, to each other. No Party shall have any ex-parte communication with the Accounting Auditor relating to its services under or in connection with this Agreement or the transactions contemplated hereby. The Accounting Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible. The Accounting Auditor shall base its determination solely on (i) the written submissions of the Parties (or oral hearings where both parties are present) and shall not conduct an independent investigation, and (ii) the extent (if any) to which the Disputed Items require adjustment (only with respect to the remaining disagreements submitted to the Accounting Auditor) in order to be determined in accordance with this Agreement (including the Reference Statement (to the extent applicable)). The determination of the Accounting Auditor (which shall be in writing and include the reasons for the Accounting Auditor’s determination) shall be final, conclusive and binding on the Parties absent manifest error. In making its determination, the Accounting Auditor shall disregard any settlement proposal or negotiation materials exchanged between Buyer and the Shareholders’ Representative prior to the Determination Date with respect to any Disputed Item referred to the Accounting Auditor pursuant to this Section 2.04(b). In resolving any disagreement, the Accounting Auditor may not assign any value to a Disputed Item greater than the greatest value claimed for such Disputed Item by Buyer or the Shareholders’ Representative or lesser than the lowest value claimed for such Disputed Item by Buyer or the Shareholders’ Representative in each case in the Closing Statement or in the Notice of Disagreement, as applicable. The date on which Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Date Transaction Expenses are finally determined in accordance with this Section 2.04(b) is hereinafter referred to as the “Determination Date”. All fees and expenses of the Accounting Auditor relating to the work, if any, to be performed by the Accounting Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the Shareholders’ Representative, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and the Shareholders’ Representative (set forth in the written submissions to the Accounting Auditor) made by the Accounting Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if Buyer has taken the position that the sum of the Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Date Transaction Expenses were in the aggregate $1,000,000 less than the sum of the Estimated Closing Date Net Working Capital, Estimated Closing Date Indebtedness, Estimated Closing Date Cash and Estimated Closing Date Transaction Expenses, and the Shareholders’ Representative has taken the position that the sum of the Closing Date Net

Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Date Transaction Expenses were in the aggregate $500,000 greater than the sum of the Estimated Closing Date Net Working Capital, Estimated Closing Date Indebtedness, Estimated Closing Date Cash and Estimated Closing Date Transaction Expenses, and the Accounting Auditor finally determines that Closing Date the sum of the Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Date Transaction Expenses were equal to the sum of the Estimated Closing Date Net Working Capital, Estimated Closing Date Indebtedness, Estimated Closing Date Cash and Estimated Closing Date Transaction Expenses, then Buyer shall pay two thirds (2/3rds) of the fees and expenses of the Accounting Auditor and the Shareholders’ Representative shall pay one third (1/3rd) of the fees and expenses of the Accounting Auditor.
(c)The “Adjustment Amount” which may be positive or negative, means (i) the Closing Date Net Working Capital (as finally determined in accordance with Section 2.04(b)), minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Indebtedness, minus the Closing Date Indebtedness (as finally determined in accordance with Section 2.04(b)), plus (iii) the Closing Date Cash (as finally determined in accordance with Section 2.04(b)), minus the Estimated Closing Date Cash, plus (iv) the Estimated Closing Date Transaction Expenses minus the Closing Date Transaction Expenses (as finally determined in accordance with Section 2.04(b)).
(d)If the Adjustment Amount, as finally determined pursuant to this Section 2.04, is a negative number, the Shareholders’ Representative and Buyer shall each, within five (5) days after the Determination Date, direct the Escrow Agent to  pay to Buyer from (and only from) the Working Capital Escrow Account an aggregate amount equal to the absolute value of the Adjustment Amount and pay to the Shareholders’ Representative (on behalf of Newco and for further distribution to the Shareholders based on their respective Pro Rata Share) any remaining funds in the Working Capital Escrow Account after giving effect to the payments pursuant to clause (i) of this Section 2.04(d).
(e)If the Adjustment Amount, as finally determined pursuant to this Section 2.04, is a positive number, (i) Buyer shall, within five (5) days after the Determination Date, deliver to the Shareholders’ Representative (on behalf of Newco and for further distribution to the Shareholders based on their respective Pro Rata Share) a payment, by wire transfer of immediately available funds to the account designated by the Shareholders’ Representative, equal to the Adjustment Amount, and (ii) the Shareholders’ Representative and Buyer shall each, within five (5) days after the Determination Date, direct the Escrow Agent to release to the Shareholders’ Representative (on behalf of Newco and for further distribution to the Shareholders based on their respective Pro Rata Share) the funds in the Working Capital Escrow Account.
(f)If the Adjustment Amount is equal to zero (0), then the Shareholders’ Representative and Buyer shall each, within five (5) days after the Determination Date, direct the Escrow Agent to release to the Shareholders’ Representative (on behalf of

Newco and for further distribution to the Shareholders based on their respective Pro Rata Share) the funds in the Working Capital Escrow Account.
(g)Any payment of an Adjustment Amount shall be treated as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by Law.

Section 2.05 Company Payees. In order to facilitate payment of certain Transaction Expenses (collectively, the “Specified Transaction Expenses”), no less than two (2) Business Days prior to the Closing Date, the Shareholders’ Representative shall provide Buyer written instructions with respect to the payment, at the Closing, of such Specified Transaction Expenses, which instructions shall list, with respect to each Company Payee of Specified Transaction Expenses, the amounts payable thereto and wire transfer instructions (“Transaction Expenses Instructions”).

Section 2.06 Withholding. Buyer shall be entitled to withhold from amounts payable pursuant to this Agreement such amounts (and only such amounts) as Buyer is required to deduct and withhold under applicable Law. Buyer shall provide the Shareholders’ Representative with notice of any withholding it believes is applicable to amounts payable by or at the direction of Buyer hereunder (other than any such amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the applicable payment, and shall reasonably cooperate with the Shareholders’ Representative and/or the applicable payee to reduce or eliminate any such withholding (including by providing the Shareholders’ Representative and/or the Shareholders a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law). To the extent amounts are withheld by Buyer consistent with the terms of this Section 2.06 and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

ARTICLE III
Representations and Warranties of the Company and Newco

Except as set forth in the Disclosure Schedule (subject to Section 12.09), Newco and the Company hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:
Section 3.01 Organization. Each of Newco and, prior to the Pre-Closing Reorganization, the Company, has been duly incorporated and is validly existing and in good standing as a corporation under the Laws of the State of California and, following the Pre-Closing Reorganization the Company will be duly formed and validly existing and in good standing as a limited liability company organized under the Laws of the State of Delaware. Each of Newco and the Company has the power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted, and is duly qualified or licensed to do business and in good standing (or equivalent status as applicable) in each jurisdiction where the conduct of its business requires such power, authority, qualification or license, except for such failure to be so empowered, authorized, qualified, licensed or in good standing (or equivalent status as applicable) would not, has not had, or would not reasonably be expected to have, in each case, individually or in the aggregate, a Material Adverse Effect. Copies of the Governing Documents of Newco and the Company have been provided to the Buyer and are true and complete and are (or, in the case of the Governing Documents of the Company following the Pre-Closing Reorganization, will be immediately following the Pre-Closing Reorganization) in full force and effect. Newco was incorporated on December 9, 2021 and has conducted no activities, has no assets and has taken no actions except in connection with its formation and as expressly contemplated by this Agreement.

Section 3.02 Subsidiaries. Each Subsidiary of the Company and their respective jurisdictions of incorporation or organization are set forth on Schedule 3.02 (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdictions of incorporation or organization and has the power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted. The Company has provided to Buyer true and complete copies of the Governing Documents of each Company Subsidiary. Each Company Subsidiary is duly licensed or qualified and in good standing (or equivalent status as applicable) as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (or equivalent status as applicable), as applicable, except where the failure to be so licensed or qualified or in good standing (or equivalent status as applicable), individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 3.02, the Company does not own or hold, directly or indirectly, any Equity Interests in any other Person.

Section 3.03 Authority. Each of the Company and Newco has all requisite power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is or will be a party and to perform all obligations to be performed by it hereunder and thereunder (subject to the approvals described in Section 3.05) and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents to which the Company and Newco is or will be a party and the consummation by the Company and Newco of the Transactions have been duly and validly authorized and approved by the equity holders and managing member or board of directors, as applicable, of the Company and Newco, and no other proceeding on the part of the Company or Newco is necessary to authorize this Agreement and the Transaction Documents to which the Company or Newco is or will be a party and the Transactions. This Agreement and the Transaction Documents to which the Company and Newco is or will be a party have been duly and validly executed and delivered by the Company and Newco and each constitutes a legal, valid and binding obligation of the Company and Newco, as applicable, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws now or hereafter in effect affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 3.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05, the execution and delivery by the Company and Newco of this Agreement and the Transaction Documents to which the Company or Newco is or will be a party and the consummation by the Company and Newco of the Transactions do not and will not, as of the Closing, (a) violate or conflict with the Governing Documents of the Company or Newco, (b) materially violate any provision of, or result in the material breach of, or constitute a material default under, any applicable Law to which Newco or any of the Group Companies is subject or by which any properties or assets of Newco or any of the Group Companies is bound, or (c) violate in any material respect any provision of or result in a material breach of, or constitute a material default under, or require a consent under, any Material Contract, or terminate or result in the termination of any Material Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Material Contract, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination or creation of a Lien (other than a Permitted Lien).

Section 3.05 Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no material consent, notice, approval, Governmental Order or authorization of, or material designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s or Newco’s execution and delivery of this Agreement or the Transaction Documents to which the Company or Newco is or will be a party or the consummation by the Company and Newco of the Transactions, except (a) for applicable requirements of the HSR Act, and any applicable foreign competition authority approvals, filings with the Secretaries of State of the States of California and Colorado and (b)  as otherwise disclosed on Schedule 3.05.

Section 3.06 Capitalization; Membership Interests.

(a)The authorized capital stock of the Company, prior to the Pre-Closing Reorganization, consists of 10,000 shares of common stock (comprising the Company Common Stock), of which 6,645.15 shares are issued and outstanding, all of which shares were duly authorized and validly issued and are fully paid and non-assessable, and prior to the Pre-Closing Reorganization the authorized capital stock of Newco consists of 5,000 shares of common stock, of which, prior to the Pre-Closing Reorganization zero shares are issued and outstanding , all of which shares were duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Interests of the Company are owned by the Shareholders and, following the Pre-Closing Reorganization and prior to Closing, will be owned by Newco and DMC Korea. Each Shareholder’s percentage ownership of the capital stock of the Company (such percentage interest of each Shareholder being their “Pro Rata Share”) immediately prior to the Pre-Closing Reorganization is set forth next to their name on Schedule 3.06. Except as set forth on Schedule 3.06, there are and will be prior to the Closing no issued, reserved for issuance or outstanding (1) Equity Interests of the Company or Newco, (2) securities of the Company or Newco convertible into or exchangeable or exercisable for Equity Interests in the Company or Newco or containing any profit participation features, (3) stock appreciation, stock option, restricted stock, restricted stock unit, unit appreciation, phantom unit or phantom stock, profit participation, other equity or equity-linked awards or similar rights with respect to the Equity Interests of, or other equity or voting interest in the Company or Newco or to which the Company or Newco is bound, or (4) warrants, calls, subscriptions, or preemptive or other rights to acquire from the Company or Newco or other obligations of the Company or Newco to issue or allot, any Equity Interests or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, Equity Interests of, or other equity or voting interests in, the Company or Newco (collectively, “Convertible Securities”).
(b)Following the completion of the Partnership Formation Transaction and as of immediately prior to the Closing, (x) Newco will have good and valid title to ninety-nine percent (99%) of the issued and outstanding Membership Interests of the Company and DMC Korea will have good and valid title to one percent (1%) of the Membership Interests, in each case free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws and under the Pre-Closing Operating Agreement (and, in the case of DMC Korea, Liens created by Buyer or DMC Korea), and such Membership Interests shall constitute all of the Equity Interests of the Company and (y) except for the Pre-Closing Operating Agreement, there will be no member agreements, voting trusts or other agreements or understandings to which Newco will be a party or to which it will be bound relating in any way to the issued and outstanding Membership

Interests. At the Closing, immediately after giving effect to the Transactions, assuming Buyer has the requisite power and authority to be the lawful owner of the Purchased Membership Interests, Buyer and DMC Korea will have good and valid title to the Purchased Membership Interests, free and clear of all Liens, other than (i) Liens created or caused by Buyer or DMC Korea or (ii) Liens arising under the terms of the Operating Agreement and (iii) restrictions on transfer imposed by applicable securities Laws, and the PurchasedMembership Interest will represent sixty percent (60%) of the Membership Interests. Except for this Agreement and the other Transaction Documents and as set forth in Schedule  3.06, there are no shareholder or member agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating in any way to any shares of capital stock, membership interests or other equity interests of the Company. The Company has not granted any registration rights with respect to any shares of its capital stock or other equity interests. As of the date hereof, there are no declared but unpaid dividends or distributions with respect to any issued or outstanding shares of Company Common Stock.

Section 3.07 Capitalization of Subsidiaries.

(a)Schedule 3.07(a) sets forth a true, correct and complete list of each Company Subsidiary, including each Company Subsidiary’s name, type of entity, jurisdiction and date of incorporation or organization, authorized capital stock, partnership or membership capital or equivalent, or other Equity Interests, the number and type of its issued and outstanding shares of capital stock, partnership or membership interests or other Equity Interests, and the current ownership of such shares, partnership or membership interests or other Equity Interests, including with respect to each owner of Equity Interests of a Company Subsidiary, (i) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization and (ii) the number and type of Equity Interests of the applicable Company Subsidiary owned by such Person.
(b)All of the issued and outstanding shares of capital stock, partnership or membership interests and/or other Equity Interests of each Company Subsidiary (“Subsidiary Equity Interests”) have been duly authorized and validly issued and are fully-paid and non-assessable. Except as set forth on Schedule 3.07(b), the Company or one (1) or more Company Subsidiaries owns (beneficially and of record) all of the outstanding Subsidiary Equity Interests, free and clear of any Liens (other than the lien related to the Union Bank Loan Agreement), other than restrictions on transfer arising under applicable federal and state securities Laws. Except as set forth on Schedule 3.07(b), there are no issued, reserved for issuance or outstanding (i) Subsidiary Equity Interests, (ii) securities convertible into or exchangeable for Subsidiary Equity Interests or containing any profit participation features, (iii) stock appreciation, stock option, restricted stock, restricted stock unit, unit appreciation, phantom unit or phantom stock, profit participation, other equity or equity-linked awards or similar rights with respect to the Subsidiary Equity Interests of, or other equity or voting interest in a Company

Subsidiary or to which a Company Subsidiary is bound, or (iv) warrants, calls, subscriptions or preemptive or other rights to acquire from a Company Subsidiary or other obligations of a Company Subsidiary to issue or allot, any Subsidiary Equity Interests or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, Subsidiary Equity Interests of, or other equity or voting interests in, a Company Subsidiary.

Section 3.08 Financial Statements. Schedule 3.08 sets forth the (a) audited consolidated balance sheets as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of income and cash flow for the twelve (12) month periods then ended (the “Audited Annual Financial Statements”), and (b) unaudited consolidated balance sheet as of September 30, 2021 (the “Reference Balance Sheet Date”) and the related unaudited consolidated statements of income for the nine (9) month period then ended (the “Unaudited Interim Financial Statements” and, together with the Audited Annual Financial Statements, the “Financial Statements”) of the Group Companies. The Financial Statements have been prepared from, and are in accordance with and accurately reflect in all material respects, the books and records of the Group Companies consistently maintained throughout the periods indicated. The Financial Statements present fairly in all material respects the consolidated financial position and results of the operations of the Group Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP, subject, in the case of the Unaudited Interim Financial Statements, to (i) the exclusion or incompleteness of footnotes and (ii) normal year-end adjustments and any other adjustments expressly described therein. The Company maintains in all material respects accurate books and records reflecting the Group Companies’ assets and liabilities and maintains commercially reasonable internal accounting controls.

Section 3.09 Undisclosed Liabilities. There is no material liability, debt or other obligation of any nature of any of the Group Companies of a type that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for any liabilities or obligations (a) reflected or reserved for in the Financial Statements or disclosed in the notes thereto, (b) that have arisen since September 30, 2021 in the ordinary course of the operation of business of the Group Companies (none of which are material liabilities for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (c) incurred in connection with the Transactions, or (d) disclosed on Schedule 3.09.

Section 3.10 Legal Compliance. The Group Companies are in, and at all times during the past three (3) years have been, in compliance with all applicable Laws, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a material liability of the Group Companies taken as a whole. The Group Companies have not received any written notice from any Governmental Authority of a material violation of any applicable Law by any of the Group Companies at any time during the past three (3) years. Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of the Group Companies or the Shareholders concerning compliance with applicable Laws, and the representations in this

Section 3.10 shall not cover the activities of the Group Companies with respect to employment matters, which are covered in Section 3.14, benefit plan matters, which are covered in Section 3.13, tax matters, which are covered in Section 3.15, license, permits, and authorization matters, which are covered by Section 3.18, Information Privacy and Security Laws, which are covered in Section 3.20, and environmental matters, which are covered by Section 3.21.

Section 3.11 Litigation and Proceedings. Except as set forth on Schedule 3.11, there are no pending or, to the Knowledge of the Company, threatened in writing Actions or, to the Knowledge of the Company, investigations before or by any Governmental Authority against any of the Group Companies that, would be reasonably possible to be resolved adversely to the Group Companies, and if so resolved, would be reasonably likely to result in a material liability of the Group Companies, taken as a whole. There is no Governmental Order purporting to enjoin or restrain the execution, delivery and performance by the Company or Newco of the Transactions contemplated hereby or to which any of the Group Companies or any of its material properties or assets is otherwise subject.

Section 3.12 Contracts; No Defaults.

(a)Schedule 3.12(a) contains a listing of all outstanding Contracts described in clauses (i) through (xviii) below to which, as of the date hereof, any of the Group Companies is a party other than a Benefit Plan (each, a “Material Contract”).
(i)Each Contract involving payments by any of the Group Companies in excess of $1,000,000 in any twelve (12) month period following the date hereof to a supplier, vendor or service provider other than standard purchase orders entered into in the ordinary course of business;
(ii)Each Contract involving an obligation of any Group Company to sell products or services to one customer, or group of related customers, for amounts in excess of $1,000,000 in any twelve (12) month period following the date hereof other than standard purchase orders entered into in the ordinary course of business;
(iii)Each Contract with a distributor involving product sales of more than $2,000,000 annually;
(iv)Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by any of the Group Companies, in each case, having an outstanding principal amount in excess of $200,000;
(v)Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of any of the Group Companies (other than acquisition or dispositions undertaken in the ordinary course of business), in each case, involving payments in excess of $1,000,000 and with respect to which any Group Company has any ongoing material obligations;
(vi)Each Contract prohibiting any of the Group Companies, now or in the future, from (A) freely engaging in any business, (B) competing anywhere in the world, including any non-competition or standstill agreements, or (C) expanding its business or otherwise conducting any business anywhere in the world, other than (I) non-disclosure agreements entered into in the ordinary course of business, (II) commercial Contracts entered into in the ordinary course of business pursuant to which any Group Company is subject to employee or customer non-solicitation covenants in connection with the use or disclosure of proprietary information of the counterparty to such Contract (provided, that in the case of (I) and (II), such exception shall only apply to the non-disclosure or non-solicitation provisions of those agreements, as applicable), and (III) any Contract that is otherwise disclosed on Schedule 3.12(a);

(vii)Each Contract that requires any Group Company to exclusively deal with or purchase its total requirements or a minimum amount of any product or service from a third party, excluding any Contracts that can be terminated without liability upon ninety (90) days’ prior notice or less;
(viii)Each Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company and its Subsidiaries, including any agreements which contain a “most favored nation” provision, but only if such Contract involves sales of more than $1,000,000 annually;
(ix)Each mortgage, pledge or security agreement or similar arrangement constituting a Lien upon the assets or properties of a Group Company, in each case, granted in connection with the incurrence of Indebtedness;
(x)Each Contract with respect to any partnership or joint venture with respect to an equity interest in any business or entity or contractual arrangement with similar effect;
(xi)Each Contract disclosed, or required to be disclosed, on Schedule 3.23;
(xii)Each lease or similar agreement under which: (A) a Group Company is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any third party for an annual rent in excess of $500,000 or (B) a Group Company is the lessor of, or makes available for use by any third party, any tangible personal property owned by it for an annual rent in excess of $500,000;
(xiii)Each Contract under which a Group Company has advanced or loaned any other Person any amount in excess of $50,000;
(xiv)Each Contract requiring a Group Company to indemnify or hold harmless any Person whereby the Group Company is, by its express terms, responsible for indemnification obligations in excess of $100,000;
(xv)Each Contract with any Governmental Authority involving payments in excess of $200,000 annually;
(xvi)Each Real Property Lease;
(xvii)Each Contract involving the settlement of any Action which will involve payments of consideration in excess of $100,000 to be made after the Closing Date or which will impose material obligations on the Company after the Closing Date; and

(xviii)Each Contract pursuant to which any of the Group Companies licenses material Intellectual Property from a third party, other than click-wrap, shrink-wrap and off-the-shelf software or technology licenses, and any other software or technology licenses that are commercially available on reasonable terms to the public generally, or Contracts with license, maintenance, support and other fees less than $200,000 per year.
(b)A true and complete copy of each Material Contract has been made available to Buyer. Except as set forth on Schedule 3.12(b) and except as would not be material to the Group Companies, taken as a whole, each Material Contract is in full force and effect and represents the valid and binding obligation of the Company thereto and, represents the valid and binding obligation of the other party or parties, as applicable, thereto subject to the Remedies Exception. With respect to each Material Contract, (A) the Company is not in material default under, or in material breach of, or in receipt of any written claim of material default under, or material breach of, any Material Contract, (B) to the Knowledge of the Company, no other party to such Material Contract is in material default under, or in material breach of, any Material Contract, (C) since December 31, 2020 no event has occurred and is continuing which, with or without the lapse of time or the giving of notice or both, would result in a material default under or material breach of such Material Contract, (D) since December 31, 2020 no party to such Material Contract has exercised any termination rights with respect thereto or provided written notice of an intention to terminate such Material Contract and (E) since December 31, 2020, no party to such Material Contract has given written notice of any dispute with respect thereto.
Section 3.13 Benefit Plans.

(a)Schedule 3.13(a) sets forth a complete list, as of the date of this Agreement, of each material Employee Benefit Plan and to the Company’s Knowledge any other Employee Benefit Plan (whether or not material, other than any such plan which is de minimis) (i) which is maintained or sponsored, contributed to or required to be contributed to by any of the Group Companies with respect to any current or former director, officer or employee of any of the Group Companies, or (ii) under which any of the Group Companies has any obligation or liability (each a “Benefit Plan”). Schedule 3.13(a) shall not, however, include any employment agreement, offer letter or similar employment Contract that does not differ in any material respect from a form agreement delivered or made available by the Group Companies to Buyer and that is terminable at will with no more than thirty (30) days’ advance notice and without severance cost or penalty. Notwithstanding the foregoing, a Benefit Plan shall not include any plan maintained by a Governmental Authority, or any plan, agreement, or arrangement that is otherwise required to be maintained or provided by applicable law.
(b)With respect to each Benefit Plan, the Company has delivered or made available to Buyer copies of, to the extent applicable, (i) a copy of such Benefit Plan and any trust agreement and amendments related thereto, and written descriptions of all unwritten Benefit Plans, (ii) the most recent summary plan description and any summaries of material modification and summaries of benefits and coverage, and other material non-routine written communications from the Company to employees during the three years prior to the date of this Agreement regarding the Benefit Plans, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service, and (iv) the most recent determination, opinion or advisory letter issued by the Internal Revenue Service (v) Forms 1094-C, Transmittal of Employer-Provided Health Insurance Offer and Coverage Information Returns, filed for 2015 through 2020 and Forms 1095-C, Employer-Provided Health Insurance Offer and Coverage, filed for the three most recent years; and (vi) nondiscrimination and coverage testing performed with respect to the two most recent years.
(c)Except as provided in Schedule 3.13(c), or as is not material, (i) each Benefit Plan is operated, maintained and administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) no event has occurred that has or would reasonably be expected to subject the Group Companies, any Benefit Plan, or, to the Company’s Knowledge, any ERISA Affiliate to a penalty, tax or assessable payment under Sections 4980D or 4980H of the Code, with respect to any month prior to the Closing Date; and (iii) the Group Companies have accurately filed and distributed, or will timely and accurately file and distribute, Forms 1094-C and 1095-C in accordance with the requirements of Code Section 6055 and 6056 and the regulations and related guidance promulgated thereunder.
(d)Except as is not material, the Group Companies have not, during the past three (3) years, incurred any liability in connection with a violation of or failure to comply with applicable Law: (i) file timely a return, report, statement, notice, declaration or other document required by any Law or Governmental Authority that is complete and accurate in all material respects; or (ii) distribute to any Benefit Plan’s participants or beneficiaries any return, report, statement, notice, declaration or other document that is complete and accurate in all material respects, as required by Law.
(e)Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Company Qualified Plan”) (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and may be relied upon by the Company as the adopting employer, and no amendment has been made nor has any event occurred that would reasonably be expected to adversely affect such qualification. Additionally, each trust created under any such Benefit Plan is exempt from taxation under Section 501(a) of the Code, and nothing has occurred that has or would reasonably be expected to adversely affect such exemption.
(f)None of the Benefit Plans provide retiree health or life insurance benefits coverage, except for coverage (i) through the end of the applicable month of termination or during an applicable severance period, to the extent permitted under the related Benefit Plan document, or (ii) as may be required by Section 4980B of the Code, Section 601 through 608, inclusive, of ERISA or any applicable state statute mandating health insurance continuation coverage for employees (“COBRA”) and, with respect to (i) and (ii), at the sole expense of the participant or the participant’s beneficiary.
(g)No Benefit Plan constitutes, and none of the Group Companies nor any of their ERISA Affiliates are required to contribute to or otherwise have any liability under or with respect to or have at any time during the past three (3) years contributed to or been obligated to contribute to any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), in each case, that is: (i) a “multiemployer pension plan” (within the meaning of Section 3(37) of ERISA), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code, (iii) any “multiple employer plan” as defined in ERISA or the Code, (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code.
(h)None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby will (i) entitle any current or former employee of any of the Group Companies to any material payment or increase in the amount of compensation or benefits under any Benefit Plan, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former employee of any of the Group Companies or trigger any other material obligation under any Benefit Plan. As of the Closing Date, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated thereby will, either alone or in conjunction with any other event, result in any “excess parachute payment” within the meaning of Section 280G of the Code, whether or not such payment is considered to be reasonable compensation for services rendered.
(i)With respect to the Benefit Plans, as of the date hereof, (i) no Benefit Plan is currently under audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, and no matters are pending with respect to the Benefit Plan under the Internal Revenue Service Voluntary Correction Program, Audit Closing Agreement Program or similar programs, (ii) the Group Companies have not received, during the past three (3) years, any communication from any Governmental Authority questioning or challenging the compliance of any Benefit Plan with applicable Laws; and (iii) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened against the assets or fiduciaries of such Benefit Plan.
(j)Except as is not material, all contributions and insurance premiums required to have been made by the Company to any Benefit Plan pursuant to Law (including ERISA and the Code) or the terms of such Benefit Plan have been made within the time prescribed by Law and the terms of such Benefit Plan. Except as is not material, contributions and premiums required to be made to or with respect to any Benefit Plan by the terms of such plan or applicable Law, have been paid in full or, to the extent not required to be made or paid on or before the Closing Date, are reflected on the Financial Statements if GAAP so requires.
(k)Except as is not material, (i) each Benefit Plan is amendable and terminable unilaterally by the Group Companies at any time without liability or expense to the Group Companies as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and (ii) no Benefit Plan prohibits the Group Companies from amending or terminating any such Benefit Plan.
(l)(i) Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.13 are the sole and exclusive representations and warranties of the Company or the Shareholders concerning the Benefit Plans, and the representations in this Section 3.13 cover only the activities of the Company as of the date hereof.
Section 3.14 Employment Matters.

(a)The Company has provided the Buyer with a list of all employees of the Group Companies as of the date hereof and sets forth for each such individual the following as of the date hereof: (i) name, (ii) title or position (including whether full or part time), (iii) employing entity, (iv) hire date, (v) current annual base compensation rate, (vi) target annual cash incentive compensation a (vii) description of any material fringe benefits provided to each such individual.
(b)No Group Company is a party to or bound by a collective bargaining agreement with respect to the employees of a Group Company.
(c)Except as set forth on Schedule 3.14(c), there is no unfair labor practice charge or complaint against a Group Company pending, or to the Company’s Knowledge, threatened in writing before the applicable Governmental Authority.
(d)There are no strikes, lockouts, slowdowns or work stoppages pending or, to the Company’s Knowledge, threatened in writing with respect to the employees of the Group Companies. To the Company’s Knowledge, no labor union is engaged in any organization efforts with respect to the employees of any Group Company.
(e)Except as are not material or as set forth on Schedule 3.11, (i) there are no Actions, claims, disputes, grievances, or controversies pending or, to the Company’s Knowledge, threatened in writing involving any employee of a Group Company or group of employees and (ii) except as set forth on Schedule 3.14(e), there are no threats, charges, investigations, administrative proceedings or formal complaints of harassment or discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against any Group Company against any employee of a Group Company in his, her or their capacity as such.
(f)Except as set forth on Schedule 3.14(f), in the last three (3) years, no Group Company has effectuated: (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law) affecting the Leased Real Property or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state or local Law) affecting the Leased Real Property.
(g)Except as are not material to the Group Companies taken as a whole or as set forth on Schedule 3.11, (i) the Group Companies are, and at all times in the past three (3) years have been, in compliance with Laws regarding employment and employment practices, including all applicable Laws relating to wages, hours, paid sick leave, overtime, mandatory meal or rest breaks, collective bargaining, employment discrimination, harassment, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors (including for the purposes of wages, overtime pay and employee benefit plans), and the payment of withholding and/or social security Taxes and (ii) the Group Companies have timely paid in full all wages, salaries, commissions, bonuses, and other compensation due and payable to their employees.
(h)Except as set forth on Schedule 3.14(h), the Group Companies are, and at all times in the past three (3) years have been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, and any applicable state Laws, except as is not material to the Group Companies taken as a whole.
(i)Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties of the Company, Newco and the Shareholders concerning labor and employment.

Section 3.15 Taxes. Except as provided on Schedule 3.15:

(a)Each Group Company has timely filed all income Tax Returns and all other material Tax Returns required to have been filed by it. All such Tax Returns are true, correct and complete in all material respects. All income Taxes and other material Taxes of the Company shown to be due and payable have been fully timely paid to the appropriate Taxing Authority. No Group Company is currently a beneficiary of any extension of time within which to file any Tax Return.

(b)No claim has been made in writing by any Taxing Authority in a jurisdiction where none of the Group Companies currently file Tax Returns that a Group Company currently is subject to taxation by that jurisdiction that has not been finally resolved.
(c)The Group Companies have properly withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid by them in connection with amounts paid to any employee, independent contractor, creditor, customer, shareholder or other third party, and have substantially complied with information reporting and backup withholding provisions of applicable Law in all material respects.
(d)There are no audits, examinations, investigations, administrative or court proceedings concerning any material liability regarding Taxes or Tax Returns of the Group Companies presently pending or threatened in writing by any Taxing Authority. No Group Company has given waivers or extensions of any statute of limitations relating to the assessment or payment of Taxes that remains in effect.
(e)No Group Company (i) has been a member of an affiliated or unitary group filing a consolidated federal or consolidated or combined state or local income Tax Return (other than as an “S” Corporation and its qualified subchapter S Subsidiaries), (ii) has any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any corresponding provisions of state, local or foreign law), or as a transferee or successor, or (iii) is a party to any Tax Sharing Agreement.
(f)There are no Liens for Taxes (other than Permitted Liens) on any of the assets of any of the Group Companies.
(g)No Group Company, during the past three (3) years, has engaged in or been a party to a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b).
(h)For at least the fifteen year period up to and including the date of the F Reorganization (the “S Corporation Period”), the Company has been a validly electing “S corporation” (within the meaning of Sections 1361 and 1362 of the Code) and has complied with all applicable requirements and filing procedures for such treatment. From and after the Conversion until the Partnership Formation Transaction, the Company shall be treated as a single member limited liability company that is disregarded as a separate entity for federal income Tax purposes (within the meaning of Treasury Regulations Section 301.7701-3(b)(1)). From and after the Partnership Formation Transaction, the Company shall be treated as a partnership for federal income Tax purposes.
(i)From the effective time of the completion of the AAP Conversion through the Closing, AAP will be a disregarded entity for federal income tax purposes (within the meaning of Treasury Regulations Section 301.7701-3(b)(1)).

(j)No Group Company has deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and the Company Group Members have properly complied with all requirements for obtaining all material credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act.
Notwithstanding any other provision in this Agreement, Buyer acknowledges and agrees that the representations and warranties contained in this Section 3.15 are the only representations and warranties given hereunder with respect to Tax matters. No other provisions of this Agreement shall be interpreted or construed as containing any representation or warranty with respect thereto. The representations and warranties set forth in this Section 3.15 may be relied upon only with respect to Tax periods (or portions thereof) ending on or before the Closing Date, and not for any Tax periods (or portions thereof) beginning after the Closing Date.

Section 3.16 Brokers’ and Finders’ Fees. Except as set forth in Schedule 3.16, no broker, finder, financial advisor, investment banker, agent or other Person is entitled to any brokerage fee, finders’ fee, or other commission, for which Buyer or any of the Group Companies would be liable in connection with the Transactions based upon arrangements made, prior to the Closing, by the Company or any of its pre-Closing Affiliates.

Section 3.17 Insurance. Schedule 3.17 contains a list of all material policies of property, fire and casualty and other forms of insurance held by, or for the benefit of, the Company as of the date hereof (collectively, the “Insurance Policies”). All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due except for such failure to be in full force and effect and for such failure to pay premiums that are not material to the Group Companies as a whole. No default exists with respect to the obligations of any Group Company under any such Insurance Policies except for defaults that are not material and that have not jeopardized, and would not be reasonably expected to jeopardize, coverage under any such Insurance Policies. Since December 31, 2020, none of the Group Companies has received any written notice from any insurer under any Insurance Policies, canceling or materially adversely amending any such Insurance Policies.

Section 3.18 Licenses, Permits and Authorizations. Schedule 3.18 sets forth a correct and complete list of all material Governmental Authorizations held by the Group Companies (the “Company Permits”). The Company has made available to Buyer prior to the date hereof correct and complete copies of each Company Permit, including any amendments thereto. The Company Permits comprise all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Group Companies to own, operate, use and maintain their respective assets in the manner in which they are now operated and maintained and to conduct their respective businesses as currently conducted, except where the failure to have obtained any such license, approval, consent, registration or permit is not, and would not, individually or in the aggregate, reasonably be expected to result in a material liability of the Group Companies, taken as a whole. The Company Permits are valid and in full force and effect and are non-probationary and non-provisional, except where the failure of any such Company Permit to be in full force and effect would not reasonably be expected to be material to the Group Companies, taken as a whole, and the Group Companies are in compliance with all Company Permits, in each case in all material respects. There are no Actions pending or, to the Knowledge of the Company, threatened, which would reasonably be expected to result in the revocation, termination or adverse amendment of any material Company Permit.

Section 3.19 Real and Personal Property.

(a)As of the date hereof, Schedule 3.19(a) lists (i) all real property owned in fee simple by any of the Group Companies (the “Owned Real Property”). As of the date hereof, the Group Companies have good and valid title to all of the Owned Real Property, free and clear of all Liens subject to any Permitted Liens, except as would not reasonably be expected to materially impact the Group Companies. Except as listed on Schedule 3.19(a), (i) the Group Companies have not, as of the date hereof, received any written notice of any, and to the Knowledge of the Company, there is no, material default by any Group Company under any instrument of record , including, restrictive covenants recorded against the Owned Real Property, (ii) to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default by any Real Property Owner under any such restrictive covenants, (iii) the Owned Real Property has direct or indirect rights of access to dedicated public rights of way, (iv) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property, any portion thereof or interest therein, (v) the Group Companies have not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property, (vi) the Group Companies have not received any written notice of any claim of adverse possession or prescriptive rights involving any such parcel of Owned Real Property, (vii) the Owned Real Property is serviced by public utilities, all such utilities are installed, and there is water, sewer, gas and electricity available to such parcel and (viii) the Group Companies have not, as of the date hereof, received any written notice of any action before any Governmental Authority pending to materially change the zoning of the Owned Real Property.
(b)Schedule 3.19(a) lists, as of the date hereof, all Leased Real Property. Except as would not reasonably be expected to materially impact the Group Companies taken as a whole, as of the date hereof, (i) the Group Companies have a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of all Leased Real Property subject to the Remedies Exception and the terms of the applicable leases creating such leasehold estates, but otherwise clear of any Liens other than the

Permitted Liens, (ii) the Group Companies have not, as of the date hereof, received any written notice from any lessor of such Leased Real Property of, nor, to the Knowledge of the Company, is there, any default that has not previously been cured, by the party that is the lessee of such Leased Real Property, and none of the Group Companies have delivered any written notice of default under any Real Property Lease that has not previously been cured, by the lessor under any Real Property Lease, (iii) no consent, waiver, approval or authorization is required from the lessor under any Real Property Lease as a result of the execution of the Transaction Document, expect as set forth in Schedule 3.19(b), (iv) none of the Real Property Leases have been modified in any respect, except as disclosed in the copies of amendments and renewals delivered to Buyer and listed in Schedule 3.19(a), (v) none of the Group Companies have collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein that is currently still in effect and none of the Group Companies have assigned, subleased, or otherwise transferred any Real Property Lease, (vi) the Group Companies have not, as of the date hereof, received any written notice of any security deposit or portion thereof deposited with respect to any Real Property lease being applied in connection with a breach or default which has not been redeposited in full, (vii) each Leased Real Property has direct or indirect rights of access to a public right-of-way, and is served by necessary utilities, and (viii) none of the Group Companies owe any brokerage commissions or finder’s fees with respect to the Leased Real Property.
(c)As it relates to both the Leased Real Property and the Owned Real Property: (i) none of the Group Companies have received any written notice of any threatened condemnation or eminent domain claims with respect to the Leased Real Property or the Owned Real Property or any part thereof; and (ii) none of the Group Companies have received any written notice of any material violation of any applicable zoning ordinance or other Law of any Governmental Authority having jurisdiction over any of the Leased Real Property or the Owned Real Property that affects such Leased Real Property or Owned Real Property that remains uncured.
(d)Schedule 3.19(a) also identifies each lease, sublease, license or other Contract under which any of the Group Companies leases, subleases, licenses or otherwise occupies the Leased Real Property, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract, and each amendment, modification or supplement thereto (collectively, the “Real Property Leases”).
(e)The Company has made available to Buyer true and complete copies of the title insurance policies and surveys with respect to the Owned Real Property that are in the possession or control of the Company.
(f)The Group Companies have, in all material respects, all right, title and interest in all material personal property owned by the Company, free and clear of all Liens (except for Permitted Liens).

Section 3.20 Intellectual Property; Information Technology; Privacy.

(a)Schedule 3.20(a) contains a list, as of the date hereof, of all Intellectual Property that is registered, filed, issued or granted (or for which an application is pending for registration, filing or issuance) under the authority of any Governmental Authority (or, in the case of domain names, under the authority of any authorized private registrar) owned or purported to be owned by the Group Companies (in each case, indicating, as applicable, the filing or registration number, title, jurisdiction, date of issuance, and names of current applicant(s) or registered owner(s) and, for domain names, the registrant, registrar and expiration date), all of which are duly and validly subsisting and enforceable. The Group Companies own all right, title and interest, in and to the Company Intellectual Property, free and clear of Liens (other than Permitted Liens), except as would not be material to the Group Companies, taken as a whole.
(b)No claim has been brought or made against a Group Company in writing during the past three (3) years, and to the Company’s Knowledge, there is currently no threatened claim: (i) alleging that its use of any Intellectual Property infringes on or misappropriates the Intellectual Property of, or otherwise violates the Intellectual Property rights of, another Person, including any request that a Group Company take a license under or pay any consideration in respect of any Intellectual Property of another Person; (ii) challenging the ownership, right to use or validity of the Company Intellectual Property or a Group Company’s right to use any Licensed Intellectual Property; or (iii) opposing or attempting to cancel or invalidate the rights of a Group Company in any Company Intellectual Property. To the Company’s Knowledge, no Person is infringing upon, misappropriating or otherwise violating the Company Intellectual Property. The Company has delivered or made available to Buyer true and complete copies of any material agreements covering Licensed Intellectual Property. No Group Company is in material breach of or in material default (whether with or without the giving of notice, passage of time or both) under any material agreement in respect of any Licensed Intellectual Property, and, to the Company’s Knowledge, no counterparty to any such agreement is in breach or default (whether with or without the giving of notice, passage of time or both) under or in respect of any such agreement for Licensed Intellectual Property.
(c)No current or former employee or contractor of a Group Company has any right to payment with respect to the ownership or use by a Group Company of any material Company Intellectual Property. Each current or former employee or contractor of the Group Companies that has contributed to the conception or development of any material Company Intellectual Property used by a Group Company, to the extent any such material Company Intellectual Property has not vested in a Group Company by operation of Law, has executed a valid and binding agreement assigning all rights in such Intellectual Property to a Group Company.

(d)Except as would not be material to the Group Companies, taken as a whole, the Group Companies have taken commercially reasonable measures to protect the confidentiality of its trade secrets and of third party confidential information provided to the Group Companies under an obligation of confidentiality.
(e)The Group Companies currently hold all required licenses to use any material third-party software or other technology used in their business and are in compliance in all material respects with the requirements thereof. No Group Company has used, modified or distributed any publicly available software or open source software in a manner that requires that any material proprietary software of the Group Companies be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge. The Group Companies are in possession of both the executable object code versions and source code for all material proprietary software they own or purport to own.
(f)Except as set forth on Schedule 3.20(g), and except for Permitted Liens or implied licenses granted in the ordinary course of business, no Group Company has granted to any third party any license rights in respect of any material Company Intellectual Property.
(g)Except as would not be material to the Group Companies, taken as a whole, no Group Company has, during the past three (3) years, infringed upon, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, the Intellectual Property of any other Person.
(h)The Group Companies have established an information security program that is reasonably implemented and maintained, and there have been no material violations of such information security program, during the past three (3) years. Except as would not be material to the Group Companies, taken as a whole, the information technology systems currently used by the Group Companies are in good working condition, do not, to the Knowledge of the Company, contain any malicious code or defect, and operate and perform as necessary to conduct the business of the Group Companies. Except as would not be material to the Group Companies, taken as a whole, the Group Companies have sufficient rights to use all information technology systems used or held for use in connection with the operation of the Group Companies’ business, all of which rights shall survive materially unchanged following the Closing. All material data owned by or licensed to the Group Companies will continue to be available to the Group Companies following the Closing on substantially the same terms and conditions as existed immediately before the Closing.
(i)Except as would not be material to the Group Companies, taken as a whole, the Group Companies and, to the Knowledge of Company and solely with respect to the processing of data on behalf the Group Companies, their data processors comply and have complied, during the past three (3) years, with their applicable publicly posted privacy policies and Information Privacy and Security Laws. Neither the execution, delivery or performance of this Agreement nor any of the other Transaction Documents, nor the consummation of any of the Transactions or the transactions contemplated by any other Transaction Documents, shall cause a Group Company to materially violate any Information Privacy and Security Laws or any of its applicable publicly posted privacy policies.
(j)Except as would not be material to the Group Companies, taken as a whole, the Group Companies and, to the Knowledge of Company and solely with respect to the processing of data on behalf the Group Companies, their data processors have not suffered during the past three (3) years, and are not suffering, a data breach, have not been and are not required to notify any Person or Governmental Authority of any data breach, and have not been and are not adversely affected by any malicious code, ransomware or malware attacks, or denial-of-service attacks on any of their information technology systems. None of the Group Companies nor any third party acting at the direction or authorization of the Group Companies has paid any perpetrator of any actual or threatened data breach or cyber attack, including a ransomware attack or a denial-of-service attack. The Group Companies have not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority alleging noncompliance or potential noncompliance with any Information Privacy and Security Laws or any applicable publicly posted privacy policies and have not been subject to any Actions relating to noncompliance or potential noncompliance with Information Privacy and Security Laws.
(k)Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.20 are the sole and exclusive representations and warranties of the Group Companies or the Shareholders concerning intellectual property (including Intellectual Property and information technology matters.

Section 3.21 Environmental Matters. Except with respect to the Specified Property, which is expressly excluded, and except as set forth on Schedule 3.21:

(a)The Group Companies taken as a whole are, and at all times during the past three (3) years have been, in material compliance with all applicable Environmental Laws. The Group Companies hold, and are in compliance with, the terms and conditions of, all permits required under applicable Environmental Laws to allow the Group Companies to operate their respective assets in the manner in which they are currently operated and maintained and to conduct the business of the Group Companies as currently conducted, except where the failure to hold and comply with any such permit, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Group Companies, taken as a whole. There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened in writing against any of the Group Companies alleging material violations of or material liability under any applicable Environmental Law. To the Knowledge of the Company (but for

purposes of this sentence only, with a duty of reasonable inquiry by the persons listed in the definition of Knowledge) there have been no Releases of Hazardous Materials by any of the Group Companies at any real property currently owned, leased or operated by a Group Company, except as would not reasonably be expected to result in a material liability to the Group Companies, taken as a whole. The Company has made available to Buyer correct and materially complete copies of all material environmental, health and safety audits, assessments and reports, and copies of all material documents relating to compliance with Environmental Laws (but excluding routine sampling reports prepared in the ordinary course of business), in each case (i) relating to any Group Company or any real property currently owned, leased or operated by a Group Company, (ii) within the possession of a Group Company, and (iii) prepared within the five (5) years prior to the date hereof.
(b)Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.21 are the sole and exclusive representations and warranties of the Group Companies or the Shareholders concerning environmental matters, Environmental Laws and Hazardous Materials.

Section 3.22 Absence of Changes. Since the Reference Balance Sheet Date, the Group Companies have conducted their businesses in all material respects in the ordinary course of business consistent with past practice. Except as otherwise expressly contemplated hereby, since the Reference Balance Sheet Date there has not been or occurred:

(a) a Material Adverse Effect;

(b) any making, declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Equity Interests of the Company, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any Equity Interests (other than any such dividend, distributions, purchases, redemptions, acquisitions or other similar transactions with respect to Tax distributions), and other than any dividend that would be permitted pursuant to Section 6.01(b)(ii);

(c) any split, combination, reclassification or recapitalization of Equity Interests of any Group Company;

(d) any grant, issuance, sale, transfer or other disposition of any of any Equity Interests of any Group Company, or any grant of any options, warrants, calls or preemptive or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of Equity Interests of any Group Company, except, in each case, transfers among the Shareholders that are reflected on Schedule 3.22(d);

(e) any change by any Group Company in its accounting methods, principles or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies), except as required by either Law or GAAP;

(f) any material revaluation by any Group Company of its material assets, excluding quarterly inventory revaluation, writing-off or discounting of notes, accounts receivable or other assets in the ordinary course of business consistent with past practice;

(g) any change by any Group Company in its material Tax elections or material accounting methods, any Group Company entering into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, any filing of an amended material Tax Return of any Group Company or a claim for refund of material Taxes with respect to the income, operations or assets of a Group Company, or a Group Company consenting to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(h) any amendment of the Governing Documents of any Group Company except as contemplated by this Agreement in order to effect the Transactions;

(i) any damage, destruction or loss not covered by insurance to the property of a Group Company in excess of $200,000, individually or in the aggregate;

(j) any investment in, or any loan, advance or capital contribution to, any other Person in excess of $200,000;

(k) any acquisition by merger or consolidation with, or purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person;

(l) any single capital expenditure or entry into any Contract or commitment therefor in excess of $200,000;

(m) entry into any Contract for the purchase or, if gross rent is over $500,000 per year, lease (as lessor or lessee) of real property, other than the amendment of the Amended Leases;

(n) any sale, lease (as lessor), transfer or other disposition of, license, mortgage or pledge, or imposition of any Lien on, any of its assets valued in excess of $500,000, in whole or in part, other than (i) sales of inventory in the ordinary course of business and personal property sold or otherwise disposed of in the ordinary course of business, and (ii) any asset which was obsolete or which was not material to the operation of the business;

(o) any creation, incurrence, assumption or agreement to create, incur, or assume or guarantee, any indebtedness for borrowed money other than money borrowed or advanced in the ordinary course of business or under existing lines of credit;

(p) any creation or assumption of any Lien on any material asset of a Group Company, other than Permitted Liens;

(q) any amendment, termination or adoption of any Benefit Plan, other than (A) in the ordinary course of business, (B) as required by any existing Benefit Plan or (C) as required by Law;

(r) any increase (other than de minimis) in the compensation or benefits of any officer, director or employee of a Group Company with a base salary in excess of $125,000, other than changes made (A) as permitted by a Benefit Plan with respect to such officer, director or employee or (B) as required by any Law;

(s) any delay in paying any payables or other liabilities of a Group Company when due or deferred expenses, in each case, outside the ordinary course of business, in excess of $500,000;

(t) any settlement of any Actions which involve payments of consideration in excess of $500,000, other than [***]; or

(u) any acceleration, write off or discount of any material accounts receivable of a Group Company other than in the ordinary course of business.
Section 3.23 Affiliate Matters. Except for Contracts (a) between or among the Group Companies, and (b) as set forth on Schedule 3.23, the Group Companies are not party to any Contract with any (i) present or former officer, director or manager of any of the Group Companies, (ii) Shareholder or Affiliate of the Company or present or former officer, director, manager or trustee of any such Shareholder or Affiliate, or (iii) any parent, child, spouse or sibling of an individual included in (i) or (ii) (the Persons included in (i), (ii) and (iii) being referred to as the “Related Persons”). Except as set forth on Schedule 3.23, no Related Person owns any direct or indirect interest of any kind in, or controls or has controlled, or is a manager, officer, director, shareholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of, or which has any other business relationship with, any Group Company or has any direct or indirect interest of any kind in any property (real, personal or mixed, tangible or intangible), which is used by any Group Company in the conduct of its business.

Section 3.24 Product Warranty; Products Liability.

(a)Except as set forth on Schedule 3.24, each product manufactured, sold or distributed or service provided by the Group Companies during the past three (3) years has been in conformity in all material respects with all express and implied warranties and all applicable Laws except as would not be reasonably expected to be material to the Group Companies, taken as a whole. The Group Companies have no material liability to replace, repair or refund any such products or other damages in connection therewith not reserved against on the most recent balance sheet included in the Financial Statements. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 3.24 shall be the sole and exclusive representations and warranties of the Company and Newco with respect to the conformity of the products and services of the Group Companies with all express and implied warranties and all applicable Laws and with respect to liability for replacement or repair or other damages in connection therewith or other customer or product obligations.
(b)There exist no material Actions and, to the Company’s Knowledge, there are no threatened material Actions, against any Group Company for injury to any Person or property suffered as a result of any product manufactured, sold or distributed by a Group Company. No Group Company has received any written notice regarding any material violation of Law, contractual commitment or liability, in each case, for personal injury with respect to any product manufactured, sold or distributed by a Group Company. No product manufactured or sold by a Group Company within the three (3) year period prior to the date hereof has been the subject of any recall by a Governmental Authority, except as would not be material to the Group Companies, taken as a whole.

Section 3.25 Suppliers. Schedule 3.25 sets forth a list of the ten (10) largest suppliers (“Material Suppliers”) of the Group Companies, as measured by the dollar volume of purchases from such suppliers by the Group Companies, in the aggregate, during each of the years ended December 31, 2020 and 2019, showing the amount of payments made by the Group Companies to each such supplier during each such period. No Material Supplier has provided written notice to a Group Company of its intention to cancel or materially change the terms of any Contract with a Group Company, or its provision of goods or services to a Group Company to the detriment thereof in the future.

Section 3.26 Anti-Corruption Matters. No Group Company nor any of its or their officers, directors or employees in their capacities as such, nor, to the Company’s Knowledge, any agent or other Person acting on behalf of a Group Company, has offered, authorized, made, paid or received (whether previously or agreed to do so in the future), directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person. No Group Company nor any of its officers, directors or employees in their capacities as such, nor, to the Company’s Knowledge, any agent or other Person acting on behalf of a Group Company, has, directly or indirectly, committed any violation of any Anti-Corruption and Anti-Bribery Law. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 3.26 shall be the sole and exclusive representations and warranties of the Company with respect to violation of any Anti-Corruption and Anti-Bribery Law.

Section 3.27 No Additional Representation or Warranties. Except as provided in this Article III and Article IV, none of the Group Companies, Newco, the Shareholders, any Shareholder Affiliates nor any other Person (including any Representatives of the foregoing) has made, or is making, any representation or warranty whatsoever (whether express or implied or written or oral) to Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided or made available to Buyer or its Affiliates. The Group Companies, Newco, the Shareholders, any Shareholder Affiliates and any other Person (including any Representatives of the foregoing) disclaim any and all liability and responsibility for any other representation, warranty, guaranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Buyer, its Affiliates or their respective Representatives (including the confidential information memorandum any opinion, information, projection, or advice that may have been or may be provided or made available to Buyer by any Representative of the Group Companies, Newco, the Shareholders or any of their respective Affiliates). None of the Shareholders, any Shareholder Affiliates, the Group Companies, Newco, nor any other Person (including any Representatives of the foregoing) has made a representation or warranty regarding the future revenue, probable success or profitability of the Group Companies, merchantability or fitness for any particular purpose (as such terms are understood under the Uniform Commercial Code), and no implied warranties whatsoever.

ARTICLE IV
Representations and Warranties of the Shareholders

Except as set forth in the Disclosure Schedule, each Shareholder (severally and not jointly) hereby represents and warrants to Buyer as to himself, herself or itself only (including only the subsection of Section 4.01(a)-(e) and Section 4.07 expressly applicable to such Shareholder), as of the date hereof and as of the Closing as follows:

Section 4.01 Authority and Binding Effect.

(a)Munera Family Trust. The Munera Family Trust is governed by the terms of its trust instrument dated January 1, 2018, which is in full force and effect and has not been terminated, revoked, reformed, or modified in any manner (except pursuant to any amendments heretofore provided), and a correct and complete copy of which has been made available to Buyer, including any amendments thereto. The Person named as the trustee of the Munera Family Trust on the signature page hereto is empowered to act as the sole authorized trustee under such Shareholder’s trust instrument and to take such action on behalf of such trustee. Such trustee has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations hereunder and thereunder, in each case on behalf of such Shareholder. The execution, delivery and performance of this Agreement by such trustee on behalf of such Shareholder and each of the Transaction Documents to which such Shareholder is a party is authorized by such Shareholder’s trust instrument and the Governing Documents of such trustee and no additional authorization or consent by such Shareholder, or any other Person on behalf of such trustee or such Shareholder, is required in connection therewith. The signatory trustee of the Munera Family Trust, in its corporate capacity, as a Limited Guarantor, further assumes personal liability for the representations and warranties made by such Shareholder hereunder if and only to the extent that such Person has distributed assets from the Trust outside the ordinary course of trust administration (consistent with and limited to the types and amounts of distributions made during the twelve months preceding the Closing) in amounts that prevent the Shareholder from fulfilling its obligations hereunder.
(b)Schladen Family Trust. The Schladen Family Trust is governed by the terms of its trust instrument dated December 7, 2006, which is in full force and effect and has not been terminated, revoked, reformed, or modified in any manner (except pursuant to any amendments heretofore provided), and a correct and complete copy of which has been made available to Buyer, including any amendments thereto. Each Person named as a trustee of the Schladen Family Trust on the signature page hereto is empowered to act as the authorized co-trustees under such Shareholder’s trust instrument. Each such co-trustee has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations hereunder and thereunder, in each case on behalf of such Shareholder. The execution, delivery and performance of this Agreement by each such co-trustee on behalf of such Shareholder and each of the Transaction Documents to which such Shareholder is a party is authorized by such Shareholder’s trust instrument and no additional authorization or consent by such Shareholder, or any other Person, is required in connection therewith. Each signatory trustee of the Schladen Family Trust, in the Person’s individual capacity, as a Limited Guarantor, further assumes personal liability for the representations and warranties made by such Shareholder hereunder if and only to the extent that such Person has distributed assets from the Trust in amounts that prevent the Shareholder from fulfilling its obligations hereunder.
(c)R. Sayour. R. Sayour is an individual resident of the State of New York and has all requisite capacity, power and authority to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations hereunder and thereunder.
(d)The LKS Family Trust. The LKS Family Trust is governed by the terms of its trust instrument dated November 18, 2020, which is in full force and effect and has not been terminated, revoked, reformed, or modified in any manner (except pursuant to any amendments heretofore provided), and a correct and complete copy of which has been made available to Buyer, including any amendments thereto. Each Person named as a trustee of The LKS Family Trust on the signature page hereto is empowered to act as the sole authorized trustee under such Shareholder’s trust instrument. Such trustee has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations hereunder and thereunder, in each case on behalf of such Shareholder. The execution, delivery and performance of this Agreement by such trustee on behalf of such Shareholder and each of the Transaction Documents to which such Shareholder is a party is authorized by such Shareholder’s trust instrument and no additional authorization or consent by such Shareholder, or any other Person, is required in connection therewith. The Person named as trustee of the LKS Family Trust, in the Person’s corporate capacity, as a Limited Guarantor, further assumes organizational liability for the representations and warranties made by such Shareholder hereunder to the extent that such Person has distributed assets from the Trust outside the ordinary course of trust administration (consistent with and limited to the types and amounts of distributions made during the twelve months preceding the Closing) in amounts that prevent the Shareholder from fulfilling its obligations hereunder.
(e)M. Sayour Trust. The M. Sayour Trust is governed by the terms of its trust instrument dated February 5, 2021, which is in full force and effect and has not been terminated, revoked, reformed, or modified in any manner (except pursuant to any amendments heretofore provided), and a correct and complete copy of which has been made available to Buyer, including any amendments thereto. The Person named as a trustee of the M. Sayour Trust on the signature page hereto is empowered to act as the sole authorized trustee under such Shareholder’s trust instrument. Such trustee has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations hereunder and thereunder, in each case on behalf of such Shareholder. The execution, delivery and performance of this Agreement by such trustee on behalf of such Shareholder and each of the Transaction Documents to which such

Shareholder is a party is authorized by such Shareholder’s trust instrument and no additional authorization or consent by such Shareholder, or any other Person, is required in connection therewith. The Person named as trustee of the M. Sayour Trust, in the Person’s individual capacity, as a Limited Guarantor, further assumes personal liability for the representations and warranties made by such Shareholder hereunder if and only to the extent that such Person has distributed assets from the Trust in amounts that prevent the Shareholder from fulfilling its obligations hereunder.
(f)This Agreement and each of the Transaction Documents to which such Shareholder is a party, when executed and delivered by the other parties hereto and thereto (assuming due execution and delivery by the other parties hereto and thereto), will constitute a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to the Remedies Exception.

Section 4.02 Title to the Purchased Shares. As of the date hereof such Shareholder has, and immediately prior to the Pre-Closing Reorganization will have, good and valid title to the shares of common stock of the Company set forth opposite such Shareholder’s name on Schedule 4.02, free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws. Immediately following the Pre-Closing Reorganization, such Shareholder will have good and valid title to the shares of Common Stock of Newco set forth opposite such Shareholder’s name on Schedule 4.02, free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws. Except for this Agreement and the Transaction Documents and except as set forth in Schedule 4.02, there are no shareholder agreements, voting trusts or other agreements or understandings to which such Shareholder is a party or by which it is bound relating in any way to any shares of capital stock of the Company or Newco.

Section 4.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.04, the execution and delivery by such Shareholder of this Agreement and the Transaction Documents to which such Shareholder is or will be a party and the consummation by such Shareholder of the Transactions do not and will not, as of the Closing,  if applicable, violate or conflict with the Governing Documents of such Shareholder,  violate any provision of, or result in the breach of, or constitute a default under, any applicable Law to which such Shareholder is subject or by which any property or asset of such Shareholder is bound, or  violate any provision of or result in a breach of, or constitute a default under, or require a consent under, any Contract to which such Shareholder is a party, or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Contract upon any of the assets or properties of such Shareholder, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination or creation of a Lien except to the extent that the occurrence of any of the foregoing items set forth in clause ii) or iii), would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Shareholder to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby in a timely manner (a “Shareholder Material Adverse Effect”).

Section 4.04 Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, notice, approval, Governmental Order or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Shareholder with respect to such Shareholder’s execution or delivery of this Agreement and the Transaction Documents to which such Shareholder is or will be a party or the consummation by such Shareholder of the Transactions, except (a) for applicable requirements of the HSR Act, (b) for compliance with any applicable securities Laws, (c) filings with the Secretaries of State of the States of Delaware and California as part of the Pre-Closing Reorganization, (d) for any consents, approvals, authorizations, designations, declarations or filings, the absence of which has not and would not, individually or in the aggregate, reasonably be expected to have a Shareholder Material Adverse Effect, and (e) as otherwise disclosed on Schedule 4.04.

Section 4.05 Litigation and Proceedings. There are no pending or, to such Shareholder’s actual knowledge threatened, Actions or, to such Shareholder’s actual knowledge, investigations before or by any Governmental Authority against such Shareholder that, individually or in the aggregate, have resulted in or would reasonably be expected to have a Shareholder Material Adverse Effect. There is no Governmental Order purporting to enjoin or restrain the execution, delivery and performance by such Shareholder of the Transactions contemplated hereby or that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Shareholder Material Adverse Effect.

Section 4.06 Brokers’ and Finders’ Fees. Except as set forth on Schedule 4.06, no broker, finder, financial advisor, investment banker, agent or other Person is entitled to any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made on behalf of such Shareholder or any of its Affiliates.

Section 4.07 Brokers’ and Finders’ Fees. The Schladen Family Trust acknowledges that any certificate(s) representing the Stock Consideration will be imprinted, and any Stock Consideration issued in non-certificated book-entry form will have a notation in Buyer’s stock ledger and other appropriate books and records, with a legend in substantially the following form (in the case of Stock Consideration issued in non-certificated book-entry form, reflecting conforming changes consistent with the non-certificated book-entry form):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

(b) The Schladen Family Trust acknowledges that it (i) is acquiring the Stock Consideration for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any applicable Law, (ii) has no present intention of selling, granting any participation in or otherwise distributing the same to any other person, (iii) has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the Stock Consideration and the business, properties, prospects and financial condition of Buyer and (iv) is financially sophisticated, able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business

No Additional Representation or Warranties. Except as provided in this Article IV, none of such Shareholder, any Shareholder Affiliate nor any other Person (including any Representatives of the foregoing), other than the Company and Newco in Article III, has made, or is making, any representation or warranty whatsoever (whether express or implied or written or oral) to Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided or made available to Buyer or its Affiliates. Such Shareholder, any Shareholder Affiliate and any other Person (including any Representatives of the foregoing), other than the Company and Newco to the extent set forth in Article III, disclaim any and all liability and responsibility for any other representation, warranty, guaranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Buyer, its Affiliates or their respective Representatives (including the confidential information memorandum and any opinion, information, projection, or advice that may have been or may be provided or made available to Buyer by any Representative of such Shareholder or any of their respective Affiliates). None of such Shareholder, any Shareholder Affiliate nor any other Person (including any Representatives of the foregoing), except the Company and Newco to the extent set forth in Article III, has made a representation or warranty regarding the future revenue, probable success or profitability of the Group Companies, merchantability or fitness for any particular purpose (as such terms are understood under the Uniform Commercial Code) and no implied warranties whatsoever.

ARTICLE V
Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Company and the Shareholders as of the date hereof and as of the Closing Date as follows:

Section 5.01 Organization of Buyer. Buyer is duly organized and is validly existing and in good standing as a corporation under the Laws of the State of Delaware and has the corporate power and authority to own its assets and properties and to conduct its business as it is now being conducted.

Section 5.02 Authority. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which Buyer is or will be a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is or will be a party and the consummation of the Transactions have been duly and validly authorized and approved by all necessary action on the part of Buyer and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the Transaction Documents to which Buyer is or will be a party and the Transactions. This Agreement and the Transaction Documents to which Buyer is or will be a party have been duly and validly executed and delivered by Buyer and constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

Section 5.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution and delivery by Buyer of this Agreement and the Transaction Documents to which Buyer is or will be a party and the consummation by Buyer of the Transactions do not and will not, as of the Closing, (a) violate or conflict with the Governing Documents of Buyer, (b) violate any provision of, or result in the breach of, or constitute a default under, any applicable Law to which Buyer is subject or by which any property or asset of Buyer is bound, or (c) violate any provision of or result in a breach of, or constitute a default under, or require a consent under, any Contract to which Buyer is a party, or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Contract upon any of the assets or properties of Buyer, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, termination or creation of a Lien.

Section 5.04 Litigation and Proceedings. There are no pending or, to the Knowledge of Buyer, threatened Actions, or, to the Knowledge of Buyer investigations, before or by any Governmental Authority against Buyer or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to materially hinder or impair the ability of, or otherwise prevent, Buyer from consummating the Transactions in a timely manner (a “Buyer Material Adverse Effect”). There is no Governmental Order purporting to enjoin or restrain the execution, delivery or performance by Buyer of the Transactions or that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

Section 5.05 Governmental Consents. Assuming the truth and completeness of the representations and warranties of the Shareholders, the Company and Newco contained in this Agreement, no consent, notice, approval, Governmental Order or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer with respect to Buyer’s execution or delivery of this Agreement or the Transaction Documents to which Buyer is or will be a party or the consummation by Buyer of the Transactions, except (a) for applicable requirements of the HSR Act, (b) filings with the Secretaries of State of the States of Colorado and California as part of the Pre-Closing Reorganization, (c) filings with the SEC to disclose the Transactions and related information, (d) filing of the Prospectus Supplement and (e) as otherwise disclosed on Schedule 5.05.

Section 5.06 Financial Ability; Solvency.

(a)Buyer at the Closing will have cash on hand necessary to consummate the Transactions on the Closing Date or in connection with the Closing, including effecting the payment of the Purchase Price and all related costs, fees and expenses. Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case, which would reasonably be expected to impair or adversely affect such resources. Buyer confirms that it is not a condition to Closing or any of its other obligations under this Agreement that Buyer obtain financing for or in connection with the Transactions.
(b)Buyer is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Shareholders, Newco and the Company contained in this Agreement are true and correct in all material respects, after giving effect to the Transactions, at and immediately after the Closing, each of Buyer and the Group Companies (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts or other contingent liabilities as they mature or become due), (ii) will not be left with unreasonably small capital and liquidity with which to engage in its business, and (iii)

will not have incurred and does not plan as of the Closing Date to incur debts beyond its ability to pay as they mature or become due.

Section 5.07 Brokers’ and Finders’ Fees. Except as set forth on Schedule 5.07 (which fees, for the avoidance of doubt, shall be the sole responsibility of Buyer), no broker, finder, financial advisor, investment banker, agent or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions or any Transaction Document based upon arrangements made by Buyer or any of its Affiliates.

Section 5.08 No Outside Reliance.

(a)As of the date hereof, Buyer’s Chief Legal Officer, Michelle Shepston, has no actual knowledge, without any duty of inquiry, that any of the representations and warranties in Article III and/or Article IV (including the Schedules thereto) are not true and correct in all material respects, it being understood and agreed that knowledge of facts and circumstances giving rise to such failure to be true and correct shall not in itself be considered “actual knowledge” for the purposes of this sentence without conscious awareness both of such facts and circumstances and that such facts and circumstances constitute such a failure. Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusion regarding, the business, operations, assets, condition (financial or otherwise) and prospects of the Group Companies and their respective businesses. In entering into this Agreement, Buyer (on its own behalf and on behalf of its Affiliates) acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral or express or implied) made by, on behalf of or relating to the Shareholders, Newco, the Group Companies (or their respective businesses) or any of their respective Affiliates or Representatives, except for the representations and warranties expressly set forth in Article III and/or Article IV (and, with respect to such representations and warranties, subject to the limitations and qualifications thereto set forth therein (including the disclosures set forth in the Schedules)).
(b)Buyer (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that (i) except for the representations and warranties contained in Article III and Article IV, none of the Shareholders, Newco, the Group Companies, any Shareholder Affiliate nor any other Person (including any Representatives of the foregoing) has made, or is making, any representation or warranty whatsoever (whether express or implied or written or oral) to Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided or made available to Buyer or its Affiliates. The Shareholders, the Group Companies, any Shareholder Affiliate and any other Person (including any Representatives of the foregoing) disclaim any and all liability and responsibility for any other representation, warranty, guaranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Buyer, its Affiliates or their respective Representatives (including the confidential information memorandum and any opinion, information, projection, or advice that may have been or may be provided or made available to Buyer by any Representative of the Shareholders, the Company or any of their respective Affiliates).

Buyer (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that, except to the extent otherwise set forth in Article III and Article IV, neither the Shareholders, Newco nor the Group Companies or any of their respective Affiliates have made or will make on or prior to the Closing any representation or warranty regarding the future revenue, probable success or profitability of the Group Companies, merchantability or fitness for any particular purpose (as such terms are understood under the Uniform Commercial Code) and no implied warranties whatsoever.

Section 5.09 Acquisition for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions. Buyer confirms that the Shareholders and the Company have made available to Buyer and its Affiliates and their respective agents and Representatives the opportunity to ask questions of the officers and management employees of the Group Companies as well access to the documents, information and records of the Group Companies and an opportunity to acquire additional information about the business and financial condition of the Group Companies, in each case, to Buyer’s satisfaction, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the Group Companies and their respective properties, assets, business, financial condition, documents, information and records. Buyer is acquiring the Purchased Membership Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Purchased Membership Interests. Buyer understands and agrees that the Purchased Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable. Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Section 5.10 Buyer SEC Reports; Financial Statements.

(a)During the past three (3) years, Buyer has filed all forms, reports and documents with the United States Securities and Exchange Commission (the “SEC”) that have been required to be filed by it pursuant to applicable laws prior to the date hereof (collectively, the “Buyer SEC Reports”). Each Buyer SEC Report complied, as of its filing date and giving effect to any amendments or supplements thereto filed prior to date hereof, in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, each as in effect on the date that such Buyer SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Buyer SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Buyer is required to file any forms, reports or documents with the SEC. The DMC Stock is listed on the Nasdaq Stock Market and DMC has no Knowledge of any facts or circumstances reasonably likely to constitute a listing deficiency under the rules of the Nasdaq Stock Market with respect to the DMC Stock.
(b)The consolidated financial statements (including any related notes and schedules) of the Buyer and its Subsidiaries filed with the Buyer SEC Reports (i) were prepared in all material respects in accordance with GAAP (applied consistently during the periods involved) and the rules and regulations of the SEC with respect to accounting requirements (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q promulgated by the SEC with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments and to any other adjustment described therein). Except as have been described in the Buyer SEC Reports, there are no unconsolidated Subsidiaries of the Buyer or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

Section 5.11 Buyer Information. Any information provided or to be provided by Buyer on behalf of itself or any of its Affiliates in connection with any filing, application, notice or other correspondence used in connection with requesting or obtaining actions, non-actions, clearances, waivers, consents, approvals, permits, or orders, making registrations, filings and submissions and furnishing information, in each case, pursuant to Section 8.01 and/or Section 6.04, does not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

Section 5.12 Buyer Capitalization. The authorized capital stock of Buyer consists of twenty five million (25,000,000) shares of DMC Stock and four million (4,000,000) shares of preferred stock, par value $.05 per share. As of 5:00 p.m., Pacific Time, on December 14, 2021 (such time and date, the “Capitalization Date”), 18,724,580 shares of DMC Stock were issued and outstanding, 570,165 shares of DMC Stock were held in treasury and 129,269 shares of DMC Stock were subject to options, warrants or convertible securities (assuming vesting at target levels). All outstanding shares of DMC Stock are, and the Stock Consideration will be as of Closing, validly issued, fully paid, nonassessable and free of any preemptive rights.

ARTICLE V
Pre-Closing Covenants

Section 6.01 Conduct of Business.

(a)From the date hereof through the Closing or such time as this Agreement is terminated in accordance with Article XI, except as (i) would constitute a violation of applicable Law, (ii) set forth on Schedule 6.01, (iii) expressly contemplated by this Agreement, (iv) required in connection with any COVID-19 Measures, or (v) consented to by Buyer or its Affiliates in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) the Company shall, and shall cause each of its Subsidiaries to, operate in the ordinary course and in accordance with past practices and, to the extent consistent with such operation in the ordinary course and past practices, use commercially reasonable efforts to (1) preserve its current business organization in all material respects and taken as a whole, (2) preserve beneficial business relationships generally with customers, suppliers, distributors, vendors and employees and (3) bill and attempt to collect accounts receivable and to pay accounts payable in the ordinary course of business and in a manner consistent with past practice, and (B) the Company and Newco shall not, and shall not permit or cause any of their Subsidiaries to:
(i)(A) change or amend the Governing Documents of the Company or Newco, except as otherwise required by Law or in order to effect the Pre-Closing Reorganization, the AAP Conversion, the Partnership Formation Transaction or the Redemptions or (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Equity Interests or Convertible Securities of the Company or Newco;
(ii)make, pay, set aside or declare any dividend or other distribution in respect of the Equity Interests of the Company or Newco, other than cash dividends paid prior to the Calculation Time or dividends paid to a Company Subsidiary;
(iii)adopt or enter into a plan of complete or partial liquidation, dissolution or restructuring or effect any recapitalization, reclassification, distribution, equity split or like change in its capitalization, except as otherwise required by the Pre-Closing Reorganization, the AAP Conversion, Partnership Formation Transaction, or the Redemptions;
(iv)materially modify or terminate (excluding any expiration or automatic renewal in accordance with its terms) any Material Contract;
(v)materially modify any discount, allowance, warranty, refund or return terms for any material customer or Material Supplier;

(vi)sell, assign, transfer, convey, lease, license, abandon, permit to lapse, dedicate to the public, encumber (other than an encumbrance that constitutes a Permitted Lien) or otherwise dispose of any assets or properties that are material to the Group Companies;
(vii)except as (A) required by Law, (B) as required by any existing Benefit Plan or (C) in the ordinary course of business, terminate, amend or adopt or enter into an Employee Benefit Plan;
(viii)except (A) as required by Law or (B) changes permitted by a Benefit Plan with respect to an officer, director or employee of a Group Company, (i) enter into any labor or collective bargaining agreement or (ii) increase (other than de minimis) the compensation or benefits of any officer or director or employee of a Group Company with a base salary in excess of $125,000;
(ix)acquire by merger or consolidation with, or merge or consolidate with, or purchase all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(x)make any loans or investments in, or material advances of money to, any Person (other than to any Company Subsidiary), except for advances to employees or officers of any of the Group Companies for expenses incurred in the ordinary course of business or to a participant in a Company Qualified Plan pursuant to the terms of such plan in the ordinary course of business;
(xi)except as may be required to effectuate the Pre-Closing Reorganization, the AAP Conversion, the Partnership Formation Transaction, and the Redemptions (A) make or change any material Tax election, (B) settle or compromise any material Tax liability, (C) enter into any closing agreement with respect to any material Tax liability of any of the Group Companies, or (D) consent to any extension or waiver of the statute of limitations applicable to any material Taxes of the Group Companies, in each case, to the extent such action would have a material and adverse effect on Buyer or its Affiliates, it being agreed and understood that this clause (xi) contains the sole restrictions in this Section 6.01 relating to Taxes and Tax matters;
(xii)implement or adopt any material change in accounting principles, practices or methods, other than as may be required by Law or by GAAP;
(xiii)cancel, compromise or settle any Action, except for (A) [***], (B) any settlement involving a payment of less than $1,000,000 by any Group Company and which does not impose on any of the Group Companies any material post-Closing sanctions or restrictions on business operations or (C)

which related to a matter for which a reserve has been established in the Financial Statements and disclosed on Schedule 6.01, to the extent of such reserve; or
(xiv)enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 6.01.
(b)Notwithstanding anything contained in this Agreement (including in this Section 6.01) to the contrary, nothing in this Agreement shall prohibit any of the Group Companies from (i) repaying Indebtedness prior to the Calculation Time or (ii) declaring, setting aside or paying any cash dividends on, or making any other cash distributions in respect of, any outstanding Equity Interests of any of the Group Companies; provided, that, in each case, all such dividends are paid in full prior to the Calculation Time. The Company shall pay cash dividends pursuant to the foregoing so as to minimize the amount of the Estimated Closing Date Cash subject to a reasonable reserve.
(c)Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Group Companies and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02 Information Rights. From the date hereof until the Closing Date or such time as this Agreement is terminated in accordance with Article XI, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to any of the Group Companies by third parties that may be in any of the Group Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law, the Company shall, and the Shareholders shall cause the Company to, afford to Buyer and its accountants, counsel, other Representatives and, with the consent of the Company (provided, the Company has consented with respect to the financing to be provided by Keybank (and members of the syndicate arranged by Keybank for the purpose of providing such financing) pursuant to the “highly confident” letter in the form provided by Buyer to the Company), potential sources of financing reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Group Companies, to their respective properties, books, Contracts, commitments, Tax Returns, records and such executive officers and senior management personnel of the Group Companies as Buyer may reasonably request, and shall furnish such Representatives and permitted potential sources of financing with financial and operating data and other information concerning the affairs of the Group Companies, in each case, as such Persons may reasonably request (except for the purpose of threatening or bringing a claim of breach or fraud hereunder); provided, that (a) such investigation shall only be upon reasonable advance written notice and shall be at Buyer’s sole cost and expense, (b) Buyer and its Representatives and permitted potential sources of financing shall not be permitted to perform any intrusive, invasive or subsurface investigation, sampling or testing of any environmental media at any Leased Real Property or Owned Real Property, including sampling of soil, groundwater, surface water, building materials, indoor or outdoor air, or wastewater discharges, and/or (c) such information or access shall not be provided to the extent such disclosure, or access, would, or would be reasonably expected to: (i) cause competitive harm to the Group Companies if the Transactions are not consummated, (ii) jeopardize any attorney-client, accountant-client or other privilege or other immunity or protection from disclosure of the Group Companies (iii) contravene any Law, Contract or any other obligation of confidentiality to which and of the Group Companies is subject. All information obtained by Buyer and its Representatives and permitted potential sources of financing shall be subject to the Confidentiality Agreement. All requests for access to the properties, books and records of the Group Companies shall be made to the Designated Contacts only. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information to the extent such access is restricted by applicable Law. Buyer agrees that it will not, and will cause its Representatives and permitted potential sources of financing not to, use any information obtained pursuant to this Section 6.02 for any purpose unrelated to the consummation of the Transactions contemplated by this Agreement. To the extent any information or access requested pursuant to the foregoing is withheld as a result of a confidentiality obligation, legal prohibition, on the grounds of privilege or other reason as contemplated by this Section 6.02, the Company will promptly inform Buyer of the reason the information or access is being withheld.

Section 6.03 Contact with Key Stakeholders. From the date hereof through the Closing or such time as this Agreement is terminated in accordance with Article XI, (a) all communication with the Shareholders or the Group Companies (including requests for access or information pursuant to Section 6.02) shall be directed to such Persons as the Shareholders’ Representative may designate in writing from time to time (collectively, the “Designated Contacts”), and (b) other than the Designated Contacts, neither Buyer nor any of its Affiliates (nor any Person acting on behalf of any of them, including any of their respective representatives) shall, directly or indirectly, contact or communicate with any employees, suppliers, landlords, distributors or licensors of the Company concerning any of the Group Companies, this Agreement, any Transaction Document or the Transactions without the prior written consent of the Shareholders’ Representative.

Section 6.04 Support of Transaction. Without limiting any covenant contained in Article VI, Article VII or Article VIII (but subject to the limitations of this Agreement with respect to such other covenants), from the date hereof through the Closing or such time as this Agreement is terminated in accordance with Article XI, Buyer, on the one hand, and the Company, Newco and the Shareholders, on the other hand, shall each, and shall each cause their respective Affiliates to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary or advisable to obtain as promptly as practicable all governmental and regulatory consents required by the terms of this Agreement to be obtained in connection with the Transactions, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer and its respective Affiliates, on the one hand, or the Shareholders and the Company and their respective Affiliates, on the other hand, are required to obtain in order to consummate the Transactions, and (c) take such other action as may reasonably be necessary or advisable or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions on or about the Target Closing Date. From and after the Closing, the Shareholders’ Representative shall provide reasonable cooperation to Buyer and the Company in obtaining the consent of the Company’s auditor to the filing with the SEC of the Financial Statements.

Section 6.05 Frustration of Conditions. From the date hereof through the Closing or such time as this Agreement is terminated in accordance with Article XI, each Party agrees that it shall not, directly or indirectly, and shall not permit any of its Affiliates to, directly or indirectly, take any action or fail to take any action that is intended to or that would reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied or that could otherwise be reasonably expected to prevent, impair or materially delay the consummation of the Transactions.

Section 6.06 Resignations. The Company shall cause to be delivered to Buyer on the Closing Date such resignations of members of the board of directors, officers or managers (or equivalent) of the Company which have been requested in writing by Buyer at least five (5) Business Days prior to the Closing Date, such resignations to be effective concurrently with, and subject to, the Closing.

Section 6.07 Real Property (Owned Real Property). From the date of this Agreement through the Closing, at Buyer’s request in writing, and at no cost to Seller or the Group Companies, the Group Companies shall cooperate with Buyer in taking the actions reasonably necessary for Buyer to obtain, on behalf of the Company, one or more title insurance policies with the standard pre-printed exceptions deleted or modified in a customary fashion (in either case, to the extent reasonable to do so) (the “Title Policies”), based on the commitment for ALTA title insurance policies covering those properties more particularly described in Schedule A of the Title Commitment (as defined below), including, that certain property commonly known as 3225 E Washington Boulevard, Los Angeles, California (the “Washington Blvd. Property”), and all beneficial easements and other rights appurtenant thereto, issued by First American Title Insurance Company (the “Title Company”), with File No. NCS-981492-CO (the “Title Commitment”). Such actions that the Group Companies hereby agree to undertake shall be (if requested by Buyer in writing) the following (only to the extent the same comply with the provisions of the previous sentence): (i) if necessary, reasonably cooperate with Buyer in updating that certain ALTA/NSPS survey for the Washington Blvd. Property, dated November 26, 2019, prepared by CDS, Commercial Due Diligence Services, CDS Project Number 19-10-0709 (the “Survey”), (ii) execute and/or deliver to Buyer or the Title Company, any documents reasonably and customarily required by the Title Company to issue the Title

Policy(ies), including, without limitation, any Schedule B-1 requirements listed in the Title Commitment and any reasonable and customary affidavits or documents, including an owners’ affidavit with “no change to survey” language, in order to allow Buyer, on behalf of the Company, to use the Survey to obtain the Title Policy; (iii) execute and/or deliver to Buyer or the Title Company any reasonable and customary affidavits required to provide for mechanic’s lien coverage; and (iv) use reasonable efforts to remove any mechanics’, judgment or other monetary liens on the Washington Blvd. Property, if any, prior to, or simultaneously with the Closing. Notwithstanding the foregoing, it is expressly understood that some or all of the actions and results contemplated under this Section 6.07 may not, due to the short time period expected between the date of this Agreement and the Closing, be achieved prior to Closing. Accordingly, the Buyer confirms that the achievement of any of the outcomes or results sought by this Section 6.07 shall not be a condition to Closing, failure to achieve such outcomes or results shall not be a basis to not consummate the Closing, and only a bad faith and material breach of this Section 6.07 may be considered under Section 9.02(b).

Section 6.08 Exclusivity. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, except for the transactions contemplated by this Agreement, the Shareholders shall not, and shall cause the Company, Newco and their respective Representatives not to, directly or indirectly, solicit, knowingly encourage, negotiate, accept or discuss, any proposal or offer from any person or group of persons other than Buyer and its Affiliates to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of the Company (each, an “Acquisition Proposal”), whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transactions. The Company agrees to promptly notify Buyer if any member of the Company Group receives any indication of interest, request for information or offer in respect of an Acquisition Proposal, will promptly communicate to Buyer in reasonable detail the terms of any such indication, request or offer. Promptly upon execution of this Agreement, the Company shall, and shall cause the Company Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its Affiliates regarding an Acquisition Proposal. The Company represents that no member of the Company Group is party to or bound by any agreement with respect to an Acquisition Proposal (other than non-disclosure agreements which do not constitute Acquisition Proposals) other than this Agreement.

Section 6.09 Pre-Closing Transactions. Each Party shall take, and shall cooperate with each other Party in taking, the actions necessary to complete the Pre-Closing Reorganization and the Partnership Formation Transaction as contemplated by this Agreement, as illustrated on Exhibit B. Buyer shall cause DMC Korea not to transfer, dispose or hypothecate the one percent (1.0%) Membership Interest is acquires in the Partnership Formation Transaction until the Closing has occurred.

Section 6.10    Shareholders’ Agreement; Redemption Amounts.
(a)For the avoidance of doubt, the Shareholders and the Company hereby (a) consent to the Company and each of the other Shareholders entering into and performing its obligations under this Agreement and any of the other Transaction Documents, including the transfer of the Purchased Member Interests hereunder, (b) waive any and all rights of first refusal, secondary refusal rights or other rights (whether arising under the Shareholders’ Agreement or otherwise) pertaining to any of the foregoing, (c) agree that the Pro Rata Share is correct and calculated in accordance with the Governing Documents of the Company and (d) acknowledge and agree that the Shareholders’ Agreement is, effective as of the Closing, hereby cancelled and terminated for all purposes, without prejudice, liability or penalty to any party thereto, and no further payments of any kind shall be due thereunder.
(b)The Shareholders and Newco agree among themselves that they each shall and shall each cause Newco, in redemption for 100% of the relevant Shareholder’s respective shares of stock in Newco, to (x) pay to R. Sayour, the LKS Family Trust, the M. Sayour Trust and the Schladen Family Trust, concurrently with the Closing, the amount of cash opposite their respective names under the column heading “Redemption Cash Amount or Distribution Amount” on the live version of the “Example” tab of the Excel spreadsheet that has been shared and delivered amongst them (the “Redemption Spreadsheet”) (a non-live version of which is set forth on Schedule 6.10(b)) (implementing the “calculation procedure” described below) and to deliver to the Schladen Family Trust, concurrently with the Closing, the Stock Consideration (together with appropriate instruments of transfer), in each case free of all Liens and (y) subsequent to the Closing, as an adjustment to the redemption amounts paid at Closing, promptly pay to each of R. Sayour, the LKS Family Trust, the M. Sayour Trust and the Schladen Family Trust such Shareholder’s Pro Rata Share of any Adjustment Amounts (including any amounts received from the Working Capital Escrow Account), Indemnity Escrow Amounts, Tax Adjustments or indemnity payments made by or on behalf of the Buyer that is or are received by or on behalf of Newco. The Shareholders and Newco agree to use their reasonable efforts to agree to the form and terms of a redemption agreements providing for the above redemptions and payments and deliveries, but whether or not any such agreement is entered, such redemptions and payments shall be completed as required in this Section 6.10(b). Each Shareholder has reviewed and approved the Redemption Spreadsheet and understands that it provides for a methodology of calculating the Redemption payments to each Shareholder that each Shareholder believes is fair and appropriate and of benefit to such Shareholder (even though there may be other ways of calculating the Redemption amounts), and each Shareholder waives any claim that such Schedule is inaccurate, unfair or a breach of any agreement or law. Each Shareholder agrees that the calculation procedure required for accurately deriving the correct and agreed upon Redemption Cash Amount is to make no changes to any cell on such Redemption Spreadsheet except that, only with respect to the cells highlighted in yellow under the heading “Net Proceeds Funded by DMC,” the appropriate estimates used to determine the Closing Cash Consideration shall be input into such cells of the “live” version of such spreadsheet, and then, without any other changes, the resulting outputs under the Redemption Cash Amount shall be binding and used as the cash redemption amounts in redemption of all shares of Newco stock held by the above referenced Shareholders (plus the Stock Consideration for the Schladen Family Trust), subject to any post-Closing adjustments required by this Agreement (which shall require appropriate new values to be input to such cells of the “live” version of the spreadsheet, consistent with the final adjustments required by this Agreement). The Shareholders agree that the Stock Consideration is a fixed number of shares and is not dynamically adjusted on account of working capital or other adjustment variables. To the extent of any disagreement or dispute between or among the Shareholders with respect to any allocation of the consideration related to this Agreement, the Redemption Spreadsheet, and the fundamental principles and methods inherent therein, shall be considered and treated as the agreement among the Shareholders to allocate consideration in accordance therewith. This Section 6.10(b) is for the sole benefit of Newco and the Shareholders and may not be enforced by any other Person. This Section 6.10(b) shall survive the Closing as between and among the Shareholders and Newco.

ARTICLE VII
Certain Post-Closing Covenants

Section 7.01 Indemnification and Insurance.

(a)From and after the Closing, Buyer agrees that it shall indemnify and hold harmless each present and former equity holder (direct or indirect) director, manager, officer and employee of any of the Group Companies against any costs or expenses (including reasonable attorneys’ costs, fees and expenses), judgments, fines, Losses, claims, damages or liabilities incurred in connection with any claim or any Action, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that any of the Group Companies, to the fullest extent permitted by applicable Law and its respective Governing Documents in effect on the date hereof is required or permitted to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Buyer shall cause each Group Company (i) to maintain for a period of not less than six (6) years from the Closing provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of its former and current officers, directors, managers, employees and agents that are no less favorable to those Persons than the provisions of Governing Documents of such Group Company, in effect as of the date hereof (and the Parties agree that such provisions of the Operating Agreement satisfy this requirement with respect to the Company) and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)For a period of six (6) years from the Closing, Buyer shall cause the Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by any of the Group Companies’ directors’ and officers’ liability insurance policies (or any insurance policies of an Affiliate of the Company which cover such Persons) by obtaining a prepaid, non-cancelable six (6)-year “tail” policy (the “D&O Tail Policy”) containing terms not less favorable than the terms of the current directors and officers liability insurance held by the Company with respect to matters existing or occurring at or prior to the Closing and in form and substance reasonably acceptable to Buyer, and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof. All costs, fees, and expenses (including insurance premiums) relating to obtaining and maintaining the D&O Tail Policy shall be borne in their entirety by Buyer.
(c)The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.01 (an “Article VII Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement (except as expressly provided otherwise herein) is intended to be exclusive of any other right or remedy, and (except as expressly provided otherwise herein) every other right and remedy shall be cumulative and in addition to every other right and remedy of such Article VII Indemnified Person given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder or otherwise by such Article VII Indemnified Person shall not prevent the concurrent or subsequent assertion of any other right or remedy (except as expressly provided otherwise herein). Buyer hereby acknowledges that the Article VII Indemnified Persons have, or may in the future have, certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an Article VII Indemnified Person by Buyer or the Company pursuant to any Governing Document or this Section 7.01 (any of the foregoing, an “Indemnification Obligation”), Buyer (on behalf of itself and its current and future Affiliates) shall, and shall cause the Group Companies to (i) jointly and severally, and at all times, be the indemnitors of first resort (i.e., Buyer’s or the Company’s obligations to an Article VII Indemnified Person shall be primary, and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Article VII Indemnified Person shall be secondary), and (ii) at all times, be required to advance, and shall be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that an Article VII Indemnified Person may have against the Other Indemnitors. Furthermore, Buyer irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims that the Article VII Indemnified Person must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before Buyer or the Company must perform its expense advancement and reimbursement, and indemnification obligations, under this Agreement.
(d)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Company. In the event that Buyer or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.01.
(e)Buyer shall assume, and be jointly and severally liable with the Group Companies for, and shall cause the Group Companies to honor, each of the covenants in this Section 7.01. Furthermore, Buyer hereby guarantees the performance by the Group

Companies following the Closing of the indemnification and other obligations pursuant to this Section 7.01 (including with respect to the maintenance of the Governing Documents of each of the Group Companies in accordance with the last sentence of Section 7.01(a)) and the Governing Documents of the Group Companies. Notwithstanding the foregoing, nothing in this Section 7.01 will limit Buyer’s rights to indemnification as set forth in Article X.

Section 7.02 Employee Matters.

(a)For the period commencing at the Closing and ending on the first anniversary of the Closing Date or, if earlier, the date when such Employee’s employment with the Group Companies terminates, the Buyer shall, or shall cause the Company to, provide each Employee who continues to be employed by the Company after the Effective Time with (i) base salary or hourly wage that is no less favorable than the base salary or hourly wage provided to such Employee immediately prior to Closing, (ii) the opportunity to share in incentive opportunities (excluding any incentive opportunities related to the transactions contemplated under this Agreement), that are, in the aggregate, no less favorable than the incentive opportunities provided to all such Employees immediately prior to the Closing and (iii) benefits and perquisites that are comparable in the aggregate to such Employee than those benefits provided to such Employee immediately prior to the Closing.
(b)In furtherance, and not in limitation, of Section 7.02(a), for the period commencing at the Closing and ending on the first anniversary of the Closing Date, Buyer shall take the actions described on Schedule 7.02(b).
(c)On or promptly following the Closing Date, but in any event within fifteen (15) days thereof, Buyer shall pay, or shall cause the Company to pay, to the extent not previously paid by the Company or its Subsidiaries at Closing, all amounts due or accrued pursuant to the Specified Change in Control Bonuses identified on Schedule 7.02(c).
(d)Promptly after the Closing, the Buyer shall grant to each Key Employee a Retention Award in respect of the number of shares of Restricted Stock set forth next to such individual’s name on Schedule 7.02(d).
(e)From and after the Closing, Buyer shall, or shall cause the Company to, cause service accrued on or prior to the Closing with the Company (or any predecessors thereof) by the Employees prior to the Closing Date to be taken into account for purposes of eligibility to participate or receive benefits, vesting and levels of benefits, and including for purposes of severance, vacation/paid time off, layoff and for any purposes as may be required under applicable Law, but not for purposes of equity or equity based compensation or benefits, nonqualified deferred compensation, defined benefit pension benefits or post-termination or retiree health or welfare benefit plans or arrangements, as applicable, under all Employee Benefit Plans in which such Employees are eligible to participate immediately following the Closing Date (the “Replacement Plans”). Notwithstanding the foregoing, no such service shall be credited to the extent doing so would result in a duplication of benefits and such service shall only be credited to the extent credited under a comparable Benefit Plan in which such Employee participated prior to Closing. Without limiting the foregoing, Buyer shall or shall cause the Company to use its commercially reasonable best efforts to: (i) waive, or cause its Affiliates or insurance carriers to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Employee or spouse or dependent thereof, and any other restrictions that would prevent immediate or full participation by such Employee or spouse or dependent thereof, under such Replacement Plan, to the same extent satisfied or waived under a comparable Benefit Plan, and (ii) provide, or cause its Affiliates or insurance carriers to provide, full credit to each Employee or spouse or dependent thereof for any copayments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Employee or spouse or dependent thereof under the comparable Benefit Plan during the plan year of the Replacement Plan up to and including the Closing as if such amounts had been paid under such Replacement Plan.
(f)Each month during the period commencing at the Closing and ending on the three (3) month anniversary of the Closing Date (the “Healthcare Period”), Buyer shall or shall cause the Company to pay R. Sayour (A) an amount equal to the portion of the premium paid by the Company and its affiliates for coverage under its group health plan at the same levels and cost as in effect for active employees of the Company (the “Healthcare Payment”), payable in equal installments in accordance with the Company’s regular payroll practices, (B) plus an additional amount (payable at the same time as the applicable portion of the Healthcare Payment) such that, after payment of federal, state and local income tax and employment tax in respect of such portion of the Healthcare Payment, R. Sayour will retain a net amount equal to the payment he would have received had such portion of the Healthcare Payment not been taxable to him.
(g)The Company shall have provided to Buyer evidence, reasonably satisfactory to Buyer, that the Company or any other member of the Group Companies, as applicable, have taken all actions reasonably necessary to terminate each Company Qualified Plan, including: (i) adoption of a resolution terminating each such plan contingent upon Closing with a termination date that is not later than the day prior to the Closing Date, (ii) fully vesting the accounts of affected participants, and (iii) making all applicable required contributions to the Qualified Plan, including any applicable matching contributions, in connection with such termination.
(h)Effective not later than the Closing Date, Buyer shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, a “Buyer Qualified Plan”). Each employee who continues to be employed by the Company after the Effective Time (each, a “Continuing Employee”) participating in a Company Qualified Plan immediately prior to the Closing Date shall become a participant in a Buyer Qualified Plan as soon as is administratively practicable following the Closing Date (the “401(k) Start Date”), and each Continuing Employee who would have become eligible to participate in a Company Qualified Plan shall become a participant in a Buyer Qualified Plan no later than the later of such time as (i) he or she would have become eligible to participate in the Company Qualified Plan and (ii) the 401(k) Start Date. To the extent permitted by the Buyer Qualified Plan and the Company Qualified Plan, in connection with the distribution of his or her account under the Company Qualified Plan, each Continuing Employee may elect to make a direct rollover of eligible rollover distributions from the Company Qualified Plan to the Buyer Qualified Plan. To the extent permitted by the Buyer Qualified Plan and the Company Qualified Plan, any such Continuing Employee with an outstanding loan under a Company Qualified Plan shall be entitled to have such loan distributed in-kind and rolled over into the Buyer Qualified Plan and Buyer shall thereafter maintain such loan under the Buyer Qualified Plan.
(i)All provisions contained in this Section 7.02 with respect to the Employees are included for the sole benefit of the respective parties, and shall not create any right: (i) in any other Person; or (ii) to continued employment with the Company, any of its Subsidiaries, or Buyer. Nothing contained in this Section 7.02 is intended to be or shall be considered to be an amendment, termination, modification or adoption of any plan, program, Contract, arrangement or policy of the Company, any of its Subsidiaries, or Buyer. In addition, nothing contained in this Section 7.02 shall interfere with Buyer’s, the Company’s or any of the Company’s Subsidiaries’ right to amend, modify or terminate any Employee Benefit Plan in accordance with its provisions or to terminate the employment of any Employee for any reason.

Section 7.03 R&W Insurance Policy.
(a)In the event that Buyer or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in Article III and/or Article IV or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), then (i) all premiums, underwriting fees, brokers’ commissions and other costs, fees and expenses related to such R&W Insurance Policy shall be borne by Buyer or such Affiliate as set forth herein, (ii) any retention amount payable thereunder shall be solely the obligation of Buyer or such Affiliate and (iii) such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of Fraud) against the Company and the Shareholders in connection with this Agreement and the transactions contemplated hereby.
(b)In the event that Buyer or any of its Affiliates obtains a R&W Insurance Policy at or prior to (or otherwise in connection with) the Closing, the final bound R&W

Insurance Policy (which must be in compliance with the requirements set forth in this Section 7.03) shall have been delivered to the Shareholders’ Representative at or prior to the Closing. Buyer acknowledges and agrees that any R&W Insurance Policy may not be amended or otherwise modified in any manner adverse to the Company or the Shareholders without the Shareholders’ Representative’s prior written consent (which consent may be withheld in its sole discretion).

Section 7.04 Retention of Books and Records; Confidentiality.

(a)From and after the Closing, Buyer shall cause the Group Companies to (i) retain all books, ledgers, files, reports, plans, operating records and any other material documents of the Group Companies (A) pertaining to the Group Companies in existence at the Closing that are required to be retained under the Group Companies’ current retention policies for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and (B) with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations or period of extinctive prescription (taking into account any extensions thereof) applicable to such taxable periods, (ii) to make the same available after the Closing for inspection and copying by the Shareholders or their respective Representatives as may be reasonably requested by the Shareholders and (iii) to give the Shareholders reasonable written notice prior to transferring, destroying or discarding any such books and records except at the end of the seven (7) year period referred to above, and if the Shareholders so request, to allow the Shareholders to take possession of copies of such books and records.
(b)From and after the Closing, each Shareholder and Newco shall hold and cause its Affiliates to hold, in confidence, and not use for its own or any other Person’s benefit, all confidential documents and information concerning the Group Companies or their respective businesses and affairs, and the terms of this Agreement and other Transaction Documents, except if such information was or is in the public domain through no breach of any agreement by the Shareholders, Newco or any of their respective Affiliates or for any disclosure to the extent requested or required by judicial or administrative process or other requirements of applicable Law, so long as such Shareholder or Newco, as applicable, notifies Buyer as promptly as reasonably practicable in advance of such requirement, to the extent permitted by applicable Law, and if requested by Buyer, uses commercially reasonable efforts to cooperate with Buyer (at Buyer’s sole cost and expense) to seek an appropriate order or other assurance that confidential treatment will be accorded to such documents or information.

Section 7.05 Further Assurances. Each Party agrees that, from time to time after the Closing, it will execute and deliver or cause its Affiliates to execute and deliver such further instruments, and take (or cause its Affiliates to take) such other action, including by taking the actions described in Schedule 7.05 to the extent applicable, as any other Party may reasonably request to carry out the purposes and intents of this Agreement, all at the sole cost and expense of the requesting Party.

Section 7.06    Registration of Stock Consideration. Promptly, but in no event more than sixty (60) days after, the Closing Date, unless the Schladen Family Trust’s rights under this Section 7.06 are waived in a writing delivered by the Schladen Family Trust to Buyer, Buyer shall file with the SEC, without expense to Schladen Family Trust a prospectus supplement (the “Prospectus Supplement”) to Buyer’s Registration Statement on Form S-3 filed with the SEC on May 3, 2021 (such registration statement, as supplemented by such prospectus supplement, the “Registration Statement”), to register for resale the Stock Consideration by the Schladen Family Trust in one or more offerings to be made from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, and shall use commercially reasonable efforts to keep such Registration Statement (or any replacement registration statement) effective under the Securities Act until the earliest to occur of (a) the third anniversary of the Closing Date, (b) the sale or other disposition of all of the Stock Consideration by the Schladen Family Trust and (c) such time as the Schladen Family Trust shall be entitled to sell all of the Stock Consideration in a single transaction in compliance with Rule 144 under the Securities Act. The foregoing provisions of Section 7.06 is for the benefit of the Schladen Family Trust and may be enforced by it. For a period ending sixty (60) days after the Closing Date, the Schladen Family Trust will not sell or otherwise dispose of any of the Stock Consideration, except pursuant to a transaction publicly recommended by the Board of Buyer.

ARTICLE VIII
HSR and Tax Covenants

Section 8.01 HSR Act Approvals.

(a)The Parties shall use their best efforts to substantially comply with any and all Antitrust Information or Document Requests and avoid the initiation of any Action brought by an Antitrust Authority or any other Person or the entry of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions.
(b)The Parties shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required or advisable to complete lawfully the Transactions prior to the Termination Date and any and all reasonable action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.
(c)As soon as practicable, each of Buyer, on the one hand, and the Shareholders’ Representative, Newco and the Company, on the other hand, shall promptly furnish to the other copies of any notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and shall use best efforts to permit counsel to the other an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions. Each of Buyer, on the one hand, and Newco and the Company, on the other hand, agrees use best efforts to provide the other party the opportunity, on reasonable advance notice, to participate in any in person or remote substantive meetings or discussions between such party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.
(d)Buyer shall not withdraw its filing under the HSR Act or any other antitrust Law, as the case may be, and refile such filing unless the Shareholders’ Representative has consented in advance to such withdrawal and refiling, such consent not to be unreasonably withheld or delayed.
(e)Buyer shall be solely responsible for and pay all fees and other charges payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement (collectively, the “Antitrust Costs, Fees and Expenses”).

Section 8.02 Tax Matters.

(a)Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, each of the parties intends that: (i) pursuant to Revenue Ruling 2008-18, 2008-1 C.B. 674, the F Reorganization will be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and Newco will be treated as the continuation of the Company and succeeding to Company’s election pursuant to Section 1362 of the Code to be treated as an “S corporation” within the meaning of Section 1361 of the Code; (ii) immediately following the Conversion, and before the Partnership Formation Transaction, the Company will be treated as an entity that is disregarded as separate from its owner; (iii) immediately following the Partnership Formation Transaction, the Company will be treated as a partnership for U.S. federal and applicable state income tax purposes, and (iv) the purchase of the Closing Date Purchased Membership Interests will be treated as a sale by Newco of the Closing Date Purchased Membership Interests in exchange for the Closing Cash Consideration (as adjusted pursuant to this Agreement) and the DMC Stock governed by Section 741 of the Code (including Treasury Regulation Section 1.752-1(h)) with respect to which an election pursuant to Section 754 of the Code will be in effect. The Company will use the interim closing method under Treasury Regulation Section 1.706-4 and the calendar day convention within the meaning of Treasury Regulation Section 1.706-4(c)(1)(i) to determine each member’s distributive share of the Company’s items of income, gain, loss, deduction and credit for the taxable year that includes the Closing Date. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign Tax Law, prepare and file all Tax Returns in a manner consistent with this Section 8.02(a).
(b)Purchase Price Allocation. Buyer, the Company, and the Shareholders’ Representative agree that, except as Buyer and the Shareholders’ Representative may otherwise agree in writing or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign income Tax Law, for United States federal income Tax purposes, the Purchase Price (as adjusted pursuant to this Agreement and as increased by the amounts treated as assumed liabilities of Company for federal income Tax purposes and other amounts appropriately treated as taxable sales consideration with respect to Company for federal income Tax purposes) (collectively, the “Tax Purchase Price”) shall be allocated for purposes of Code Sections 751, 743 and 1060. On or prior to the date that is seventy-five (75) days after the Closing Date, Buyer shall deliver to the Shareholders’ Representative a draft allocation statement, allocating the Tax Purchase Price among the assets (the “Proposed Allocation”). After the Closing, but prior to the date the Proposed Allocation is provided to the Shareholders’ Representative, Buyer shall obtain a third party appraisal on the Company’s assets (the “Buyer’s Appraisal”) and the Proposed Allocation shall be consistent with the Buyer Appraisal to the extent such appraisal is consistent with Code Sections 751, 743 and 1060. The Shareholders’ Representative shall, within thirty (30) calendar days following its receipt of the Proposed

Allocation, provide Buyer with reasonable comments to the Proposed Allocation, which comments shall be reflected to the Draft Allocation (such revised allocation, the “Asset Allocation”). The Parties will timely file any forms and statements required under U.S. federal or state income Tax laws consistent with such Asset Allocation. The Asset Allocation will be revised to take into account any subsequent adjustments to the Purchase Price and any changes to the assumed liabilities or other consideration required to be taken into account under applicable Law, in the manner provided by Section 751 and Section 755 of the Code and the Treasury Regulations thereunder. The Parties shall not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with such Asset Allocation, except as required by a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign Tax Law.
(c)Tax Adjustment. As part of the Tax Purchase Price, Buyer shall pay or cause to be paid to Newco, in cash, the amounts (such amounts, collectively the “Tax Adjustment”) necessary to cause each Shareholder’s after-Tax net proceeds from the Transactions (i.e., for income tax purposes, a sale of assets to DMC Korea, followed by the sale of a partnership interest to Buyer, followed by the Redemptions) to be equal to the after-Tax net proceeds each Shareholder would have received had the Shareholders sold their stock in the Company to Buyer without engaging in the Pre-Closing Reorganization, taking into account all appropriate federal, state, local and foreign Tax implications arising from the transactions contemplated by this Agreement, including any Taxes imposed on the Tax Adjustment; provided, however, that the Tax Adjustment shall in no event be a negative number (that is, in no event shall Shareholder be required to make a Tax Adjustment payment to Buyer or Company). The Tax Adjustment shall be increased if required due to any final determination within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign income Tax law, relating to a Tax Return filed by, or with respect to, Company or Newco. The Tax Adjustment shall be computed consistent with the model provided on Schedule 8.02(c).
(i)In calculating the Tax Adjustment, (A) Newco shall be treated as being subject to the maximum combined federal, state, and local marginal income tax rates (taking into account the applicable source and character of the income) applicable to an individual resident in California, and (B) notwithstanding any actual receipt thereof after the taxable year when Closing occurs, Newco shall be deemed to have received during the taxable year when Closing occurs both the Tax Adjustment and the entire, maximum amount of the Tax Purchase Price.
(ii)Within forty-five (45) days after the final determination of the Purchase Price in accordance with Article II or forty-five (45) days after the determination of the Asset Allocation in accordance with Section 8.02(b), whichever is later, the Shareholders’ Representative shall provide to Buyer a schedule, with supporting work papers, setting forth a calculation of the Tax Adjustment, which shall be prepared in a manner consistent with this Section 8.02 (the “Tax Adjustment Schedule”). During the twenty (20) days following the receipt by Buyer of the Tax Adjustment Schedule, Buyer and the Shareholders’ Representative shall meet and confer and attempt in good faith to agree upon and finalize the Tax Adjustment Schedule. Within thirty (30) days after receipt of such Tax Adjustment Schedule, Buyer shall notify the Shareholders’ Representative whether Buyer concurs or disagrees with such Tax Adjustment Schedule, and if Buyer does not so notify the Shareholders’ Representative within such thirty (30) days, the Tax Adjustment Schedule as initially prepared by the Shareholders’ Representative shall be final and binding on the parties. If such disagreements cannot be resolved between Buyer and the Shareholders’ Representative within ten (10) days after delivery of notice by Buyer to the Shareholders’ Representative, then the disagreements shall then be referred to the Accounting Auditor, which shall be selected in accordance with the procedures set forth in Section 2.04; provided, however, that the Tax Adjustment Schedule as delivered by the Shareholders’ Representative shall be final unless and to the extent the Accounting Auditor shall have determined that the Shareholders’ Representative’s position is (A) inconsistent with this Section 8.02 or (B) more likely than not to be inconsistent with the applicable law and determining any such appropriate or consistent adjustments to the Shareholders’ Representative’s position. The determination of the Accounting Auditor shall be final and binding. The fees and expenses of the Accounting Auditor will be shared fifty percent (50%) by Buyer and fifty percent (50%) by the Shareholders’ Representative.
(iii)On or before the date that is fifteen (15) days after Buyer notifies the Shareholders’ Representative whether Buyer concurs or disagrees with such Tax Adjustment Schedule or, if earlier, the date that is forty-five (45) days after the Shareholders’ Representative’s delivery of the Tax Adjustment Schedule, Buyer shall pay the Tax Adjustment as calculated as of such time. If a disagreement regarding the amount of the Tax Adjustment is pending at that time, Buyer shall pay the undisputed portion thereof on or before the date which is fifteen (15) days after Buyer notifies the Shareholders’ Representative whether Buyer concurs or disagrees with such Tax Adjustment Schedule or, if earlier, the date which is forty-five (45) days after the Shareholders’ Representative’s delivery of the Tax Adjustment Schedule and shall pay any excess of the Tax Adjustment as then calculated by the Shareholders’ Representative pursuant to the award of the Accounting Auditor.
(iv)The obligations of Buyer to pay the Tax Adjustment shall survive until the expiration of all statutes of limitation with respect to Tax Returns of the Shareholders, Newco and Company for the taxable years ending on or including the Closing Date and each succeeding taxable year until no portion of the Tax Purchase Price remains to be paid, to the extent necessary to increase the amount of the Tax Adjustment to reflect any final determination (as defined in Section 1313(a) of the Code or comparable provisions of other Tax laws) that would increase or decrease the amount of the Tax Adjustment had such final determination been taken into account previously in the calculation of the Tax Adjustment. The amount of any such increase shall be determined by the preparation of a revised Tax Adjustment Schedule that takes into account such final determination, pursuant to the procedures set forth in this Section 8.02 (commencing with the date of notice of such final determination in lieu of the date the Purchase Price is finally determined), and Buyer shall pay any such increase in the Tax Adjustment within five (5) days after the amount of any such increase is determined in accordance with such procedures. Buyer shall promptly provide written notice to the Shareholders’ Representative of any audit or other investigation that may be initiated in connection with or that may affect the amount of the Tax Adjustment.
(d)Pre-Closing Income Tax Returns. The Shareholders’ Representative shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all income Tax Returns for the Group Companies that relate to taxable periods ending on or before the Closing Date (such Tax Returns, “Newco Tax Returns”). The Shareholders’ Representative shall timely remit to the appropriate Governmental Authority any Taxes shown to be due on such Tax Returns with respect to the Group Companies. The Shareholders’ Representative shall permit Buyer to review and comment on each such Tax Return at least thirty (30) days prior to filing and shall consider in good faith such revisions as are reasonably requested by Purchaser.
(e)Other Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company which relate to a Pre-Closing Tax Period or Straddle Tax Period and are due after the Closing Date (other than Newco Tax Returns). Any such Tax Returns prepared by Buyer shall be prepared in a manner consistent with past customs and practices employed by the Company except to the extent of a change in applicable Law or to the extent not inconsistent with applicable Law. Buyer shall permit the Shareholders and the Shareholders’ Representative to review and comment on each such Tax Return with respect to a Pre-Closing Tax Period at least ten (10) Business Days prior to filing and shall make all such revisions as are reasonably requested by the Shareholders’ Representative.
(f)No amended Tax returns, etc. Buyer shall not, and shall not permit or cause any of its Affiliates (including the Company) to (i) amend any Tax Returns filed by the Company for any Tax period beginning on or before the Closing Date, (ii) file any Tax Return of the Company for any Tax period beginning on or before the Closing Date in a jurisdiction where the Company did not file a Tax Return in a prior period, (iii) make or change any Tax election of or relating to the Company that has retroactive effect to any Tax period beginning on or before the Closing Date, (iv) file any private letter ruling or similar request with respect to Taxes or Tax Returns of the Company for any Tax period beginning on or before the Closing Date, (v) initiate any voluntary disclosure or similar process with respect to the Company for any Tax period beginning on or before the Closing Date, in each case without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed),

(vi) take any other action with respect to Taxes that would have the effect of creating or increasing any Tax liability for Newco or for which any Shareholder or any of their respective Affiliates would be responsible, and (vii) make an election under Section 6226 of the Code (that covers any period of time through the Closing) with respect to any Group Company.
(g)Straddle Period Apportionment. The portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be (i) in the case of any Tax of any Group Company Group that is based on income, sales, revenue, production or similar items, or other Taxes not described in clause(ii), and pertains or is attributable to a Straddle Period, the amount of such Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of any Liability of any Company Group Member for any real property, personal property, ad valorem and similar Taxes (“Property Tax”) attributable to a Straddle Period, the amount of such Tax attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in such Straddle Period, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.
(h)1377 Election. The Shareholders acknowledge and agree that upon the Redemptions, Newco shall make an election pursuant to Section 1377(a) of the Code to treat Newco’s taxable year, for the year of such Redemption, as two (2) taxable years, the first of which ends on the date of such Redemption, and all Shareholders (including the transferring Shareholders or their personal representative, as applicable) shall consent in writing to such election. The execution and delivery of such election by the Shareholders or their personal representatives, as applicable, shall be a condition precedent to closing of the Transactions.
(i)Tax Refunds. Any Pre-Closing Refunds received or used by Buyer (or any of its Affiliates) or the Company shall be for the benefit of the Shareholders, and Buyer shall pay such Pre-Closing Refund (less reasonable out-of-pocket expenses incurred to obtain such refund) to Newco within thirty (30) days after such receipt. At Shareholders’ or the Shareholders’ Representative’s request, Buyer agrees to, and agrees to cause its Affiliates to, use commercially reasonable efforts to obtain any Pre-Closing Refunds and permit the Shareholders to participate in the efforts to obtain any Pre-Closing Refunds.
(j)Tax Claims. Following the Closing Date, if an audit or other administrative or judicial proceeding is initiated by any Taxing Authority (a “Tax Claim”) with respect to Taxes of the Company for which the Shareholders may have an indemnification obligation under Section 10.02, or for which Newco or any Shareholder may otherwise have a Tax liability (each a “Shareholder Tax Claim”), Buyer or the applicable Company, as the case may be, shall notify the Shareholders and the Shareholders’ Representative within five (5) Business Days of receipt of notice of such Shareholder Tax Claim, stating the nature and basis of such claim and the amount thereof, to the extent known, and including a copy of all notice correspondence. Failure to give such notice shall not relieve the Shareholders from any indemnification obligation which they may have with respect to Section 10.02, except to the extent that the Shareholders are prejudiced thereby. The Shareholders will have the right, at their option and at their sole expense, to control the conduct of all stages of such Shareholder Tax Claim with representatives of their own choosing. At such time as such request is received by Buyer or the Company, as the case may be, will furnish the Shareholders and the Shareholders’ Representative and/or their respective representatives with powers of attorney or any other documentation or authorization necessary or appropriate to enable the Shareholders and the Shareholders’ Representative and/or their respective representatives to control the conduct of such Shareholder Tax Claim. If the Shareholders or the Shareholders’ Representative do not elect to control such Shareholder Tax Claim, then Buyer shall control the conduct of such Shareholder Tax Claim and the Shareholders and Shareholders’ Representative shall have the right, at the Shareholders’ expense, to participate in such Shareholder Tax Claim. Buyer shall control all other Tax Claims relating to any Straddle Period and the Shareholders shall have the right, at the Shareholders’ expense, to participate in such Tax Claim. The Party controlling a Tax Claim shall conduct such Tax Claim actively, diligently, and in good faith, shall in any event keep the other Party informed of the progress of such Tax Claim, shall promptly provide the other Party with copies of all material documents (including material notices, protests, briefs, written rulings and determinations and correspondence) pertaining to such Tax Claim, and shall not settle such Tax Claim without the other Party’s advance written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. For the avoidance of doubt, the Shareholders shall control the [***] and shall manage the [***] in a manner consistent with this Section 8.02(j).
(k)Transfer Taxes. Each of the Buyer, on the one hand, and the Shareholders severally and not jointly based on their Pro Rata Share, on the other hand, shall be responsible for 50% of all Transfer Taxes when due. The Party that is required to file shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes, and if required by applicable Law, the other Party shall (and shall cause its Affiliates to) join in the execution of any such Tax Returns and other documentation. The Parties agree to use commercially reasonable efforts to minimize any Transfer Taxes due and payable.
(l)Transaction Expenses. To the maximum extent permitted by applicable Law (including through the potential use of the safe harbor procedures of IRS Revenue Procedure 2011-29 with respect to any success-based fees), any deductions attributable to the payment or accrual of the Transaction Expenses or attributable to the repayment of any Indebtedness shall be reported on applicable income Tax Returns solely as income Tax deductions of Company for a Pre-Closing Tax Period or the Tax Return of Newco, as applicable, and shall not be treated or reported as income Tax deductions of the Company for a taxable period beginning on or after the Closing Date.
(m)Section 754 Election. To the extent an election under Section 754 of Code is not already in effect for the Company, the Shareholders’ Representative and Buyer shall cause the election provided by Code Section 754 in accordance with Treasury Regulation Section 1.754-1(b) to be made effective for the taxable period of the Company that includes the Closing Date.
(n)Cooperation. Buyer, the Company, Newco, the Shareholders’ Representative and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 8.02 and any Tax Claim. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Newco agree to (and Buyer shall cause each Group Company to) (i) retain all books and records with respect to tax matters pertinent to the Group Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Newco, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or Newco, as the case may be, shall allow the other Party to take possession of such books and records.

ARTICLE IX
Conditions to Obligations

Section 9.01 Conditions to Obligations of Buyer, the Shareholders and the Company. The obligations of Buyer, the Shareholders and the Company to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions, any one (1) or more of which may be waived in writing by all or any of such Parties; provided, that a waiver of one (1) Party shall only be effective as to the obligations of such Party:

(a)All waiting periods under the HSR Act applicable to the Closing shall have expired or been terminated.
(b)The Pre-Closing Reorganization and the Partnership Formation Transaction shall have occurred.
(c)There shall not be in effect any Governmental Order or Law restraining, enjoining or prohibiting the consummation of the Closing.

Section 9.02 Conditions to Obligation of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by Buyer:
(a)Each of the representations and warranties of the Shareholders and the Company contained in Article III and Article IV of this Agreement (other than Fundamental Representations), shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any “material”, “materiality” or “Material Adverse Effect” qualification contained in such representations and warranties (other than in the lead-in to Section 3.22(a))), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s and the Shareholders’ Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), except for de minimis inaccuracies in such representations and warranties. Notwithstanding the foregoing, if Buyer had, as of the date hereof, Knowledge of a breach of a representation or warranty contained in Article III or Article IV of this Agreement, such breach shall not cause the failure of the condition set forth in this Section 9.02(a).

(b)Each of the covenants of the Company, Newco and the Shareholders contained in this Agreement to be performed or complied with at or prior to the Closing shall have been performed or complied with in all material respects.
(c)Between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred.
(d)The Company and Alpine shall have entered into the amendments or restatements to each of the Leases listed in Schedule 9.02(d) in substantially the form attached hereto as Exhibit H (the “Amended Leases”).
(e)The Company shall have delivered to Buyer a customary payoff letter from Union Bank in respect of the Company’s Business Loan Agreement dated as of June 30, 2018, relating to Loan No. 044-205-034-9 (the “Union Bank Loan Agreement”), confirming that, among other things, at or prior to the Closing and upon the receipt by Union Bank of the remaining balance (if any) outstanding under the Union Bank Loan Agreement in accordance with the instructions set forth in such payoff letter, all payment obligations of the Group Companies related to the Union Bank Loan Agreement and any related loan documents, and that all liens and security interests securing any such obligations, will have been terminated and extinguished or released.
(f)The Company shall have delivered to Buyer release documentation, in a form reasonably acceptable to Buyer, from Union Bank confirming that all obligations (whether accruing in the past, present or future) of Arcadia Inc. (or, to the extent such obligations exist with respect to its Subsidiaries, those Subsidiaries) related to (i) the Loan Agreement dated July 3, 2017 between Alpine-Leonis, LLC and Union Bank, and all other loan documents related thereto and (ii) the Loan Agreement dated November 29, 2019 between East Craig Road Owner LLC and Union Bank, and all other loan documents related thereto, are forever terminated and discharged, and all liens and security interests securing any obligations thereunder are terminated and extinguished or released.

Section 9.03 Conditions to the Obligations of the Company, Newco and the Shareholders. The obligation of the Company, Newco and the Shareholders to consummate the Closing is subject to the satisfaction of the following additional conditions, any one (1) or more of which may be waived in writing by the Shareholders’ Representative:

(a)Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any “material”, or “materiality” qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be so true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.
(b)Each of the covenants of Buyer to be performed or complied with at or prior to the Closing shall have been performed and complied with in all material respects.

Section 9.04 Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing, notwithstanding the fact that prior to Closing any one (1) or more of them may not have been satisfied. None of the Company, Newco, the Shareholders or Buyer may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of a Shareholder, Newco or the Company, on the one hand, or Buyer, on the other hand, respectively, to (a) use reasonable best efforts to consummate the Closing and the Transactions and (b) otherwise comply with its obligations under this Agreement.

ARTICLE X
Indemnification

Section 10.01 Survival.

(a)The representations and warranties contained herein or in any certificate delivered by a party at the Closing pursuant hereto shall survive the Closing and will continue in full force and effect for a period of twelve (12) months; provided, however, that  the representations and warranties contained in Section 3.01 (Organization), Section 3.03 (Authority), Section 3.06(a) and the first and second sentences of Section 3.06(b) (Capitalization; Membership Interests), Section 3.07(b) (Capitalization of Subsidiaries), Section 3.16 (Brokers’ and Finders’ Fees), Section 4.01 (Authority and Binding Effect), Section 4.02 (Title to the Purchased Shares), Section 4.06 (Brokers’ and Finders’ Fees), Section 5.01 (Organization of Buyer), Section 5.02 (Authority) and Section 5.07 (Brokers’ and Finders’ Fees) shall survive the Closing and will continue in full force and effect indefinitely, and  the representations and warranties contained in Section 3.13 (Benefits) and Section 3.15 (Taxes) shall survive the Closing and will continue in full force and effect for a period from the date hereof until the date of the expiration of the statute of limitations applicable to Governmental Authorities or other Persons with respect to matters that could constitute a breach of such representations and warranties (all of the representations and warranties described in clause (1) of the foregoing proviso, collectively, the “Fundamental Representations”).
(b)No Indemnified Person shall be entitled to make any claim in respect of any representation or warranty after the expiration of its applicable survival date set forth in Section 10.01(a), except (i) with respect to any bona fide claim for Fraud initiated by an Indemnified Person (but subject to the applicable statute of limitations for a Fraud claim under Delaware law) and (ii) to the extent that any bona fide claim other than for Fraud is initiated by an Indemnified Person prior to the expiration of the applicable survival date set forth in Section 10.01(a) in accordance with the provisions hereof shall survive until it is settled or resolved pursuant to this Agreement to the extent that an Indemnified Person provides written notice of the related claim and the alleged breach or inaccuracy relating thereto (which notice shall describe the applicable breach or inaccuracy in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable Indemnified Person in connection therewith) to the party to provide indemnity prior to the applicable survival date set forth in Section 10.01(a).
(c)The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 10.01 for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable.

Section 10.02 Indemnification by the Shareholders. Subject to the terms of this Article X, from and after the Closing, each Shareholder shall (i) in the case of Section 10.02(c) through 10.02(m), severally and not jointly, up to their respective Pro Rata Share of the related Losses and (ii) in the case of Section 10.02(a) and 10.02(b), severally and not jointly solely with respect to their own breach or inaccuracy, indemnify Buyer and its Affiliates and their respective officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “Buyer Indemnified Persons”) and hold them harmless from and against, and shall pay, compensate and reimburse them for, any and all Losses incurred or suffered by a Buyer Indemnified Person, directly or indirectly (including through Buyer’s ownership in the Company), resulting from or arising out of:

(a)any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty made by such Shareholder in Article IV of this Agreement or in any certificate delivered by such Shareholder at the Closing pursuant hereto affirming such representations or warranties, in each case without giving effect to any materiality limitations or qualifications thereto (including the terms “material”, or “materially”) for purposes of calculating the amount of any Loss with respect to such breach or inaccuracy;
(b)any breach of any covenant or agreement of such Shareholder contained in this Agreement;
(c)any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty made by Newco or the Company in Article III of this Agreement or in any certificate delivered by Newco or the Company at the Closing pursuant hereto affirming such representations or warranties, in each case without giving effect to any materiality limitations or qualifications thereto (including the terms “material”, “materially” or “Material Adverse Effect”) for purposes of calculating the amount of any Loss with respect to such breach or inaccuracy;
(d)any breach of any covenant or agreement of Newco or (if to be performed prior to the Closing) of the Company;
(e)any Transaction Expenses that are not paid in full at the Closing, other than to the extent taken into account in the Adjustment Amount;
(f)any Indebtedness other than to the extent taken into account in the Adjustment Amount;
(g)Pre-Closing Taxes;
(h)if but only if [***] on or prior to the Closing, the final determined [***];
(i)any Losses directly related to those disputes identified as items 4 and 5 on Schedule 3.11 of which the Shareholders’ Representative receives notice within two (2) years of the Closing Date;

(j)any Losses directly related to the [***], as identified on Schedule 3.15, of which the Shareholders’ Representative receives notice within nine (9) months of the Closing Date;
(k)[***]
(l)any Losses directly related to [***]; and
(m)the amount of any Customer Prepayments in existence as of the Closing that, within three (3) months of the Closing Date, is refunded by the Company to the applicable customer.

Section 10.03 Indemnification by Buyer. Subject to the terms of this Article X, from and after the Closing, Buyer shall indemnify the Shareholders and their successors and permitted assigns (collectively, the “Shareholder Indemnified Persons” and, together with the Buyer Indemnified Persons, the “Indemnified Persons”) and hold them harmless from and against, and shall pay, compensate and reimburse them for, any and all Losses incurred or suffered by a Shareholder Indemnified Person, directly or indirectly, resulting from or arising out of:

(a)any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer at the Closing pursuant hereto, in each case without giving effect to any materiality limitations or qualifications thereto (including the terms “material”, “materially” or “Buyer Material Adverse Effect”) for purposes of calculating the amount of any Loss with respect to such breach or inaccuracy;
(b)any breach of any covenant or agreement of Buyer or (if to be performed following the Closing) the Company contained in this Agreement; and
(c)any Loss arising from or related to a [***], except to the extent any such Loss directly results from actions taken in bad faith by, or the willful misconduct of, a Shareholder Indemnified Person.

Section 10.04 Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary:

(a)The Shareholders shall have no liability pursuant to Section 10.02(a) or (c) with respect to Losses except to the extent that the aggregate amount of such Losses exceeds an amount equal fifty thousand Dollars ($50,000) (the “General Basket”), and then only in respect of such excess; provided, however, that this Section 10.04(a) shall not apply to breach or inaccuracy of any Fundamental Representation or of any representation and warranty based on Fraud by the indemnifying Shareholder, the Company or Newco.
(b)No Shareholder shall have any liability pursuant to Section 10.02(a) or (c) in an aggregate amount greater than its Pro Rata Share of the Indemnity Escrow Amount (General) then available in the related subaccount of the Indemnity Escrow Account; provided, however, that this Section 10.04(b) shall not apply to breach or inaccuracy of any Fundamental Representation or of any representation and warranty based on Fraud by such Shareholder, the Company or Newco.
(c)No Shareholder shall have any liability pursuant to Section 10.02(a) or (b) with respect to a Loss arising from any breach of a warranty, representation, covenant or obligation of or relating to another Shareholder, it being understood and agreed that the breaching Shareholder shall bear one hundred percent (100%) of any liability pursuant to Section 10.02(a) or (b) with respect to such Loss, subject to the limitations on indemnification obligations set forth in this Article X.
(d)No Shareholder shall have any liability pursuant to Section 10.02(h) in an aggregate amount greater than its Pro Rata Share of the [***] then available in the related subaccount of the Indemnity Escrow Account.
(e)No Shareholder shall have any liability pursuant to Section 10.02(i) in an aggregate amount greater than its Pro Rata Share of the [***] then available in the related subaccount of the Indemnity Escrow Account.
(f)No Shareholder shall have any liability pursuant to Section 10.02(j) in an aggregate amount greater than its Pro Rata Share of the [***] then available in the related subaccount of the Indemnity Escrow Account.
(g)The Shareholders shall have no liability pursuant to Section 10.02(k) with respect to Losses except to the extent that the aggregate amount of such Losses exceeds an amount equal [***]; provided that once such Losses exceed the [***], the Shareholders shall have liability for the full amount of such Losses subject to the limitations contained in this Article X.
(h)No Shareholder shall have any liability pursuant to Section 10.02(k) in an aggregate amount greater than its Pro Rata Share of the [***] then available in the related subaccount of the Indemnity Escrow Account.
(i)No Shareholder shall have any liability pursuant to Section 10.02(l) in an aggregate amount greater than its Pro Rata Share of the [***] then available in the related subaccount of the Indemnity Escrow Account.
(j)No Shareholder shall have any liability pursuant to Section 10.02(m) in an aggregate amount greater than its Pro Rata Share of the Indemnity Escrow Amount

(Customer Prepayments) then available in the related subaccount of the Indemnity Escrow Account.
(k)No Shareholder shall have liability pursuant to Section 10.02 or otherwise related to this Agreement in an aggregate amount greater than such Shareholder’s Pro Rata Share of the Purchase Price actually received.
(l)No Shareholder shall have any liability pursuant to Section 10.02 or otherwise related to this Agreement with respect to a Loss to the extent such Loss is taken into account in the calculation of the Adjustment Amount as finally determined.
(m)Any payment of any amount in respect of an indemnification obligation required to be made by a Shareholder in accordance with Section 10.02 once the relevant subaccount of the Indemnity Escrow Account is exhausted may be satisfied, at the sole election of such Shareholder, either entirely in cash or by payment of an amount of cash together with a number of shares of DMC Stock equal to the applicable portion of the Stock Consideration such Shareholder received in connection with the consummation of the Transactions (and in the same proportion of cash and shares received by such Shareholder), and in the case of the Munera Family Trust, by payment of cash and Membership Interests held (directly or indirectly) by the Munera Family Trust at such time, subject to limitations imposed under any debt agreement of Buyer. Any payment other than payment of cash shall be valued at (i) in the case of the DMC Stock, the VWAP of the DMC Stock over the five trading day period preceding the date on which the Shareholder provides notice to Buyer of its intention to pay part of such obligation in DMC Stock and (ii) in the case of Membership Interests, at the then fair market value of such interests as determined in good faith by Buyer and the Shareholder.
(n)The Parties each acknowledge that the Purchase Price was adjusted to reflect potential Losses that could result from, arise out of or relate to [***]. Except as expressly set forth in this Agreement, all Parties agree that (x) neither the Shareholders, Newco, Alpine nor their respective Affiliates shall have any liability with respect to Losses resulting from, arising out of or relating to any (i) [***], (ii) any claims in the nature of the [***] with respect to the Owned Properties or the Leased Real Properties other than for breach of Section 3.21 pursuant to Section 10.02(c) or (iii) [***], whether arising under this Agreement or under any Amended Lease or any other Contract or other source of liability (by law, tort, common law, Contract or otherwise) that could otherwise give Buyer or its Affiliates any claim against any of the Shareholders, Newco, Alpine or their respective Affiliates, (y) Buyer and its Affiliates forever release, waive and acquit Shareholders, Newco, Alpine and their respective Affiliates from any such liability and will not make any claim that is so released and (z) each of Shareholders, Newco and Alpine is a third party beneficiary of this Section 10.04(n). Section 12.16(b) applies to this Section 10.04(n) mutatis mutandis.

Section 10.05 Other Limitations.

(a)Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.
(b)No Indemnifying Person shall be liable for any remote, speculative, exemplary or punitive damages unless required by the applicable court or tribunal adjudicating such claim to be paid or payable by an Indemnified Person to a third party.
(c)Each Indemnified Person shall use its reasonable commercial efforts to mitigate any indemnifiable Loss.

Section 10.06 Third-Party Claim Indemnification Procedures.

(a)In the event that any written claim or demand for which a party (in such capacity, an “Indemnifying Person”) may have liability to any Indemnified Person hereunder is asserted against or sought to be collected from any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall promptly, but in no event more than thirty (30) days following such Indemnified Person’s receipt of a Third-Party Claim, notify the Indemnifying Person of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, a reasonably detailed explanation of the events giving rise to such Third-Party Claim and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person shall have been actually and materially prejudiced by such failure. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
(b)The Indemnifying Person shall have thirty (30) days after receipt of a Claim Notice to elect, by delivery of written notice of such election to the Indemnified Person, to elect to defend the Indemnified Person by appropriate proceedings, and upon such timely election shall have the sole power to direct and control, through counsel reasonably acceptable to the Indemnified Person, such defense at the Indemnifying

Person’s expense; provided, that the Indemnifying Person affirms in such written notice its obligation to indemnify the Indemnified Person in respect of such Third-Party Claim, subject to the limits set forth in this Article X; provided, further, that such right shall not be applicable with respect to any Third Party Claim which (I) seeks equitable or injunctive relief (other than as a generic prayer for relief), or alleges any criminal liability or sanctions, restrictions or obligations on the Indemnified Party, or (II) for which the amount sought is less than the Basket applicable to such claim, or exceeds, in aggregate, the applicable Indemnity Escrow Amount then available in the related subaccount of the Indemnity Escrow Account applicable to such claim and the amount of all other pending indemnification claims made by all Indemnified Persons with respect to such applicable Indemnity Escrow Amount. Once the Indemnifying Person has made such election, the Indemnified Person shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Person’s expense; provided, that the Indemnified Person shall have the right to employ separate counsel whose fees and expenses shall be borne by the Indemnifying Person (subject to the limitations set forth in this Article X) (x) for the period during which the Indemnifying Person has not assumed the conduct and control of such Third-Party Claim (in accordance with the immediately preceding sentence) and/or (y) if such Indemnified Person shall have reasonably concluded or been advised by counsel that there would be a material conflict of interest if the same counsel were to represent such Indemnified Person and the Indemnifying Person or that there may be material legal defenses available to it and/or other Indemnified Persons that are different from or additional to those available to the Indemnifying Person. The Indemnifying Person shall not, without the prior written consent of the Indemnified Person, settle, compromise or offer to settle or compromise any Third-Party Claim if the terms of such settlement: (i) impose a consent order, injunction or decree that would restrict the future activity or conduct of, or the imposition any criminal liability or sanctions, restrictions or obligations on, the Indemnified Person, (ii) include a finding or admission of liability, wrongdoing or a violation of Law by the Indemnified Person, (iii) would result in Losses in excess of the applicable Indemnity Escrow Amount then available in the related subaccount of the Indemnity Escrow Account applicable to the claim underlying such settlement or (iv) do not include an express, unqualified and unconditional release from all liability of the Indemnified Person with respect to such Third-Party Claim. So long as the Indemnifying Person has assumed the defense of a Third-Party Claim and is reasonably and diligently contesting any such Third-Party Claim in good faith, the Indemnified Person shall not admit any liability with respect to, settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent. For added certainty, all legal fees and expenses reasonably incurred by the Indemnifying Person shall count dollar for dollar toward (and thereby use up to that extent) any cap on liability applicable to the Third-Party Claim.
(c)The Indemnified Person and the Indemnifying Person shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, and employees.

Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of books and records and information that are reasonably relevant to such Third-Party Claim, and making employees and Representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Person and the Indemnifying Person shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(d)In the case of any inconsistency between this Section 10.08 and Section 8.02(j), the provisions of Section 8.02(j) shall control with respect to any Tax Claim.

Section 10.07 Special Indemnification Procedures.

(a)Direct Claim Indemnification Procedures. Each Indemnified Person shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Person written notice thereof reasonably promptly (and, in any event, no later than thirty (30) days following the Indemnified Person’s discovery of the applicable Losses reasonably likely to give rise to a claim under this Article X). Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person; provided, however, that the failure to timely give such notice shall not affect the rights of an Indemnified Person hereunder, except to the extent that the Indemnifying Person shall have been actually and materially prejudiced by such failure.
(b)[***] Procedures. Notwithstanding anything to the contrary contained herein, if [***] prior to the Closing Date, then the Shareholders’ Representative shall have the sole power to direct and control all matters with respect to such litigation, subject to the rights of Buyer set forth in Section 10.06(b) (but if Buyer exercises such rights, Buyer and Shareholders’ Representative shall jointly direct and control all such matters), and shall continue to engage Barry MacNaughton, Co-Managing Partner of Ervin Cohen & Jessup LLP, as counsel on all such matters.
(c)[***]. Notwithstanding anything to the contrary contained herein, the Shareholders’ Representative and Buyer shall jointly direct and control all matters with respect to any claims that arise under Section 10.02(i) and shall engage Mitchell Silberberg & Knupp LLP as counsel on all such matters.

Section 10.08 Investigation by Indemnifying Parties. In connection with any claim pursuant to this Article X:

(a)The Indemnified Persons shall allow the Indemnifying Person and its financial, accounting or legal advisers to reasonably investigate the fact, matter or circumstance alleged to (or which may) give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim.
(b)The Indemnified Persons shall disclose to the Indemnifying Person all material of which they are aware which reasonably relates to the claim and shall, and shall cause their Affiliates and all of their respective Representatives to, provide, at the Indemnifying Person’s expense, such information and assistance as the Indemnifying Person or its financial, accounting or legal advisers shall reasonably request, including:
(i)access to premises and personnel (including any employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the Indemnifying Person); and
(ii)the right to examine and copy or photograph any relevant assets, accounts, correspondence, documents and records.

Section 10.09 Indemnity Escrow. For any Loss for which a Shareholder is obligated to indemnify the Buyer Indemnified Persons, the Buyer Indemnified Persons shall seek reimbursement for such Loss solely from the applicable Indemnity Escrow Amount (to the extent then available in the related subaccount of the Indemnity Escrow Account); provided, however, that (i) if such claim is made in respect of any representation and warranty based on Fraud or is made is pursuant to Section 10.02(b) (d), (e), (f) or (g) the Buyer Indemnified Persons may proceed to collect the unreimbursed amount of such Loss from the applicable Shareholders, subject to the limitations set forth herein (and, in the case of (g), subsection (iii) below), (ii) if such claim is made in respect of a Fundamental Representation, Buyer may, after exhausting the applicable subaccount of the Indemnity Escrow Amount, proceed to collect the then unreimbursed amount of such Loss from the applicable Shareholders, subject to the limitations set forth herein, and (iii) if such claim may be made in respect of a breach of any representation and warranty provided in Section 3.15 and may also be made pursuant to Section 10.02(g), Buyer Indemnified Person shall seek reimbursement for such Loss first from the applicable Indemnity Escrow Amount and, second, after exhausting the applicable subaccount of the Indemnity Escrow Amount, proceed to collect the then unreimbursed amount of such Loss from the applicable Shareholders, subject to the limitations set forth herein. For the avoidance of any doubt, the applicable Indemnity Escrow Amount (to the extent then available in the related subaccount of the Indemnity Escrow Account) shall be the sole source of recovery for the Buyer Indemnified Persons for any indemnification claim pursuant to Section 10.02(a), (c), (h), (i), (j),

(k), (l), or (m) unless, in the case of Section 10.02(a) or (c) such claim is made in respect of any breach or inaccuracy of any Fundamental Representation or of any representation and warranty based on Fraud, in which case the Buyer Indemnified Persons may seek recovery from the Shareholders in accordance with the foregoing provisions of this Section 10.09.

Section 10.10 Characterization of Indemnification Payments. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Person to an Indemnified Person with respect to any claim pursuant to Sections 10.02 or 10.03 shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for Tax purposes.

Section 10.11 Exclusive Remedy. Notwithstanding anything to the contrary herein, except with respect to Fraud, and except as provided in Section 2.04 (Adjustment Amount), from and after the Closing the monetary rights and remedies of Buyer, Newco, the Company and the Shareholders, and any Indemnified Person, under this Article X are exclusive and in lieu of any and all other monetary rights and remedies which Buyer, Newco, the Company or the Shareholders, or any Indemnified Person, may have under or related to this Agreement against each other with respect to this Agreement and with respect to the Transactions. In furtherance of the foregoing, from and after the Closing, except in the case of Fraud or as provided in Section 2.04 (Adjustment Amount) and under this Article X, each Party waives (on behalf of itself and each of its Affiliates), to the fullest extent permitted under Law, any and all rights, claims and other Actions (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation or agreement to have been performed prior to the Closing set forth herein or otherwise relating to Buyer, the Group Companies, any Shareholder or the subject matter of this Agreement that such Party may have against the other Parties or any of its Affiliates or any of its Representatives arising under or based upon any theory whatsoever, under any Law, Contract, tort or otherwise.

ARTICLE XI
Termination; Effectiveness

Section 11.01 Termination. Prior to the Closing, this Agreement may be terminated and the Transactions abandoned:

(a)by mutual written consent of the Shareholders’ Representative and Buyer;
(b)by the Shareholders’ Representative or Buyer if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Governmental Order (other than a temporary restraining order) permanently enjoining or prohibiting the Closing or the other Transactions; provided, that this right of termination shall not be available to any Party whose failure (including of the Company or Newco in the case of the Shareholders) to comply with its obligations under this Agreement has been the primary cause of or resulted in such Governmental Order;
(c)by written notice to the Shareholders’ Representative from Buyer if:
(i)there is any material breach of any representation, warranty, covenant, obligation, or agreement on the part of any Shareholder, Newco or the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Shareholder Breach”), except that, if any such Terminating Shareholder Breach is curable by the Company, Newco or such Shareholder by the Termination Date through the exercise of reasonable best efforts, then, for a period of up to thirty (30) days after receipt by a Shareholder, Newco or the Company of notice from Buyer of such Terminating Shareholder Breach (the “Shareholder Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Shareholder Breach is not cured within the Shareholder Cure Period; provided, that this right of termination shall not be available to Buyer if Buyer is in breach of any of its representations, warranties, covenants, obligations, or agreements contained in this Agreement such that the conditions in Section 9.03(a) or Section 9.03(b) would not be satisfied if the Closing was scheduled to occur on the date such termination shall otherwise have been effective but for the Shareholder Cure Period; or
(ii)the Closing has not occurred on or before 5:00 p.m. (Los Angeles time) on December 31, 2021 (the “Termination Date”); provided, that the right of termination of this Agreement pursuant to this Section 11.01(c)(ii) shall not be available to Buyer if Buyer’s failure to comply with its covenants, obligations, and/or agreements under this Agreement has materially contributed to the failure of the Closing to occur before such date; and, provided, further, that, and notwithstanding such a notice from Buyer, if on the Termination Date the conditions to Closing set forth in any or all of Section 9.01(a) or Section 9.01(b) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the Shareholders’ Representative shall, in its sole discretion, have the right (but not the obligation) to unilaterally extend such date by fifteen (15) days, or
(d)by written notice to Buyer from the Shareholders’ Representative if:
(i)there is any material breach of any representation, warranty, covenant, obligation, or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer by the Termination Date through the exercise of reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Buyer of notice from the Shareholders’ Representative of such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period; provided, further that this right of termination shall not be available to the Shareholders’ Representative if the Company, Newco or a Shareholder is in breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement such that the conditions in Section 9.02(a) or Section 9.02(b) would not be satisfied if the Closing was scheduled to occur on the date such termination shall otherwise have been effective but for the Buyer Cure Period; or
(ii)the Closing has not occurred on or before the Termination Date; provided, that this right of termination shall not be available to the Shareholders’ Representative if a Shareholder’s, Newco’s or the Company’s failure to comply with its obligations under this Agreement has materially contributed to the failure of the Closing to occur before such date.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become null and void ab initio and have no effect, without any liability on the part of any Party or its Affiliates, officers, directors, managers, members or shareholders, other than liability of a Shareholder, Newco, the Company or Buyer, as the case may be, for any intentional and willful breach of this Agreement by such Person occurring prior to such termination; provided, however, that a failure of Buyer to consummate the Closing in breach of this Agreement shall be deemed to be intentional and willful in any event. In determining losses or damages recoverable upon termination prior to the Closing by a Party for the other Party’s intentional and willful breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of fees and expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party and, in the case of the Company and the Shareholders, taking into consideration relevant matters, including other opportunities and the time value of money. The provisions of this Section 11.02, Article XII and the Confidentiality Agreement, shall survive any termination of this Agreement. Subject to the foregoing provisions of this Section 11.02 and any losses and damages that may be recoverable, in the event of termination of this Agreement pursuant to Section 11.01, the Partnership Formation Transaction shall be rescinded.

ARTICLE XII
Miscellaneous

Section 12.01 Waiver. No waiver by any of the Parties of any default, misrepresentation or breach of representation, warranty, covenant, obligation, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of representation, warranty, covenant, obligation, or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 12.02 Notices. All notices, consents and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Buyer, to:
DMC Global Inc.
118 Ridge Parkway, Suite 300
Broomfield, CO 80021
Attention: Michelle Shepston, Chief Legal Officer
Email: [***]
with copies (which shall not constitute notice) to:
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Attention: John Elofson and Mark Bussey
Email: [***]
If to (prior to the Closing) the Company:
Arcadia, Inc.
2301 E Vernon Ave
Vernon, CA 90058
Attention: James Schladen
Email: [***]
With a copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP
2049 Century Park East, 18th Floor,
Los Angeles, CA 90067
Attention: Anthony A. Adler
Email: [***]

If to the Shareholders’ Representative:
James Henry Schladen and Victoria Ann Schladen, Trustees of the Schladen Family Trust dated December 7, 2006
[***]
Email: [***]
With a copy (which shall not constitute notice) to:
Proskauer Rose LLP
2029 Century Park East
Suite 2400
Los Angeles, CA 90067-3010
Attention: Mitchell M. Gaswirth; Ben D. Orlanski;
Matthew S. O’Loughlin
Email: [***]
If to the Munera Family Trust:
Synergex Group LLC, Trustee of the Munera Family ESBT
[***]

Email: [***]
With a copy (which shall not constitute notice) to:

George J. Hayduk
155 Fleet Street, Suite 206
Portsmouth, New Hampshire 03801
Attention: George J. Hayduk
Email: [***]
If to R. Sayour:
Robert Sayour
[***]
Email: [***]

With a copy (which shall not constitute notice) to:

Rivkin Radler P.C.
926 RXR Plaza
Uniondale, New York 11556-0926
Attention: Louis Vlahos
Email: [***]
If to the LKS Family Trust:
Micheline Sayour, Trustee of the LKS Family Trust
[***]
Email: [***]

With a copy (which shall not constitute notice) to:

Rivkin Radler P.C.
926 RXR Plaza
Uniondale, New York 11556-0926
Attention: Louis Vlahos
Email: [***]

If to the M. Sayour Trust:
Micheline Sayour, Trustee of the Micheline Sayour Revocable Trust
[***]
Email: [***]
With a copy (which shall not constitute notice) to:

Rivkin Radler P.C.
926 RXR Plaza
Uniondale, New York 11556-0926
Attention: Louis Vlahos
Email: [***]

If to Schladen Family Trust:
James Henry Schladen and Victoria Ann Schladen, Trustees of the Schladen Family Trust dated December 7, 2006
c/o the Company’s address above
Email: [***]
With a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East
Suite 2400
Los Angeles, CA 90067-3010
Attention: Mitchell M. Gaswirth; Ben D. Orlanski;
Matthew S. O’Loughlin
Email: [***]

Section 12.03 Assignment. No Party shall assign, delegate or otherwise transfer this Agreement or any part hereof (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any assignment, delegation or other transfer without such consent shall be null and avoid ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that Buyer may collaterally assign its rights under this Agreement to any financial institution providing financing to Buyer. No assignment permitted pursuant to this Section 12.03 shall relieve Buyer of its obligations hereunder except to the extent such obligations are actually fulfilled by such Affiliate assignee.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective successors and permitted assigns, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event that the Closing occurs, the Article VII Indemnified Persons and past, present and future officers, directors and employees of the Group Companies (and their respective successors, heirs and Representatives) are intended third party beneficiaries of, and may enforce, Section 7.01, (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equity holders, Affiliates, agents, attorneys, advisors and other Representatives of the Parties, and any Shareholder Affiliate (and their respective successors, heirs and Representatives), are intended third party beneficiaries of, and may enforce, Section 12.15 and Section 12.16 (c) Prior Counsel and the Designated Persons shall be intended third party beneficiaries of Section 12.17 and (d) any Person who is expressly identified as a third party beneficiary, with specificity, of a particular right in this Agreement shall be an intended third party beneficiary of such particular right (whether or not enumerated in this Section 12.04).

Section 12.05 Expenses. Each Party shall bear its own cost, fees, and expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that (i) the costs, fees and expenses of the Accounting Auditor, if any, shall be paid in accordance with Section 2.04, (ii)  Buyer shall bear (1) all of the Antitrust Costs, Fees and Expenses, (2) the costs, fees and expenses associated with the Escrow Agreement (3)all premiums, underwriting fees, brokers’ commissions and other costs, fees and expenses related to the R&W Insurance Policy, if any; and (4) all of the costs, fees and expenses associated with the D&O Tail Policy; (iii)  the costs, fees and expenses expressly set forth in the definition of “Transaction Expenses” shall be borne by the Shareholders as Transaction Expenses; and (iv) all Transfer Taxes (including the costs and expenses related to preparing, executing and filing Tax Returns with respect to such Transfer Taxes) shall be borne and paid in accordance with Section 8.01(k).

Section 12.06 Governing Law. This Agreement, and all claims or Actions based upon, arising out of, or related to this Agreement or the transactions contemplated hereby or the actions of Buyer, Newco, the Company or any Shareholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07 Jurisdiction; Waiver of Jury Trial.

(a)Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware), and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.07(a).

(b)EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO AGENT, ATTORNEY OR OTHER REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, PROCEEDING OR OTHER ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.07(b).

Section 12.08 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

Section 12.09 Schedules and Exhibits. The Schedules (including the Disclosure Schedule and the other Schedules) and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or Schedules to which the relevance of such disclosure is reasonably apparent, whether or not such disclosure, exception or qualification is so numbered. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The Schedules are not intended to broaden or constitute, and shall not be construed or otherwise be deemed to so broaden or constitute, any representation, warranty, covenant or obligation of any Party or any other Person except to the extent expressly provided in this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment or agreement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. The Shareholders, Newco and the Company may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Schedules or the other schedules or exhibits attached hereto is not intended to imply that those amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules or the other schedules or exhibits hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any section of the Schedules or the other schedules or exhibits hereto is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. To the extent that the Schedules include brief descriptions or summaries of certain agreements and instruments, such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents and instruments described. No reference in any Schedule to any agreement or document shall be construed as an admission or indication to any Person. No disclosure in any Schedule relating to any possible breach or violation of any agreement or applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Any attachments to the Schedules form an integral part of the Schedules and are incorporated by reference for all purposes as if set forth in the Schedules. To the extent there is any inconsistency between information set forth in the Schedules, on the one hand, and any information, disclosure, document or schedule heretofore delivered to any Party, on the other hand, the Schedules supersede and replace such other information, disclosure, document or schedule previously provided.

Section 12.10 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), and the other Transaction Documents constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, obligations, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties or their Affiliates except as expressly set forth in this Agreement and the Confidentiality Agreement.

Section 12.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a written agreement executed by the Parties which makes express reference to this Agreement.

Section 12.12 Publicity. The Parties agree that, from the date hereof through the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Parties. The Parties agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with financial reporting obligations; provided, that the Parties may disclose such terms to their respective directors, managers, general partners, officers, employees, accountants, advisors and other Representatives. Notwithstanding the foregoing, Buyer may make such public disclosure regarding this Agreement, the Transactions and the Company as it deems, on the advice of counsel, necessary to comply with its obligations under applicable Law and Nasdaq rules; provided that prior to making any such disclosure prior to the Closing Date Buyer shall provide written notice to the Shareholders’ Representative such that the Shareholders’ Representative shall have sufficient time to reasonably review and comment on any proposed disclosure.

Section 12.13 Severability. If any term or other provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or other authority, the other term and provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any term or other provision contained herein is, to any extent, held invalid or unenforceable in any respect by a court of competent jurisdiction, they shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held invalid or unenforceable with a valid and enforceable term or provision giving effect to the intent of the Parties.

Section 12.14 Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have an adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party agrees to irrevocably waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to the later of (a) the twentieth (20th) Business Day following the resolution of such Action, and (b) such other time period established by the court presiding over such Action. In furtherance of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, each Party shall be entitled to specific performance to enforce specifically the terms and provisions of and to prevent or cure breaches of this Agreement by any other Party. The rights in this Section 12.14 are in addition to any other remedy to which a Party may be entitled at law or in equity, and the exercise by a Party of one remedy shall not preclude the exercise of any other remedy.

Section 12.15 Non-Recourse. This Agreement may only be enforced against, and any claim or other Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as Parties and then only with respect to, and to the extent of, the specific obligations set forth herein with respect to such Party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future equity holder, controlling Person, director, officer, employee, agent (or other Representative), attorney, Affiliate, member, manager, general or limited partner, shareholder, investor or assignee of any party to this Agreement, nor any past, present or future equity holder, controlling Person, director, officer, employee, agent (or other Representative), attorney, Affiliate, member, manager, general or limited partner, shareholder, investor or successor or assignee of any of the foregoing, shall have any liability (whether in Contract, tort, equity or otherwise) for any one (1) or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one (1) or more of any Shareholder, Newco, the Company or Buyer under this Agreement or for any claim (or other Action) based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.16 Waiver and Release.

(a)Effective upon the Closing, Buyer and, from and after the Closing, the Group Companies, on the one hand, and the Shareholders and Newco, on the other hand and, in each case, each of their respective partners, members, equity holders, Affiliates, directors, managers, officers, employees, controlling persons, agents, Representatives, successors and assigns and the partners, members, Affiliates, directors, managers, officers, employees, controlling Persons, agents, Representatives, successors and assigns of any of the foregoing (collectively, as applicable, the “Buyer Releasing Parties” and the “Shareholder Releasing Parties”) hereby waives and releases any claims and other Actions that any of such parties currently has or, in the future, may have against any Shareholder, the Shareholders’ Representative or Newco (in the case of the Buyer Releasing Parties) or Buyer or any Group Company (in the case of the Shareholder Releasing Parties) or any past, present or future direct or indirect equity holder, controlling Person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, shareholder, investor or assignee of any Shareholder or Newco (in the case of the Buyer Releasing Parties) or Buyer or any Group Company (in the case of the Shareholder Releasing Parties), or any past, present or future direct or indirect equity holder, controlling Person, corporate parent, director, officer, employee, agent (or other Representative), attorney, Affiliate, member, manager, general or limited partner, investor or assignee of the parties so released (individually and collectively, the “Released Affiliates”), for any such party’s or its Released Affiliate’s actions or omissions as a shareholder, director, officer, employee, agent or otherwise prior to the Closing in relation to or arising from the Group Companies and their respective pre-Closing business, operations and properties (whether real or personal), other than such claims as are expressly permitted under this Agreement. Each Party (on behalf of itself and its Affiliates) hereby acknowledges the waiver and release set forth in the preceding sentence and irrevocably covenants and agrees that it will honor such waiver and release and will not, and will cause each of its Affiliates not to, take any action inconsistent therewith (including commencing litigation with respect to, or directly or indirectly transferring to another Person, any released claims). The Buyer Releasing Parties and the Shareholder Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding or other Action of any kind against any party released pursuant to this Section 12.16 based upon any matter purported to be waived or released hereby.
(b)THE BUYER RELEASING PARTIES AND SHAREHOLDER RELEASING PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES THAT: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” THE BUYER RELEASING PARTIES AND THE SHAREHOLDER RELEASING PARTIES, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVE ANY RIGHT THAT THE RELEASING PARTIES MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT.
(c)In the event that any provision of this Section 12.16 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this section will remain in full force and effect. Any provision of this Section 12.16 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.17 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)Conflicts of Interest. Buyer acknowledges that Mitchell Silberberg & Knupp LLP and Proskauer Rose LLP (each, a “Prior Counsel”) has, on or prior to the Closing Date, represented one (1) or more of the Shareholders, the Group Companies and their respective Affiliates, and their respective officers, employees, directors and managers (each such Person, other than the Group Companies, a “Designated Person”) in one (1) or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim, dispute, or other Action arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (i) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim, dispute, or other Action arising under or related to this Agreement or such other agreements or in connection with such transactions), and (ii) in which Buyer or any of its Affiliates (including the Group Companies), on the one hand, and one (1) or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company (on its own behalf and on behalf its Affiliates (including after the Closing, each of the Group Companies)) hereby (A) irrevocably waives and shall not assert, and agrees after the Closing to cause its Affiliates to irrevocably waive and to not assert, any conflict of interest arising out of or relating to the representation by Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (B) agrees that, in the event that a Post-Closing Matter arises, Prior Counsel may represent one (1) or more Designated Persons in any Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Group Companies), and even though Prior Counsel may have represented the Group Companies in a matter substantially related to such dispute. Without limiting the foregoing, each of Buyer and the Group Companies (each on behalf of itself and its Affiliates) hereby consents to the disclosure by Prior Counsel, in connection with one (1) or more Post-Closing Representations, to the Designated Persons of any information learned by such Prior Counsel in the course of one (1) or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Group Companies or such Prior Counsel’s duty of confidentiality as to the Group Companies and whether or not such disclosure is made before or after the Closing.
(b)Attorney-Client Privilege. Each of Buyer and the Company (each on behalf of itself and its Affiliates) irrevocably agrees not to assert or waive, and agrees after the Closing to cause its Affiliates to not assert or waive, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between Prior Counsel, on the one hand, and any Designated Person or the Group Companies (collectively, the “Pre-Closing Designated Persons”), on the other hand, or any advice given to any Pre-Closing Designated Person by Prior Counsel, occurring during one (1) or more Existing Representations (collectively, the “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one (1) or more of Buyer, the Company and their respective Affiliates, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by the Shareholders, and shall not pass to or be claimed or used by Buyer or any of the Group Companies, except as provided in the last sentence of this Section 12.17(b). Furthermore, each of Buyer and the Company (each on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Group Companies also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Group Companies, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent, and shall be waived upon the written instruction, of the Shareholders’ Representative (in its sole discretion).
(c)Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Group Companies containing any advice or communication that is subject to any Pre-Closing Privilege (collectively, the “Privileged Materials”), shall be excluded from the purchase, and, notwithstanding anything herein or otherwise to the contrary, shall be distributed to and retained by the Shareholders’ Representative (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Group Companies. Absent the prior written consent of the Shareholders’ Representative, neither Buyer nor (following the Closing) the Company or any of their respective Affiliates shall have a right of access to Privileged Materials. Notwithstanding these efforts, the Parties further understand and agree that the consummation of the Transactions may result in the inadvertent disclosure of Privileged Materials. The Parties further understand and agree that any disclosure of Privileged Materials that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege or otherwise affect any of the rights of a Shareholder or its Affiliates (excluding, following the Closing, the Group Companies) under this Section 12.17. The Parties agree to use reasonable best efforts to return promptly any inadvertently disclosed information to the appropriate Party upon becoming aware of its existence.
(d)Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and, considering its ownership following the Closing of the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Counsel. This Section 12.17 shall be irrevocable, and no term of this Section 12.17 may be amended, waived or modified, without the prior written consent of each of the Shareholders’ Representative and each Prior Counsel to the extent such amendment, waiver or modification relates to such Prior Counsel.
(e)Representation by Independent Counsel Generally. Each Shareholder acknowledges and agrees that it has been represented by its own counsel, as indicated in the notices section hereof, and that the counsel for any other Shareholder has no duty to such Shareholder, even though the counsel for other Shareholders may have had a greater degree of involvement of negotiations of this Agreement. In addition to the foregoing, each Shareholder acknowledges and agrees that it has obtained its own independent tax and financial advice in connection with its, his or her decision to enter into this Agreement and in connection with the Transactions and the other Transaction Documents.

Section 12.18 No Strict Construction. The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement and each other agreement, certificate, and instrument executed in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 12.19 Shareholders’ Representative.

(a)For purposes of this Agreement, the Shareholders hereby designate James Schladen to serve as the Shareholders’ Representative with respect to those provisions of this Agreement that contemplate action by the Shareholders’ Representative and with respect to the Escrow Agreement; provided, however, that if James Schladen at any time is unable, due to incapacity or otherwise, to serve as Shareholders’ Representative or resigns as Shareholders’ Representative, then the successor Shareholders’ Representative shall be elected by the holders of one hundred percent (100%) of the shares of the Company’s common stock outstanding as of the date of this Agreement. Each successor Shareholders’ Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Shareholders’ Representative. Each successor Shareholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders’ Representative, and the term “Shareholders’ Representative” as used herein shall be deemed to include any successor Shareholders’ Representative.
(b)The Shareholders’ Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the other Shareholders with respect to the performance of his or her duties as the Shareholders’ Representative. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Shareholder, by operation of Law, whether by such Shareholder’s death, disability, protective supervision or any other event. Without limiting the generality of the foregoing, the Shareholders’ Representative has full power and authority, on behalf of each Shareholder and such Shareholder’s successors and assigns, to:  interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Shareholders in connection herewith, including the Escrow Agreement,  execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement,  receive service of process in connection with any claims under this Agreement or the Escrow Agreement,  agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and comply with orders of courts with respect to such claims referenced under the foregoing clause (3), and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing,  give and receive notices and communications,  authorize or object to the delivery to the Buyer of the Working Capital Escrow Amount or a portion thereof, if the Adjustment Amount as finally determined in accordance with Section 2.04 is a negative number,  object to such deliveries,  subject to Section 12.19(d), distribute to the Shareholders based on their respective Pro Rata Share (A) any Adjustment Amount, (B) any funds from the Working Capital Escrow Account received by the Shareholders’ Representative and (C) any funds from the Indemnity Escrow Account Received by the Shareholders Representative, and  take all actions necessary or appropriate in the judgment of the Shareholders’ Representative on behalf of the Shareholders in connection with this Agreement and the Escrow Agreement.
(c)Service by the Shareholders’ Representative shall be without compensation except for the reimbursement by the Shareholders of out-of-pocket expenses and indemnification specifically provided herein.
(d)The Shareholders’ Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Shareholder shall otherwise exist against the Shareholders’ Representative. The Shareholders’ Representative shall not be liable to any Shareholder relating to the performance of the Shareholders’ Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be indemnified and held harmless by the Shareholders against all losses, including costs of defense, paid or incurred in connection with any Action or claim to which the Shareholders’ Representative is made a party by reason of the fact that the Shareholders’ Representative was acting as the Shareholders’ Representative pursuant to this Agreement; provided, however, that the Shareholders’ Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be protected in acting upon any notice, statement or certificate believed by the Shareholders’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. The Shareholders’ Representative shall not be liable to

Buyer or any Affiliate of Buyer by reason of this Agreement or the performance of Shareholders’ Representative’s duties hereunder.
(e)Buyer shall be entitled to rely exclusively upon any actions permitted to be taken by the Shareholders’ Representative pursuant to this Agreement as the duly authorized action of the Shareholders’ Representative on behalf of each Shareholder with respect to any matters set forth in this Agreement or the Escrow Agreement, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Shareholders’ Representative.
(f)The Shareholders’ Representative shall hold and be entitled to use the Shareholders’ Representative Fund for the purposes of paying for, or reimbursing the Shareholders’ Representative for, any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Shareholders’ Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement or the Escrow Agreement, including, without limitation, paying any working capital adjustments (collectively, the “Shareholders’ Representative Expenses”). To the extent that the Shareholders’ Representative Fund is insufficient to cover the Shareholders’ Representative Expenses, the Shareholders promptly upon request by the Shareholders’ Representative and in any event within twenty (20) days of such request, shall reimburse the Shareholders’ Representative for the Shareholders’ Representative Expenses. The Shareholders’ Representative shall hold the Shareholders’ Representative Fund in a segregated bank account and shall not comingle it with any other funds. In addition to the foregoing, the Shareholders’ Representative shall be authorized to withhold the distribution to the Shareholders of all or a portion of any Adjustment Amount and funds from the Working Capital Escrow Account received by the Shareholders’ Representative to the extent the Shareholders’ Representative determines, in his or her sole discretion, that the Shareholders’ Representative Fund is insufficient, in which case, such funds withheld shall be deemed to be part of the Shareholders’ Representative Fund. At such time as the Shareholders’ Representative deems appropriate, the Shareholders’ Representative shall distribute to the Shareholders based on their respective Pro Rata Share the remaining Shareholders’ Representative Fund.
Section 12.20    Newco Payment Designation. At any time before or after the Closing, Newco may provide Buyer written instruction, certified by an officer of Newco and countersigned by the applicable Shareholder, irrevocably directing that any post-Closing payment that would otherwise be due to Newco under this Agreement or the Escrow Agreement shall instead be made directly to such Shareholder, in an amount equal to the total payment otherwise due to Newco multiplied by such Shareholder’s Pro-Rata Share, as shall be confirmed in such written instruction. Buyer shall honor such instruction and shall be entitled to rely thereon and all Parties agree that Buyer is entitled to treat the payment pursuant thereto as satisfying the payment that would otherwise be made to Newco.

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IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.
COMPANY:

Arcadia, Inc., a California corporation
By:/s/ James Schladen
Name:    James Schladen
Title:    Chief Executive Officer

Signature Page—Equity Purchase Agreement

NEWCO:
New Arcadia Holdings, Inc., a Delaware corporation
By: /s/ James Schladen
Name:    James Schladen
Title:    Chief Executive Officer

SHAREHOLDERS:

Synergex Group LLC, Trustee of the Munera Family ESBT
/s/ Gerard Munera
Gerard Munera, Manager

James Henry Schladen and Victoria Ann Schladen, Trustees of the Schladen Family Trust dated December 7, 2006
/s/ James Henry Schladen
James Henry Schladen, Trustee
/s/ Victoria Ann Schladen
Victoria Ann Schladen, Trustee

/s/ Robert Sayour
Robert Sayour

Micheline Sayour, Trustee of the LKS Family Trust
/s/ Micheline Sayour
Micheline Sayour, Trustee
Signature Page—Equity Purchase Agreement

Micheline Sayour, Trustee of the Micheline Sayour Revocable Trust
/s/ Micheline Sayour
Micheline Sayour, Trustee
SHAREHOLDERS’ REPRESENTATIVE:
/s/ James Henry Schladen
James Henry Schladen

LIMITED GUARANTORS:

Synergex Group LLC, Trustee of the Munera Family ESBT*
By: /s/ Gerard Munera
Gerard Munera, Manager*
/s/ James Henry Schladen
James Henry Schladen*
/s/ Victoria Ann Schladen
Victoria Ann Schladen*
/s/ Micheline Sayour
Micheline Sayour*

*Such Person is signing and becoming a Party as a “Limited Guarantor” solely for purposes of being treated as a Shareholder for purposes of the indemnity and related provisions hereof (subject to all of the limitations on indemnity that would apply to such Shareholder), solely as such provisions relate to the last sentence of Section 4.01(a), (b), (c), (d) or (e), as applicable.

Signature Page—Equity Purchase Agreement

BUYER:
DMC GLOBAL INC.
By: /s/ Kevin T. Longe _________________________________
Name: Kevin T. Longe
Title: Chief Executive Officer
Signature Page—Equity Purchase Agreement

Exhibits

EXHIBIT C

Form of Operating Agreement

FORM OF

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

ARCADIA PRODUCTS, LLC

December ●, 2021

EXHIBIT C

Form of Operating Agreement

EXHIBIT C

Form of Operating Agreement

EXHIBIT C

Form of Operating Agreement

SCHEDULES AND EXHIBITS
Schedule A: Members
Schedule B: Officers of Arcadia Products, LLC
Exhibit A: Term Sheet for Series A Preferred Stock
Exhibit B: Form of Spousal Waiver

EXHIBIT C

Form of Operating Agreement
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ARCADIA PRODUCTS, LLC
This Amended and Restated Limited Liability Company Agreement of Arcadia Products, LLC, a Colorado limited liability company (the “Company”), is made and entered into effective as of December ●, 2021 (the “Effective Date”) by and among the Company, DMC Global Inc., a Delaware corporation (the “DMC”), DMC Korea, Inc., a Colorado corporation (“DMC Korea” and together with DMC, the “DMC Members”) and New Arcadia Holdings, Inc. (the “Munera Member”). The DMC Members, the Munera Member and each Person admitted as an additional or substitute Member of the Company pursuant to this Agreement are collectively referred to herein as the “Members” and are each individually referred to herein as a “Member.”
RECITALS
WHEREAS, the DMC Members and the Munera Member are party to that certain Equity Purchase Agreement dated as of December ●, 2021 (as amended, modified or supplemented from time to time, the “Purchase Agreement”);
WHEREAS, the Company was the entity resulting from the conversion of Arcadia, Inc., a California corporation, as contemplated by the Purchase Agreement on December ●, 2021, upon the filing of the Articles and a Certificate of Conversion with the Secretary of State of the State of Colorado;
WHEREAS, at the date of conversion, the Munera Member owned 100% of the Company pursuant to the Limited Liability Company Agreement of the Company dated December ●, 2021 (the “Original Agreement”), all as contemplated by the Purchase Agreement;
WHEREAS, effective as of December ●, 2021, DMC Korea acquired its Interest in the Company by acquiring 66.45 Units from the Munera Member in exchange for a contribution in cash in the amount of $●, and effective as of the consummation of the transactions contemplated by the Purchase Agreement (the “Effective Time”), DMC acquired its Interest in the Company by acquiring 3,920.64 Units from the Munera Member in exchange for a contribution in cash in the amount of $●; and
WHEREAS, the parties hereto desire to enter into this Agreement effective as of the Effective Time on the Effective Date, in order to amend and restate the Original Agreement to reflect the parties mutual rights and obligations as set forth herein.]
AGREEMENTS
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Original Agreement is amended and restated in its entirety as follows:

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Form of Operating Agreement
ARTICLE I
DEFINED TERMS
Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Expert” has the meaning provided in Section 12.10(c).
“Accounting Period” means, for the first Accounting Period, the period commencing on the Effective Date and ending on the next Adjustment Date. All succeeding Accounting Periods shall commence on the day after an Adjustment Date and end on the next Adjustment Date.
“Acquisition Indebtedness” means any principal, interest, fees and other amounts due or that may be due with respect to or under amounts drawn by DMC under the Senior Debt Facility or otherwise related to the transaction contemplated by the Purchase Agreement.
“Additional Member” has the meaning provided in Section 4.8(a).
“Adjustment Date” means the last day of each fiscal year of the Company, the last day of the winding up of the Company, or any other date determined by the Board, in its sole and absolute discretion, as appropriate for an interim closing of the Company’s books.
“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the specified Person.
“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as this agreement may be amended, modified, supplemented or restated from time to time after the Effective Date.
“Annual Capital Expenditure Budget” has the meaning provided in Section 5.11(b).
“Annual Operating Budget” has the meaning provided in Section 5.11(a).
“Articles” means the Articles of Organization of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Colorado pursuant to the Colorado Act.
“Bridge Loan” means that promissory note dated as of December ●, 2021 between DMC and Synergex Group LLC, Trustee of the Munera Family ESBT.
“Bridge Loan Allocation” means for any transaction under Section 12.10, an amount equal to (a) the quotient of (i) the number of Option Units and (ii) the total number of Units held by the Munera Member at the date of the Option Closing, multiplied by (b) the total accrued and outstanding principal and interest under the Bridge Loan on such date.
“Business” has the meaning provided in Section 3.1.

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Form of Operating Agreement
“Business Competitor” means any Person other than the Company and its Subsidiaries that is engaged in Business activities.
“Business Day” means any day of the week other than a Saturday, Sunday or a day on which the commercial banks in New York, New York or Denver, Colorado are not open for business.
“Call Closing” has the meaning provided in Section 12.10(e).
“Call Consideration” has the meaning provided in Section 12.10(b).
“Call Notice” has the meaning provided in Section 12.10(b).
“Call Option” has the meaning provided in Section 12.10(b).
“Capital Account” has the meaning provided in Section 7.1.
“Capital Call” has the meaning provided in Section 7.4(a).
“Capital Call Amount” has the meaning provided in Section 7.4(a).
“Capital Call Notice” has the meaning provided in Section 7.4(a).
“Capital Contribution” means, for any Member, the total amount of cash and the Fair Market Value of any property contributed to the Company by such Member.
“Carrying Value” means with respect to any Interest purchased by the Company from any Involuntary Transferee, the value equal to the Capital Contribution made by such Member in respect of such Interest less the amount of distributions made in respect of such Interest.
“Cash” shall have the meaning ascribed thereto in the Purchase Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Colorado Act” means the Colorado Limited Liability Company Act, as amended from time to time.
“CBCA” means the Colorado Business Corporation Act, as amended from time to time.
“Company” has the meaning provided in the Preamble.
“Contributing Member” has the meaning provided in Section 7.4(b).
“Control” or “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of or right to exercise voting power or voting securities, by contract or otherwise, and “controlling” and “controlled” shall have meanings correlative thereto. Without limiting the foregoing, a Person shall be deemed to be controlled by another Person if such other Person

EXHIBIT C

Form of Operating Agreement
possesses, directly or indirectly, (a) power to vote fifty percent (50%) or more of the securities or interests having ordinary voting power for the election of directors, managing general partners, managers, or members of the governing body or management of such Person, (b) powers of a general partner of a limited partnership, or (c) power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Covered Person” means a current or former Member, Director or Tax Matters Member, and any Related Party of any such Person, or any current or former officer, employee or agent of the Company or any of its Affiliates.
“Distributable Amount” has the meaning provided in Section 9.1(a).
“DMC” has the meaning provided in the Preamble.
“DMC Common Stock” means shares of common stock of DMC, par value $0.05 per share.
“DMC Korea” has the meaning provided in the Preamble.
“DMC Members” has the meaning provided in the Preamble.
“DMC Series A Preferred Stock” means preferred stock of DMC, par value $.05, issued pursuant to a Certificate of Designations in a customary form to be agreed between DMC and the Munera Member with principal terms as set forth on Exhibit A hereto.
“Drag Notice” has the meaning provided in Section 12.8(b).
“EBITDA” means, for any period, the earnings of the Company and its Subsidiaries in that period plus any amounts deducted in the computation thereof for interest expense, taxes, depreciation and amortization, all as determined in accordance with GAAP and with reference to the financial statements of the Company and its Subsidiaries for such period.
“Economic Capital Account” means, with respect to any Member, such Member’s Capital Account balance as of the date of determination, after crediting to such Capital Account any amounts that the Member is expressly obligated to restore, is treated as obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore under the penultimate sentences of Treasury Regulations Section 1.7042(g)(1) and 1.704-2(i)(5).
“Effective Date” has the meaning provided in the Preamble.
“Effective Time” has the meaning provided in the Recitals.
“Entity” means any Person other than an individual Person.
“Equity Value” means, as of any date, the quotient of (a) (i) nine and one-half (9.5) times the average annual EBITDA for the two (2) most recently completed Fiscal Years and the Projected Current Year EBITDA of the Company and its Subsidiaries prior to such date, minus

EXHIBIT C

Form of Operating Agreement
(ii) the amount of Indebtedness of the Company and its Subsidiaries as of such date, plus (iii) the amount of Cash as of such date in excess of the Working Capital Peg, divided by (b) the aggregate number of outstanding Units as of such date.
“Exercising Party” has the meaning provided in Section 12.10(c).
“Exit Event” means:
(a)    a transaction or series of transactions involving the sale, transfer or other disposition, including by way of merger, consolidation or other similar extraordinary transaction, by the Members of all of the Interests in the Company held by the Members; or
(b)    a transaction or series of transactions involving the sale, transfer or other disposition of all of the assets of the Company and its Subsidiaries in each case, to one or more Persons that are not (i) immediately prior to such sale, transfer or other disposition, Affiliates of the Company or any Member, and (ii) Persons in which any Member or Affiliate of a Member, or any immediate family members of any such Affiliate, has any material direct or indirect ownership or investment interest; provided, that, in no event shall an Initial Public Offering constitute an “Exit Event” for any purposes of this Agreement.
“Fair Market Value” means, as of any date,
(a)    for purposes of determining the value of any property owned by, contributed to or distributed by the Company, (i) in the case of publicly traded securities, the average of their last sales prices on the applicable trading exchange or quotation system on each trading day during the five (5) trading day period ending on such date and (ii) in the case of any other property, the fair market value of such property, as determined upon a reasonable basis and in good faith by the Board and taking into account any liabilities encumbering such property; or
(b)    for purposes of determining the value of any Member’s Interest in connection with Section 12.5 (“Involuntary Transfers”), the fair market value of such Interest, as determined upon a reasonable basis and in good faith by the Board.
“Final Equity Value” means as of the specified date, the greater of (a) the Equity Value and (b) the Floor Value.
“Fiscal Year” means a fiscal year ending December 31.
“Floor Value” means the quotient of (a) (i) $467,700,000 minus (ii) the amount of Indebtedness of the Company and its Subsidiaries as of such date, plus (iii) the amount of Cash as of such date in excess of the Working Capital Peg, divided by (b) the aggregate number of outstanding Units as of such date.
“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

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Form of Operating Agreement
“Incapacity” occurs with respect to an individual when such individual has been judicially determined to lack capacity to act for himself or herself, or has voluntarily appointed a representative to act for him or her generally without restriction as it relates to the Company or its Subsidiaries.
“Indebtedness” shall have the meaning ascribed thereto in the Purchase Agreement, except that such amounts shall include principal, interest, fees and other amounts due or that may be due with respect to or under amounts drawn by the Company as a borrower under the Senior Debt Facility or used in furtherance of the Company’s business and shall exclude Acquisition Indebtedness and Non-Company Indebtedness (whether or not the Company or any Subsidiary of the Company is contingently liable therefore or a guarantor thereof, and whether or not considered a liability for financial accounting or valuation purposes).
“Initial Public Offering” or “IPO” means the first underwritten public offering of the common stock (or other equity securities) of Newco or a Subsidiary of the Company to the general public through a registration statement filed with the Securities and Exchange Commission that (together with prior effective registrations) covers shares (or other equity securities) of Newco or such Subsidiary that will be traded on a national securities exchange after the close of any such general public offering.
“Interest” means the limited liability company interest in the Company which represents the interest of each Member in and to the profits and losses of the Company, and such Member’s right to receive distributions of the Company’s assets, as set forth in this Agreement.
“Majority in Interest” means, as of any given record date or other applicable time, the holders of a majority of the outstanding Units held by Members as of such date that are entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members.
“Makeup Contribution Amount” has the meaning provided in Section 7.4(b).
“Malfeasance” means (a) gross negligence or willful misconduct with respect to the Company or its Subsidiaries, (b) fraud or misappropriation of funds of the Company or its Subsidiaries or (c) conviction of a felony involving moral turpitude.
“Management Agreement” means that certain Management Agreement, dated as of the Effective Date, by and between the Company and DMC, as amended, supplemented or modified from time to time.
“Members” has the meaning provided in the Preamble.
“Member Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4) and the term “Member Nonrecourse Debt Minimum Gain” has the same meaning as “partner nonrecourse debt minimum gain” as set forth in Treasury Regulations Section 1.704-2(i)(2).
“Munera Member” has the meaning provided in the Preamble.

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Form of Operating Agreement
“Net Profit” and “Net Loss” means, with respect to any Accounting Period, net income or net loss of the Company for such Accounting Period, determined in accordance with Section 703(a) of the Code, including any items that are separately stated for purposes of Section 702(a) of the Code, as determined in accordance with federal income tax accounting principles with the following adjustments:
(a)    any income of the Company that is exempt from United States federal income tax shall be included as income;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations shall be treated as current expenses;
(c)    any items of income, gain, loss or deduction specially allocated pursuant to this Agreement, including pursuant to Section 8.2, shall be excluded from the determination of Net Profit and Net Loss;
(d)    treating as an item of gain (loss) the excess (deficit), if any, of the Fair Market Value of property distributed in such Accounting Period over (under) the amount at which such property was carried on the books of the Company.
(e)    if property is reflected in the Capital Accounts at a book value that is different from its adjusted basis, then (i) depreciation and amortization deductions with respect to such property shall be determined based upon such book value in accordance with Section 1.704-1(b)(2)(iv)(g)(3) of the Treasury Regulations or, as applicable, Section 1.704-3(d)(2) of the Treasury Regulations, and (ii) gain or loss shall be determined with reference to such book value in lieu of adjusted basis;
(f)    if the book value as determined for purposes of maintaining the Capital Accounts of any asset is adjusted pursuant to Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the book value of the asset) or an item of loss (if the adjustment decreases the book value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(g)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations, to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.
“Neutral Accounting Firm” has the meaning provided in Section 12.10(c).

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Form of Operating Agreement
“New Securities” means Units or any other Interests, including any securities exchangeable or exercisable for, or convertible into, such Interests, issued after the Effective Date.
“Non-Company Indebtedness” means any principal, interest, fees and other amounts due or that may be due with respect to or under indebtedness incurred or drawn by any borrower under the Senior Debt Facility other than the Company, the proceeds of which are not used in furtherance of the Company’s business. For example, and without limitation, any indebtedness borrowed by or used in DMC or DMC’s Subsidiaries other than the Company is Non-Company Indebtedness, to the extent it is so used.
“Non-Contributing Member” has the meaning provided in Section 7.4(b).
“Offered Units” has the meaning provided in Section 12.8(a).
“Option Closing” means a Put Closing or a Call Closing, as the context requires.
“Option Notice” means a Put Notice or a Call Notice, as the context requires.
“Option Purchase Agreement” means an equity purchase agreement mutually agreed between one or more DMC Members and the Munera Member that includes customary representations and warranties from the Munera Member and customary indemnification provisions for the sale of equity interests (e.g., with the DMC Members to be fully indemnified if the Options Units are not sold free and clear of any liens, encumbrances or restrictions on transfer).
“Option Purchase Price” means the amount equal (a) to the product of (i) the Final Equity Value as of the date of the Option Closing multiplied by (ii) the total number of all Option Units being sold at the Option Closing, minus (b) any Bridge Loan Allocation. Effective simultaneously with a Put Closing or a Call Closing, the Bridge Loan shall be deemed repaid to the extent that the Bridge Loan Allocation reduces the Option Purchase Price pursuant to the preceding sentence.
“Option Purchase Price Dispute” has the meaning provided in Section 12.10(c).
“Option Purchase Price Dispute Statement” has the meaning provided in Section 12.10(c).
“Option Share Issue Price” means a price equal to the volume weighted average trading price for shares of DMC Common Stock on The Nasdaq Global Select Market (or, if shares of DMC Common Stock are not then listed on The Nasdaq Global Select Market, on the securities exchange on which shares of DMC Common Stock are listed) over the period consisting of the sixty (60) consecutive trading days immediately preceding the date of the Option Notice or ROFR Option Notice.

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“Option Units” means all of the Units held by the Munera Member as of the date of any Put Notice delivered pursuant Section 12.10(a) or Call Notice delivered pursuant Section 12.10(b).
“Original Agreement” has the meaning provided in the Recitals.
“Other Member” has the meaning provided in Section 12.8(a).
“Owing Member” has the meaning provided in Section 9.6.
“Partnership Minimum Gain” has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.
“Percentage Interest” means, for each Member, as of any date, the percentage determined by multiplying by one hundred (100) the quotient of (a) the number of Units held by such Member divided by (b) the aggregate number of outstanding Units.
“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.
“Priority Loan” has the meaning provided in Section 7.4(b).
“Projected Current Year EBITDA” means the estimate of EBITDA for the current Fiscal Year as approved by the Board and as reflected in DMC’s financial guidance to the public.
“Purchase Agreement” has the meaning provided in the Recitals.
“Put Closing” has the meaning provided in Section 12.10(e).
“Put Consideration” has the meaning provided in Section 12.10(a).
“Put Notice” has the meaning provided in Section 12.10(a).
“Put Option” has the meaning provided in Section 12.10(a).
“Qualifying Transaction” means a proposed Transfer by the Selling Member, to a Person or Persons who are not Affiliates of the Selling Member, in which the value of the consideration to be received by the Other Member for each Unit transferred would be equal to or greater than the Final Equity Value as of the date of the Selling Member Notice or Drag Notice.
“Receiving Party” has the meaning provided in Section 12.10(c).
“Registration Rights Agreement” means a registration rights agreement in form and substance approved by the Board.
“Related Party” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, managers, shareholders, partners, members, employees, advisors, representatives and agents of such Person and such Person’s Affiliates.

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“Resolution Period” has the meaning provided in Section 12.10(c).
“Restricted Member” means any Member other than the DMC Members or their successors or assigns and such Member’s Affiliates.
“Restricted Period” has the meaning provided in Section 4.6.
“Revised Partnership Audit Provisions” means the partnership audit provisions enacted in the Bipartisan Budget Act of 2015, as they may be amended from time to time, and any Treasury Regulations (or other guidance from the Internal Revenue Services or U.S. Treasury Department or both) issued thereunder.
“ROFR Notice Period” has the meaning provided in Section 12.8(a).
“ROFR Offer Notice” has the meaning provided in Section 12.8(a).
“Rule 144” has the meaning provided in Section 6.1(b).
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Selling Member” has the meaning provided in Section 12.8(a).
“Selling Member Notice” has the meaning provided in Section 12.8(a).
“Senior Debt Facility” means that certain Credit Agreement dated as of December [__], 2021, among DMC and certain of its subsidiaries, including the Company, as borrowers, KeyBank, National Association, as administrative agent, and the lenders and other parties from time to time party thereto, as the same may be amended, restated, amended and restated, supplemented, extended, renewed, refinanced, replaced or otherwise modified from time to time.
“Subsidiary” means, with respect to any Person, any Entity controlled by such Person (either alone or through or together with any other Subsidiary).
“Super-Majority Board Approval” has the meaning provided in Section 5.1(a)(iii).
“Target Balance” means, with respect to any Member as of the close of any Accounting Period for which allocations are made under Article VIII, the amount such Member would receive (or be required to contribute) in a hypothetical liquidation of the Company as of the close of such period, assuming for purposes of any such hypothetical liquidation (i) a sale of all of the assets of the Company at prices equal to their then book values (as maintained by the Company for purposes of, and as maintained pursuant to, the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)) and (ii) the distribution of the net proceeds thereof to the Members pursuant to the provisions of Article IX (after the payment of all actual Company indebtedness, including all Priority Loans, and any other liabilities related to the Company’s assets, limited, in the case of nonrecourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities). If such Member would be required to contribute, the “Target Balance” will be reflected as a negative value.

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“Target Distribution” means aggregate annual distributions based on 75% of annual EBITDA for the previous completed fiscal year after deducting cash paid for taxes and bank interest expense and with appropriate cash reserves for immediate working capital needs and known liabilities, in each case in the reasonable judgment of the Board.
“Tax Matters Member” has the meaning provided in Section 10.2(b).
“Transfer” means a direct or indirect transfer, assignment, sale or other disposition (including the creation of any derivative or synthetic interest, but excluding any Hypothecation), or the act of so doing, as the context requires.
“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code.
“Unit” means a unit of Interests.
“Working Capital Peg” shall mean the average of the Net Working Capital (as that term is defined in the Purchase Agreement) as of the end of each of the 12 months preceding the date the Working Capital Peg is determined pursuant to this Agreement.
ARTICLE II
FORMATION OF THE COMPANY
Section 2.1Formation. The Company was reorganized in Colorado upon the filing of the Articles and a Certificate of Conversion with the Secretary of State of the State of Colorado and hereby continues as a limited liability company under and pursuant to the Colorado Act and the Articles.
Section 2.2Company Name. The name of the Company is Arcadia Products, LLC. The business of the Company may be conducted under such other names as the Board may from time to time designate.
Section 2.3The Articles, etc. Any authorized person of the Company shall execute, deliver, file and record all such other certificates and documents, including amendments to or restatements of the Articles, and do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Colorado and any other jurisdiction in which the Company may own property or conduct business.
Section 2.4Term of Company. The term of the Company in Colorado commenced on the date of the filing of the Articles and the Certificate of Conversion with the Secretary of State of the State of Colorado. The Company may be terminated in accordance with the terms and provisions hereof, and shall continue unless and until dissolved as provided in Article XIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Articles as provided in the Colorado Act.

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Section 2.5Registered Agent and Office. The Company’s registered agent and office in the State of Colorado shall be ●. The Board may designate another registered agent and/or registered office from time to time in accordance with the then applicable provisions of the Colorado Act and any other applicable laws.
Section 2.6Principal Place of Business. The principal place of business of the Company shall be located at 2301 E. Vernon Ave., Vernon, CA 90058. The location of the Company’s principal place of business may be changed by the Board from time to time in accordance with the then applicable provisions of the Colorado Act and any other applicable laws.
Section 2.7Qualification in Other Jurisdictions. Any authorized person of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
Section 2.8Fiscal Year; Taxable Year. The fiscal year of the Company for financial accounting purposes shall be the same as its taxable year. The taxable year of the Company for federal, state and local income tax purposes shall end on December 31 unless otherwise required by applicable tax law or as determined by the Tax Matters Member in accordance with applicable tax law.
Section 2.9Effectiveness. This Agreement shall be effective as of the Effective Time.
ARTICLE III
PURPOSE AND POWERS OF THE COMPANY
Section 3.1Purpose. The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, to engage (a) generally in the business of the design, manufacture and sale of architectural building products (the “Business”), (b) subject to Section 5.1(a)(ii), in any lawful act or activity for which limited liability companies may be formed under the Colorado Act and (v) in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.
Section 3.2Powers of the Company. The Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 3.1.
Section 3.3Tax Partnership. The Company and each Member intend that the Company shall be treated as a partnership for U.S. federal and applicable state or local income tax purposes and the Company shall not elect, and the Board shall not permit the Company to elect, to be treated as an association taxable as a corporation for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-3 or under any corresponding provision of state or local law without the prior written consent of all of the Members. Each Member and the Company shall file all tax returns consistent with the foregoing and shall otherwise take all tax positions in a manner consistent with such intended treatment of the Company as a partnership

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for U.S. federal, state and local income tax purposes. The Company and the Board shall not, without the prior written consent of all of the Members, permit the registration or listing of interests in the Company on an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1.
ARTICLE IV
MEMBERS
Section 4.1Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The approval or consent of the Members shall not be required in order to authorize the taking of any action by the Company and the Members shall have no right to reject, overturn, override, veto or otherwise approve or pass judgment upon any action taken by the Board or an authorized officer of the Company, unless and then only to the extent that (a) this Agreement shall expressly provide therefor (including Section 5.1(a)(iv) hereof), (b) such approval or consent shall be required by non-waivable provisions of the Colorado Act or (c) the Board shall have determined in its sole and absolute discretion that obtaining such approval or consent would be appropriate or desirable. The Members, as such, shall have no power or authority to bind the Company.
Section 4.2Interests. All Interests shall be denominated in Units. The number of Units held by the Members as of the Effective Time after giving effect to the consummation of the transactions contemplated by the Purchase Agreement are set forth on Schedule A. The number of Units held by each Member as of any given time after the Effective Time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement. The authorization of any additional classes of Units shall be subject to the approval requirements of Section 5.1(a)(iii). Subject to the approval requirements of Section 5.1(a)(iii), Units in a particular class may be issued from time to time, to such Persons, in such amounts, at such prices and on such terms as the Board may determine.
Section 4.3Meetings of Members.
(a)Meetings; Notice of Meetings. Meetings of the Members, including any special meeting, may be called by the Secretary of the Company, the Chairman of the Board or any Member from time to time. Notice of any such meeting shall be given to all Members not less than ten (10) nor more than sixty (60) calendar days prior to the date of such meeting and shall state the location, date and hour of the meeting and, in the case of a special meeting, the nature of the business to be transacted. Meetings shall be held at the location (within or without the State of Colorado) at the date and hour set forth in the notice of the meeting. Any one or more Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and participating in a meeting by such means shall constitute presence in person at such meeting.
(b)Waiver of Notice. No notice of any meeting of Members need be given to any Member who submits a written waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the

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Members need be specified in a written waiver of notice. The attendance of any Member at a meeting of Members shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(c)Quorum. The presence in person or by proxy of the holders of record of a Majority in Interest shall constitute a quorum for the transaction of business at such meeting.
(d)Voting. If the Board has fixed a record date, every holder of record of Units entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members shall be entitled to one (1) vote for each such Unit outstanding in such Member’s name at the close of business on such record date. If no record date has been so fixed, then every holder of record of such Units entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members shall be entitled to one (1) vote for each Unit outstanding in its name on the close of business on the day next preceding the day on which notice of the meeting is given or the first consent in respect of the applicable action is executed and delivered to the Company, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by this Agreement, the vote of a Majority in Interest at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.
(e)Proxies. Each Member may authorize any Person to act for such Member by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or such Member’s attorney in fact. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it unless otherwise provided in such proxy, provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.
(f)Organization. Each meeting of Members shall be conducted by such Person as the Board may designate.
(g)Action Without a Meeting. Unless otherwise provided in this Agreement, any action which may be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a Majority in Interest (unless a higher percentage is required by this Agreement, in which case it shall be signed by Members holding at least such higher percentage). A copy of the action taken by written consent shall be filed with the records of the Company and, upon written request, a copy of such action shall be given to all Members who have not consented in writing to the taking of such action.
(h)Management Agreement. The Management Agreement, as in effect on the Effective Date, has been approved in all respects (including by all the Members pursuant to the execution of this Agreement), and, except as otherwise provided in such agreement, any

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management fees or other amounts payable to DMC or any of its Affiliates thereunder shall not be subject to any further approval hereunder or otherwise.
Section 4.4Business Transactions of a Member with the Company. Subject to the prior approval of the Board and Section 5.1(a)(iv), a Member (or an Affiliate thereof) may lend money to, borrow money from, act as surety or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, or transact any other business with the Company or any of its Subsidiaries.
Section 4.5No Cessation of Membership upon Bankruptcy. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of such Person’s bankruptcy or insolvency.
Section 4.6Restricted and Non-Restricted Activities.
(a)Each Restricted Member covenants and agrees that during the period of its direct or indirect ownership of an Interest in the Company (the “Restricted Period”), such Person and its Affiliates shall not directly or indirectly own, manage, operate or Control, or participate in the ownership, management, operation or Control of, any Business Competitor in the United States; provided, that nothing in this Section 4.6(a) shall prohibit a Restricted Member from acquiring or owning, directly or indirectly up to three percent (3%) of the aggregate securities of any Business Competitor that is a publicly traded Entity, so long as such Member or its Affiliates does not serve on the board of directors or similar governing body of such Business Competitor or its Affiliates.
(b)Subject to the foregoing restrictions set forth in this Section 4.6, the other terms of this Agreement, and the obligations of any Member or any Affiliate of any Member under any agreement between such Person and the Company or its Subsidiaries, (i) each Member and each of their respective Affiliates may engage in, or possess an interest in, other business ventures of any nature or description, independently or with others, and the Company and the other Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture shall not be deemed wrongful or improper; and (ii) none of the Members or the Directors, nor any of their respective Affiliates shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company; and each Member, each Director, and each of their respective Affiliates shall have the right to take for such Person’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.
Section 4.7Confidentiality.
(a)Each Restricted Member hereby acknowledges that, in connection with the operation of the Company and its Subsidiaries, such Restricted Member and its Designated Directors may have access to confidential material regarding the operations of the Company and its Subsidiaries or the other Members. Each Restricted Member agrees that it shall, and shall cause its Designated Directors to: (i) take all reasonable steps necessary to hold and maintain

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such confidential information in confidence and not to disclose it to any third party, except as required by law or legal process; and (ii) only disclose such confidential information to (A) his or her employees, advisors and agents who have a need to know such information in order to assist such Restricted Member or its Designated Directors to evaluate and/or monitor such Restricted Member’s investment in the Company, to carry out his or her responsibilities to the Company or to comply with any laws, rules or regulations applicable to such Restricted Member or its Designated Directors, or (B) in the case of reports furnished by the Company to such Restricted Member pursuant to Section 10.1(b), to beneficial owners and Affiliates of the Restricted Member, and to each of their respective lenders and financial advisors, in each case so long as such Persons are each bound to keep such information confidential in accordance with the terms of this Agreement.
(b)Each Restricted Member agrees that, upon the dissolution and termination of the Company or withdrawal of the Restricted Member from the Company, the Restricted Member will return to each requesting Member and/or the Company, as appropriate, or destroy all confidential information of that Member or the Company (other than tax information of the Company attributable to the returning Restricted Member’s Interest therein) then in its or its Designated Directors’ possession and specified in the request. Each Restricted Member further agrees upon request to return or destroy all other memoranda, notes, copies, or other writings which contain confidential information of the other Members and/or the Company (other than tax information of the Company attributable to the returning Restricted Member’s Interest therein).
(c)The provisions of this Section 4.7 shall apply to each Restricted Member, regardless of the status of such Restricted Member as a member of the Company, while such Restricted Member is a member of the Company and for a period of two (2) years from the effective date of the termination of the applicable Restricted Member’s status as a member of the Company or if the confidential information constitutes a trade secret, as defined under applicable law, then the life of the trade secret. The term “confidential information” under this Section 4.7 shall not include information that (i) is publicly available (other than as a result of a breach of this Agreement) or (ii) was or becomes available to a Restricted Member on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not to such Restricted Member’s knowledge bound to a confidentiality agreement with the Company with respect to such confidential information.
Section 4.8Additional Members.
(a)Admission. Subject to Section 5.1(a)(iii), the Company may admit one or more additional Members (each an “Additional Member”) to be treated as a “Member” or one of the “Members” for all purposes hereunder. Each Person shall be admitted as an Additional Member at the time such Person (i) executes a joinder agreement to this Agreement, (ii) complies with the applicable Board resolution, if any, with respect to such admission and (iii) is named as a Member in Schedule A hereto. The Board is authorized to amend Schedule A to reflect any such admission and any actions pursuant to Section 4.8(b) below.
(b)Rights and Obligations of Additional Members. Upon the admission of an Additional Member and subject to Sections 5.1(a)(iii) and 14.12:

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(i)the Board shall determine the Capital Contribution (if any) of such Additional Member;
(ii)the Board shall determine the rights, if any, of such Additional Member to appoint Directors to the Board (subject to Section 5.1(a));
(iii)such Additional Member shall make Capital Contributions to the Company in an amount (if any) determined by the Board; and
(iv)without duplication of any of foregoing, the Board shall issue Interests, if any, to such Additional Member.
(c)Notice. The Board will ensure that notice of the admission of any Additional Members is given to the Secretary of the Company, so that they may make the required amendments to Schedule A hereto.
ARTICLE V
MANAGEMENT
Section 5.1Board.
(a)Management Authority.
(i)Generally. The business and affairs of the Company shall be managed by or under the direction of a committee of the Company (the “Board”) consisting of up to seven (7) natural persons (each a “Director”). The number of Directors comprising the Board may be changed only with the consent of both the DMC Members and the Munera Member. Directors need not be Members. Except as otherwise expressly provided in this Agreement, the Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including, without limitation, to exercise all of the powers of the Company set forth in Section 3.2 of this Agreement to the extent such powers and actions would be within the scope of authority granted under the CBCA to the board of directors of a corporation organized under the laws of the State of Colorado.
(ii)Actions Requiring Board Approval. Notwithstanding the general authority of the Board set forth in Section 5.1(a)(i), and subject to Section 5.1(a)(iii) and Section 14.12, the Company shall not, and shall not, in circumstances where the Company has the authority to cause a Subsidiary to take or omit to take such actions, permit or cause any of the Company’s Subsidiaries to, directly or indirectly, take any of the following actions without the prior approval of the Board:
(A)taking actions requiring approval under Section 5.1(a)(iii) and Section 5.1(a)(iv);

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(B)amending, modifying or supplementing this Agreement, or becoming a party to any agreement which by its terms restricts or is inconsistent with its performance of its obligations under this Agreement;
(C)amending the Articles;
(D)fixing the timing and amounts of, and making, distributions by the Company to its Members;
(E)adopting or amending in any material respect any multi-year business plan, annual plan or annual operating budget;
(F)materially deviating from the Annual Operating Budget then in effect;
(G)amending in any material respect any Annual Capital Expenditure Budget;
(H)making any Capital Expenditure in excess of an Annual Capital Expenditure Budget;
(I)other than under the Senior Debt Facility, (1) creating, incurring, assuming or suffering to exist, (2) amending, restating, extending, consenting, waiving or otherwise modifying the terms of or documentation governing or (3) repaying (other than in accordance with its terms) or prepaying, any existing or future indebtedness for borrowed money or notes, other than Priority Loans;
(J)other than under the Senior Debt Facility, guarantying or Hypothecating assets or securities in support of the obligations of any other Person;
(K)lending money to any other Person, or modifying the terms of any loans to any other Person;
(L)(1) selling, leasing, transferring or otherwise disposing (including through entry into a joint venture with another Person) of any material assets or group of material assets of the Company or its Subsidiaries having a net book value in excess of $2.0 million or (2) granting a license of intellectual property or materially modifying any such license, in each case other than in the ordinary course of business;
(M)(1) purchasing, acquiring or obtaining all or a substantial portion of the business of another Person for consideration (including assumed liabilities), whether by way of an asset purchase, stock or other equity purchase, merger, consolidation or otherwise, or (2) acquiring, structuring, financing or selling, or investing in, any real property interest, or any entity holding real property interests, including but not limited to the exercise of any rights of first refusal or first offer, put or call rights, buy-sell rights, or similar rights, in each case other than in the ordinary course of business;

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(N)appointing or removing any officers of the Company or its Subsidiaries or entering into any employment agreements with employees of the Company or its Subsidiaries;
(O)(1) commencing, settling or compromising any litigation or arbitration, other than actions to collect amounts owed, or (2) settling or compromising any claim, litigation or arbitration on terms that require the payment of amounts greater than $100,000 in each case or restrict the activities of the Company, a Member or any of their respective Affiliates;
(P)entering into, modifying or terminating any contracts, agreements, leases or other undertakings that provide for total expenditure of greater than $250,000 in each case and are not terminable without cost or liability on ninety (90) or fewer days’ notice, other than in the ordinary course of business;
(Q)making any assignment for the benefit of creditors, or filing a petition for relief under bankruptcy or insolvency laws; or
(R)exercising any rights of approval or consent with respect to actions of any Subsidiary that is not controlled by the Company.
(iii)Actions Requiring Super-Majority Board Approval. Without limiting the general authority of the Board set forth in Section 5.1(a)(i) and notwithstanding approval of the Board pursuant to Section 5.1(a)(ii), the Company shall not, and shall not, in circumstances where the Company has the authority to cause a Subsidiary to take or omit to take such actions, permit or cause any of the Company’s Subsidiaries to, directly or indirectly, take any of the following actions without the prior approval of at least 80% of the Directors (“Super-Majority Board Approval”):
(A)adopt or amend in any material respect any Annual Capital Expenditure Budget with contemplated capital expenditures in excess of twenty-five percent (25%) of EBITDA for the previous completed fiscal year;
(B)requesting the Members to contribute additional capital to the Company pursuant to Section 7.4;
(C)make aggregate distributions to its Members in any year that are less than the Target Distribution except to the extent a Target Distribution cannot be paid in compliance with applicable law, the terms of an Annual Capital Expenditure Budget approved under this Section 5.1(a)(iii) or the terms of an agreement that was previously approved by the Designated Directors of both the DMC Members and the Munera Member;
(D)enter into the ownership, active management, development or operation of any line of business other than the Business and businesses ancillary or

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incident thereto or otherwise change in any material respect the nature of the Business undertaken by the Company and its Subsidiaries;
(E)admit an additional Member of the Company, other than in connection with a Transfer that is otherwise expressly permitted under this Agreement;
(F)create, designate, authorize, issue, sell, grant, or enter into any agreement or plan providing for the issuance (contingent or otherwise) of, any Interests or other securities convertible into or exercisable for Interests except in accordance with Section 7.4(d) or otherwise change the equity structure of the Company or its Subsidiaries.
(G)effect an IPO or any other public offering of Units, Interests or other equity securities;
(H)effect an Exit Event;
(I)voluntarily liquidate, dissolve or wind up;
(J)make, revoke or modify any material tax election with respect to the Company or its Subsidiaries that would have a material adverse impact on the Munera Members;
(K)borrow or incur any liability under the Senior Debt Facility for any purpose outside the ordinary course of the Company’s business, except as contemplated in an Annual Capital Expenditure Budget; or
(L)agree or otherwise commit to take any actions set forth in the foregoing subparagraphs (A) through (K).
(iv)Actions Requiring Unanimous Member Approval. The prior approval of (i) each Member shall be required for the entry by the Company or any of its Subsidiaries into any transaction on non-arms’ length terms (except as expressly contemplated by this Agreement), or the amendment or waiver of rights of the Company or any of its Subsidiaries under any agreement for any such transaction, between the Company or any Subsidiary of the Company, on the one hand, and any Member or Affiliate of any Member (other than the Company and its Subsidiaries), on the other hand, and (ii) the affected Member shall be required for the entry by the Company or any of its Subsidiaries into any agreement that purports to restrict the business activities of any Member or any of its Related Parties. Any action taken in violation of this Section 5.1(a)(iv) shall be void ab initio and of no force or effect. Notwithstanding the foregoing, neither Section 5.1(a)(iii) nor this Section 5.1(a)(iv) shall apply to entering into the Senior Debt Facility or the transactions contemplated thereby.
(b)Election of Directors.

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(i)Initial Directors; Term. The Board shall initially consist of seven (7) Directors. The initial Directors of the Company will be Kevin Longe, Michael Kuta, Michelle Shepston, James Schladen, ________, ________ and ______. Each Director shall hold office until a successor is appointed in accordance with this Section 5.1(b) or until such Director’s earlier death, resignation or removal in accordance with the provisions hereof.
(ii)Composition.
(A)The DMC Members shall have the right to appoint four (4) Directors. A Director appointed by the DMC Members shall serve as Chairman of the Board.
(B)So long as the Munera Member holds a Percentage Interest of at least 25%, the Munera Member shall have the right to appoint three (3) Directors. If the Munera Member holds a Percentage Interest less than 25% but greater than 15%, the Munera Member shall have the right to appoint two (2) Directors. If the Munera Member holds a Percentage Interest less than 15% but greater than 5%, the Munera Member shall have the right to appoint one (1) Director. If the Munera Member’s Percentage Interest falls below 5%, the Munera Member shall no longer have a right to appoint a Director.
(C)Each Director appointed by the DMC Members or the Munera Member in accordance with this Section 5.1(b)(ii) is referred to as a “Designated Director” of the DMC Members or the Munera Member, as applicable. In the event that any Director appointed by a Member for any reason ceases to serve as a member of the Board during his or her term in office, that Member shall have the right to designate a representative to fill the resulting vacancy on the Board. In the event that the Munera Member loses the right to appoint a Director due to a decrease in Percentage Interest under Section 5(b)(ii)(B), the Designated Director serving in such capacity as of the date of the decrease shall be deemed to resign from his or her position as of such date.
The Designated Directors of the DMC Members shall initially be Kevin Longe, Michael Kuta, Michelle Shepston and James Schladen, with Kevin Longe to serve as Chairman of the Board. The Designated Directors of the Munera Members shall initially be ●.
(c)Furtherance of Actions. To the extent that any Director serves as a director or officer of a Subsidiary of the Company, each such Director shall take all necessary actions in his or her applicable capacity at such Subsidiary to effectuate any action taken by the Board, including, without limitation, voting as directed by the Board.
Section 5.2Meetings of the Board.
(a)The Board shall meet from time to time to discuss the business of the Company. The Board may hold meetings either within or without the State of Colorado. Attendance at meetings of the Board may be in person, by conference telephone or by any other

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communications device by which all those participating in the meeting may hear each other. Directors who are unable to attend an in-person meeting of the Board or any committee thereof may participate in such meeting by conference telephone or other communications device and shall be considered present for all purposes during such participation. The Secretary of the Company, the Chairman of the Board or any of the Directors may call a meeting of the Board by providing two (2) Business Days’ notice to each Director, either personally, by telephone, by email, by facsimile or by any other similarly timely means of communication which notice requirement may be waived by the Directors.
(b)The Company reserves the right to request the exclusion of the Designated Directors of either the DMC Members or the Munera Member from access to any material or meeting or a portion thereof during which the Company will be discussing any transaction between, or proposed to be entered into between, the Company or its Subsidiaries, on the one hand, and the DMC Members or their Affiliates, or the Munera Member or its Affiliates, as the case may be, on the other hand; provided such Designated Directors shall not be excluded from the portion of any meeting when a vote occurs, and such Designated Directors shall make their own determination as to whether to recuse themselves. Nothing in this Section 5.2(b) shall limit any applicable requirement to obtain the consent of Members under Section 5.1(a)(iv).
Section 5.3Quorum and Acts of the Board. At all meetings of the Board, a majority of the Directors then in office shall constitute a quorum for the transaction of business. Each Director shall have one (1) vote on all matters before the Board; provided, however, that if at any time there are fewer Designated Directors of a Member serving on the Board or in attendance at a meeting of the Board than such Member is entitled to appoint pursuant to Section 5.1(b)(ii)(A) or (B), as applicable, the Designated Director or Directors of such Member then serving on the Board, or in attendance at a meeting of the Board, as applicable, shall have, in the aggregate, that number of votes equal to the votes the Designated Directors of such Member would have been entitled to vote if such Member had appointed all Directors they were entitled to appoint pursuant to Section 5.1(b)(ii)(A) or (B), as applicable, or if all Designated Directors of such Member were in attendance at such meeting of the Board. Except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, upon at least two (2) Business Days’ notice to the absent Directors, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.
Section 5.4 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
Section 5.5Compensation of Directors and Officers.

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(a)The Board shall have the authority to fix the compensation (if any) of the Directors. The Directors may be paid their expenses (if any) of attendance at such meetings of the Board. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.
(b)The compensation and other employee benefits of the Officers of the Company shall be fixed by the Board; provided that the Chief Executive Officer shall have the right to recommend the amount and nature of such compensation and employee benefits to the Board from time to time, and at least annually, and the Board shall consult with the Chief Executive Officer concerning his or her recommendations and consider such recommendations in good faith.
Section 5.6Resignation. Any Director may resign at any time by giving written notice to the Company. The resignation of any Director shall take effect upon receipt of such notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation by the Company, the Members or the remaining Directors shall not be necessary to make it effective. Upon the effectiveness of any such resignation, such Director shall cease to be a “manager” (within the meaning of the Colorado Act).
Section 5.7Removal of Directors.
(a)Subject to Section 5.7(b), each Director may be removed solely by the Member that designated such Director pursuant Section 5.1(b)(ii)(A) or (B), and may be removed by such Member at any time, with or without cause. Any such removal shall be without prejudice to the rights (if any) of such Director under any services or employment agreement between such Director and the Company or any Subsidiary of the Company that employs such individual (as an employee, consultant or otherwise), if applicable, and, if such Director is also a Member, shall not affect such Director’s rights as a Member or constitute a withdrawal of such Member. Upon the removal of a Director, the Director shall cease to be a “manager” (within the meaning of the Colorado Act).
(b)Notwithstanding the foregoing, in the event any Director (i) has suffered an Incapacity, or (ii) has committed any Malfeasance, then the Board shall remove such Person from all of his duties to the Company and its Subsidiaries, and the DMC Members or the Munera Member, as applicable, shall remove such Person as a Designated Director of such Member.
Section 5.8Vacancies. Any vacancy on the Board, by reason of death, resignation, removal or otherwise, shall be filled at any time in accordance with Section 5.1(b)(ii)(A) or (B), as applicable. A Director elected to fill a vacancy shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.
Section 5.9Directors as Managers. Each person named as a Director herein or subsequently appointed as a Director is hereby designated as a “manager” (within the meaning of the Colorado Act) of the Company. Notwithstanding the foregoing and the last sentence of Section 7-80-405 of the Colorado Act, no single Director shall have the power or authority to

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bind the Company and the Board shall have the power to act only collectively in the manner specified herein.
Section 5.10Officers.
(a)The Board may appoint from time to time as it deems advisable, officers of the Company (collectively, the “Officers”) and assign such officers titles (including, without limitation, President, Vice President, Finance, Vice President, Secretary and Treasurer). Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Colorado Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, as described below or in any written resolution adopted by the Board and delivered to such person after the Effective Date setting forth the authorities and duties delegated to such person by the Board. The authorities delegated to an Officer under this Section 5.10 or in any such written resolution adopted by the Board are referred to herein as the “Delegation of Authorities.” Any delegation to an Officer pursuant to this Section 5.10 may be revoked at any time by the Board and shall in any event be subject to the Delegation of Authorities for such Officer then in effect. Any Officer may be removed with or without cause by the Board, except as otherwise provided in any services or employment agreement between such Officer and the Company or any Subsidiary of the Company that employs such individual (as an employee, consultant or otherwise). The initial Officers of the Company will have such powers and duties as provided below:
(i)The Chairman shall preside at all meetings of the Board and of the Members at which he or she is present.
(ii)The President shall have responsibility for conducting the business of the Company in accordance with the direction of the Board. The President shall have such authority and duties as are appropriate and customary for the office of President, except for the actions requiring Board approval pursuant to Section 5.1(a)(ii) and (iii), the authority over which is reserved to the Board, and except as the same may be expanded or limited by the Board from time to time, including the Delegation of Authorities for the President then in effect. The President may delegate to the other Officers such powers as he or she may determine from time to time, provided that such powers are not reserved to or revoked by the Board.
(iii)The President shall have authority to execute, in the name and on behalf of the Company, contracts, bonds, mortgages and other documents in connection with the business of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company and only to the extent such execution is authorized by the Board. The President may employ and discharge employees and agents of the Company, except such as shall be appointed by the Board, and he or she may delegate these powers.

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(iv)Subject to the direction and control of the Board and the President, the Vice President, Finance shall be responsible for all financial and accounting matters of the Company and shall have control of the funds of the Company and the custody of all securities owned by the Company, subject to the Delegation of Authorities for the Vice President, Finance then in effect. The Vice President, Finance shall also perform such duties and exercise such powers as are normally associated with such title and such other duties as the Board or the President may from time to time to time prescribe or delegate to him or her.
(v)The Secretary shall give, or cause to be given, notice of all meetings of the Members and, upon the request of a person entitled to call a meeting of the Board, he or she will give notice of any such meeting. He or she shall keep the minutes of all meetings of the Members, the Board and any committee established by the Board. The Secretary shall be responsible for the maintenance of all records of the Company and may attest documents on behalf of the Company. The Secretary will perform such other duties as the Board, the President or any Vice President may from time to time prescribe or delegate to him or her.
(b)As of the Effective Date, the initial officers of the Company are as set forth on Schedule D.
Section 5.11Affirmative Covenants. The Company shall take the following actions:
(a)Approval by the Board, in November of each year for the following fiscal year, of an annual operating budget, which shall include working capital reserves (the “Annual Operating Budget”);
(b)Approval by the Board, under Section 5.1(a)(ii) or (iii) as applicable, in November of each year for the following fiscal year, of an annual Capital Expenditure Budget (“Annual Capital Expenditure Budget”).
(c)Make aggregate annual distributions, a portion of which shall be paid each fiscal quarter, to Members of at least the Target Distribution, unless approved by the Board pursuant to Section 5.1(a)(iii).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
Section 6.1Investment Representations and Warranties.
(a)Investment Intention and Restrictions on Disposition. Each Member represents and warrants that such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale in connection with any distribution thereof. Each Member agrees that such Member will not, directly or indirectly, Transfer or offer to Transfer any of the Interests (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Interests) or any interest therein or any rights relating thereto, except in

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compliance with the Securities Act, all applicable state securities or “blue sky” laws and this Agreement, as the same shall be amended from time to time. Any attempt by a Member, directly or indirectly, to Transfer, or offer to Transfer, any Interests or any interest therein or any rights relating thereto without complying with the provisions of this Agreement shall be void and of no effect.
(b)Securities Laws Matters. Each Member acknowledges receipt of advice from the Company that (i) the Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws, (ii) it is not anticipated that there will be any public market for the Interests, (iii) the Interests must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Interests unless the Interests are subsequently registered under the Securities Act and such state laws, or an exemption from registration is available, (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (v) when and if the Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such rule and the provisions of this Agreement, (vi) if the exemption afforded by Rule 144 is not available, public sale of the Interests without registration will require the availability of an exemption under the Securities Act, (vii) restrictive legends shall be placed on any certificate representing the Interests and (viii) a notation shall be made in the appropriate records of the Company indicating that the Interests are subject to restrictions on transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop transfer instructions will be issued to such transfer agent with respect to the Interests.
(c)Ability to Bear Risk. Each Member represents and warrants that (i) such Member’s financial situation is such that such Member can afford to bear the economic risk of holding the Interests for an indefinite period and (ii) such Member can afford to suffer the complete loss of such Member’s investment in the Interests.
(d)Access to Information; Sophistication. Each Member represents and warrants that (i) such Member is familiar with the business and financial condition, properties, operations and prospects of the Company and its Subsidiaries and that such Member has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and its Subsidiaries and the terms and conditions of the purchase of the Interests and to obtain any additional information that such Member deems necessary, (ii) such Member’s knowledge and experience in financial and business matters is such that such Member is capable of evaluating the merits and risk of the investment in the Interests and (iii) such Member has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained herein. In furtherance of the foregoing, each Member represents and warrants that, except as contemplated by the Purchase Agreement (x) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company and its Subsidiaries or as to the desirability or value of an investment in the Company

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has been made to such Member by or on behalf of the Company, (y) such Member has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (z) such Member will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company.
Section 6.2Additional Representations and Warranties.
(a)Due Organization; Power and Authority, etc. Each Member represents and warrants that it is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of its organization. Each Member further represents and warrants that it has all necessary organizational power and authority to enter into this Agreement and to carry out the transactions contemplated herein.
(b)Authorization; Enforceability. All actions required to be taken by or on behalf of each Member to authorize it to execute, deliver and perform its obligations under this Agreement have been taken, and this Agreement constitutes the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.
(c)Compliance with Laws and Other Instruments. The execution and delivery of this Agreement and the consummation by each Member of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any statute, law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to such Member or by which such Member or any material portion of its properties is bound, except for conflicts, breaches and defaults that, individually or in the aggregate, will not have a material adverse effect upon the financial condition, business or operations of such Member or upon such Member’s ability to enter into and carry out its obligations under this Agreement.
(d)Executing Parties. The person executing this Agreement on behalf of each Member has full power and authority to bind such Member to the terms hereof.
Section 6.3Certain Members. Notwithstanding anything to the contrary contained herein, the representations and warranties under this Article VI shall be deemed not to be made to Members not executing this Agreement or a joinder agreement to this Agreement.
ARTICLE VII
CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS
Section 7.1Capital Accounts. A separate capital account (a “Capital Account”) shall be established and shall be maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and this Article VII shall be interpreted and applied in a

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manner consistent with such regulations. The balance in each Member’s Capital Account at the Effective Time is set forth on Schedule A.
Section 7.2Adjustments to the Capital Accounts. As of the end of each Accounting Period, the balance in each Member’s Capital Account shall be adjusted by (i) increasing such balance by (A) such Member’s allocable share of Net Profit (allocated in accordance with Section 8.1) and (B) the amount of cash and the Fair Market Value of any property (as of the date of the contribution thereof and net of any liabilities encumbering such property) contributed to the Company by such Member during such Accounting Period, if any, and (ii) decreasing such balance by (A) the amount of cash and the Fair Market Value of any property (as of the date of the distribution thereof and net of any liabilities encumbering such property) distributed to such Member during such Accounting Period and (B) such Member’s allocable share of Net Loss (allocated in accordance with Section 8.1). Each Member’s Capital Account shall be further adjusted with respect to any special allocations pursuant to Section 8.2. The Company may adjust the Capital Accounts of its Members, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), to reflect revaluations (including any unrealized income, gain or loss) of the Company’s property (including intangible assets such as goodwill), whenever it issues additional Interests, or whenever the adjustments would otherwise be permitted under such Treasury Regulations. In the event that the Capital Accounts of the Members are so adjusted, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property as set forth in clause (e)(i) of the definition of “Net Profits” and “Net Losses” in Section 1.1, and (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code and Section 8.4(a) of this Agreement. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deductions among the Members and shall have no effect on the amount of any distributions to any Member in liquidation or otherwise. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations, and the Company shall be permitted to adjust the Capital Accounts of the Members in a manner consistent with such Treasury Regulations. Without limiting the other rights and duties of a transferee of an Interest pursuant to this Agreement, in the event of a permitted sale or exchange of an Interest, (i) the Capital Account of the transferor will become the Capital Account of the transferee to the extent it relates to the transferred Interest in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), and (ii) the transferee will be treated as the transferor for purposes of allocations and distributions pursuant to Articles VIII, IX and XIII to the extent that such allocations and distributions relate to the transferred Interest.
Section 7.3Capital Contributions. Each Member that has made (or, with respect to the Units purchased from the Company pursuant to the Purchase Agreement, has been deemed to make, or with respect to the Units purchased from the Original Members, was made by those from whom such Member acquired its Units) a Capital Contribution on or prior to the Effective

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Date is listed on Schedule A with the amount of such Capital Contribution set forth opposite each Members name. Any contributions of property to the Company after the Effective Date shall be valued at their Fair Market Value.
Section 7.4Additional Capital Contributions.
(a)The Board may request that each Member contribute additional capital to the Company from time to time to the extent approved pursuant to Section 5.1(a)(iii)(B) (a “Capital Call”), in each case, in an amount equal, for each Member, to its Percentage Interest of the total Capital Call (for each Member, its “Capital Call Amount”). Upon the Board’s determination to make a Capital Call, the Company shall deliver written notice to each Member (each a “Capital Call Notice”), stating such Member’s Capital Call Amount, the wire transfer instructions for transfer of its Capital Call Amount, the date by which its Capital Call Amount must be received (which shall in no event be earlier than fifteen (15) days following the date of the Capital Call Notice) and the Equity Value as of the date of the Capital Call. Each Member will have the right, but not the obligation, to participate in such Capital Call by delivering notice to the Company of its election to do so, which notice shall be delivered no later than ten (10) Business Days following receipt of the Capital Call Notice. Any Member electing to participate shall contribute its Capital Call Amount by wire transfer of immediately available funds in accordance with the corresponding Capital Call Notice, on or before the date stated in such Capital Call Notice.
(b)If for any reason any Member elects not to or fails to timely contribute its full Capital Call Amount pursuant to a Capital Call Notice (such Member, a “Non-Contributing Member”), the Company shall notify the other Member (the “Contributing Member”) of such election or failure and state the amount that the Non-Contributing Member elected not to or failed to contribute (the “Makeup Contribution Amount”). If any Member is a Non-Contributing Member with respect to a Capital Call, then the Contributing Member may elect to (i) receive the return of any unmatched Capital Contribution made by it in respect of such Capital Call, (ii) convert any unmatched Capital Contribution made by it in respect of such Capital Call into a loan to the Company on the terms set forth in Section 7.4(c) (any such loan, a “Priority Loan”), or (iii) contribute to the Company the Makeup Contribution Amount or any portion thereof in addition to the Contributing Member’s Capital Call Amount contributed pursuant to the Capital Call Notice for such Capital Call, in which case the provisions of Section 7.4(d) shall apply to the Makeup Contribution Amount or portion thereof so contributed.
(c)All Priority Loans shall bear interest on the outstanding principal amount thereof at an interest rate equal to the lesser of (i) eight percent (8%) per annum, or (ii) the maximum rate permitted by applicable law. All Priority Loans shall compound annually to the extent unpaid. Accrued interest on all amounts advanced under a Priority Loan shall be payable on each annual anniversary of the date such amounts are advanced. All Priority Loans shall be repaid in full prior to any distributions of Distributable Amounts to the Members under Article IX. In any event, each Priority Loan shall in all events mature five (5) years after the date it is funded. If more than one Priority Loan is outstanding, then repayment of all Priority Loans shall be made in the reverse order in which such Priority Loans were made (e.g., the most recent

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Priority Loan shall be repaid prior to repayment of the next most recent Priority Loan). Payments of Priority Loans shall be applied first to payment of outstanding interest and then to principal until all amounts due thereunder have been paid in full. Priority Loans shall be pre-payable, in whole or in part, at any time or from time to time, without penalty. Priority Loans shall be obligations of the Company and no Member shall be liable for repayment of any Priority Loan or any interest thereon.
(d)If the Contributing Member has elected to proceed under clause (iii) of the second sentence of Section 7.4(b), then notwithstanding any other provision of this Agreement to the contrary, upon the Contributing Member’s contribution to the Company of the Makeup Contribution Amount or any portion thereof in addition to the Contributing Member’s Capital Call Amount contributed pursuant to the Capital Call Notice for such Capital Call, the Company shall issue to the Contributing Member that number of additional Units equal to the quotient of (i) the Makeup Contribution Amount (or the portion thereof, if applicable) contributed by the Contributing Member in respect of the Non-Contributing Member’s failure or election not to contribute in accordance with such Capital Call, divided by (b) the Equity Value as of the Capital Call date stated in the Capital Call Notice
(e)Except as provided in Section 7.4(d), no additional Units shall be issued in connection with any contributions of additional capital to the Company by or on behalf of the Members pursuant to the foregoing provisions of this Section 7.4.
(f)Unless a Member elects to contribute its Capital Call Amount pursuant to a Capital Call Notice, no Member shall be required to make any additional Capital Contributions to the Company.
(g)The provisions of this Section 7.4 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional capital contributions or to cause the Board to consent to the making of additional capital contributions.
Section 7.5Negative Capital Accounts. Except as required by law, no Member shall be required to make up a negative balance in its Capital Account, whether to the Company or any other Member or for the benefit of any creditor of the Company.
ARTICLE VIII
ALLOCATIONS
Section 8.1Book Allocations of Net Profit and Net Loss.
(a)Subject to, and after applying, Section 8.2, and subject to the terms of any other agreement of the Members, Net Profit and Net Loss, as the case may be (and to the extent determined by the Board to be necessary and appropriate to achieve the resulting Economic Capital Account balances described in this Section 8.1(a) but without causing (by virtue thereof)

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any Interest to be construed as a guaranteed payment under Code Section 707, any allocable items of gross income, gain, loss and expense includable in the computation of Net Profits and Net Loss), shall be allocated among the Members in such ratio or ratios as may be required to cause the balances of the Members’ Economic Capital Accounts to equal, as nearly as possible, their Target Balances, consistent with the provisions of Section 8.1(b).
(b)The allocation provisions contained in this Article VIII are intended to comply with Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith.
Section 8.2Special Book Allocations.
(a)Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and such adjustment, allocation or distribution causes or increases a deficit in such Member’s Economic Capital Account (a “Deficit”), items of gross income and gain for such Accounting Period and each subsequent Accounting Period shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 8.2(a) shall be made only if and to the extent that such Member would have a Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.2(a) were not in this Agreement. This Section 8.2(a) is intended to comply with the qualified income offset provision of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
(b)Partnership Minimum Gain. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any Accounting Period, each Member shall be specially allocated items of Company income and gain for such Accounting Period in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). This Section 8.2(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(c)Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their Units. For purposes of this Section 8.2(c), the term “Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).
(d)Member Nonrecourse Debt. Notwithstanding any other provisions of this Article VIII to the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, deduction and loss of the Company that are attributable to a nonrecourse debt of the Company that constitutes Member Nonrecourse Debt (including chargebacks of Member Nonrecourse Debt Minimum Gain, as defined below) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). This Section 8.2(d) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse

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debt chargeback requirements) and shall be interpreted and applied in a manner consistent therewith.
(e)Gross Income Allocation. If any Member has a negative Economic Capital Account at the end of any Fiscal Year, such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 8.2(e) shall be made only if and to the extent that such Member would have a negative Economic Capital Account after all other allocations provided for in this Section 8.2 (other than Section 8.2(a)) have been tentatively made as if this Section 8.2(e) were not in this Agreement.
Section 8.3Transfer of Interests. In the event of a Transfer of Interests in the Company in accordance with the provisions of this Agreement, subject to compliance with Code Section 706 and the regulations promulgated thereunder, items of income, gain, loss and deduction shall be allocated between the transferor and the transferee in accordance with an interim closing of the books as of the close of the date of the Transfer to the extent consistent with Code Sections 706(d)(2) and 706(d)(3), or pursuant to such other method agreed to by the transferor and the transferee and reasonably acceptable to the Tax Matters Member.
Section 8.4Certain Tax Matters.
(a)Tax Allocations. The income, gains, losses, credits and deductions recognized by the Company shall be allocated among the Members, for U.S. federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Members’ Capital Accounts. Notwithstanding the foregoing, the Board may adjust such allocations so long as such adjusted allocations have substantial economic effect or are in accordance with the Members’ Interests, in each case within the meaning of the Code and the Treasury Regulations. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property of the Company that is reflected in the Capital Accounts at a book value that is different from its adjusted basis for tax purposes (whether due to contribution or revaluation) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its fair market value at the time of contribution or revaluation. Section 704(c) of the Code shall be administered with respect to property contributed to the Company by a Member or any revaluation due to the capital contributions of either Member in accordance with the remedial method of Treasury Regulation Section 1.704-3(d). All other matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including Code Section 704(c) allocation methods and other accounting procedures, not expressly provided for by the terms of this Agreement shall be determined by the Board.
(b)Member Notification Requirements. No Member shall knowingly assert a position in respect of matters relating to the Company’s income, gain, loss, deduction, or credit under the Code, which such Member knows to be inconsistent with the tax returns prepared with respect to the Company or otherwise to be materially adversely prejudicial to the Company,

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unless in either case (i) such position is consistent with the provisions of this Agreement, and (ii) such Member provides written notice thereof to the Company at least fifteen (15) days before taking such position. The cost of any audits or adjustments of a Member’s tax return shall be borne solely by the affected Member. Each Member shall promptly upon request furnish to the Company any information that the Company may reasonably request in connection with any election or contemplated election or adjustment under Section 734, 743 or 754 of the Code or with filing the tax returns of the Company or any Subsidiary thereof.
ARTICLE IX
DISTRIBUTIONS
Section 9.1Distributions Generally.
(a)This Section provides for the distribution of certain amounts to the Members. The term “Distributable Amount” means (A) upon the occurrence of an Exit Event, all amounts held by the Company immediately following such Exit Event reduced by existing liabilities and expenses of the Company and a reasonable reserve for future liabilities and expenses; and (B) at any other time determined by the Board, the then applicable undistributed Target Distribution or such other amounts approved pursuant to Section 5.1(a)(iii)(C). Subject to Section 7.4(c) and the other provisions of this Section 9.1, all Distributable Amounts shall be distributed, in connection with the occurrence of an Exit Event, concurrently with or promptly following the consummation of such Exit Event, and in all other cases, at least annually, at such time as determined by the Board in its sole discretion, to the Members on a pro rata basis in accordance with their respective Percentage Interests.
(b)In the event that an Exit Event is structured as a sale of Interests by the Members, rather than a distribution of proceeds by the Company, the purchase agreement governing such sale will have provisions therein that replicate, to the greatest extent possible, the economic result which would have been attained under this Article IX had the Exit Event been structured as a sale of the Company’s assets and a distribution of proceeds thereof to the Members (or modifications will be made to this Agreement to accomplish this result).
Section 9.2Distributions In Kind. In the event of a distribution of Company property, such property shall for all purposes of this Agreement be deemed to have been sold at its Fair Market Value and the proceeds of such sale shall be deemed to have been distributed to the Members.
Section 9.3No Withdrawal of Capital. Except as otherwise expressly provided in Article XIII or this Article IX, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member’s Capital Contributions.
Section 9.4Withholding; Payment of Member Taxes by the Company.
(a)Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local income tax purposes against all claims,

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liabilities and expenses of whatever nature (but, in each case, excluding any penalties and accrued interest that results from such Person’s fraud, willful misfeasance, bad faith or gross negligence) solely relating to such Person’s obligation to withhold and to pay over any U.S. federal, state, or local income taxes imposed on such Member and the employee’s share of social security, Medicare, and federal unemployment taxes imposed on such Member.
(b)Notwithstanding any other provision of this Article IX, (i) each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates with respect to such Member or as a result of such Member’s participation in the Company (including where required by the Revised Partnership Audit Provisions) and (ii) if and to the extent that the Company shall be required to withhold or pay any such taxes (including any amounts withheld from amounts payable to the Company to the extent attributable, in the judgment of the Board, to such Member’s Interest), such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s Interest to the extent that the Member (or any successor to such Member’s Interest) is then entitled to receive a distribution. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, such Member shall make a prompt payment to the Company of such amount.
(c)If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount of such withholding or other taxes by wire transfer.
Section 9.5Restrictions on Distributions.
(a)The Company shall not make a distribution of property in kind to a Member which results in the recognition of taxable income to a Member under Section 704(c)(1)(B) of the Code or Section 737(a) of the Code without the prior written consent of the Member who would be required to recognize such taxable income as a result thereof.
(b)Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest in the Company if such distribution would violate Section 7-80-606 of the Colorado Act or other applicable law.
Section 9.6Offset. Notwithstanding anything in this Article IX to the contrary, to the extent there has been a final judicial determination under the Purchase Agreement that a Member (the “Owing Member”) (a) owes any amount to the Company in respect of any Loss incurred by the Company, or (b) owes any amount to the other Member in respect of any Loss incurred by such other Member, and such amount has remained outstanding for sixty (60) days, then upon the request of the other Member, the Company shall set aside any distribution that would otherwise be made to the Owing Member under this Agreement and, in the case of (b), deliver such set aside amount to the other Member, until all such amounts owed by the Owing Member

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to the Company or the other Member, as applicable, have been reduced to zero (giving effect to any other payments made by the Owing Member to the Company or the other Member, as applicable).
ARTICLE X
BOOKS AND RECORDS
Section 10.1Books and Records; Reports.
(a)At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company and its Subsidiaries that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with accounting principles approved by the Board from time to time. Such books of account, together with a copy of this Agreement and the Articles and such other books and records as may be required by the Colorado Act, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s Interest.
(b)Within thirty (30) days after the end of each calendar quarter, the Company shall furnish to each Member a copy of the consolidated income statement, cash flow statement and the balance sheet of the Company and its Subsidiaries for such quarter. Within seventy-five (75) days after the close of each calendar year, the Manager shall furnish to each Member a copy of the consolidated income and loss statement, cash flow statement, and the balance sheet of the Company and its Subsidiaries for such calendar year.
Section 10.2Filings of Returns and Other Writings; Tax Matters Member.
(a)The Company shall timely file all Company tax returns and all other tax filings required by any governmental authority having jurisdiction to require such tax filing. The Company shall furnish to each Member an estimated U.S. Internal Revenue Service Form 1065, Schedule K-1 with respect to such Member no later than March 31st following each Tax Year and a final U.S. Internal Revenue Service Form 1065, Schedule K-1 with respect to such Member no later than September 15th following each Tax Year and will use commercially reasonable efforts to provide Members with the information necessary for each Member to calculate its obligation to make estimated payments of income taxes related to the ownership of such Member’s Units on a timely basis.
(b)(i) DMC shall be designated as the “partnership representative” (as defined in Section 6223(a) of the Code) of the Company. The partnership representative, as so designated, shall each be referred to herein as the “Tax Matters Member.”
(i)Each Member hereby consents to such designations and agrees that upon the request of the Tax Matters Member, such Member will execute, certify,

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acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.
(ii)Any Member entering into a settlement agreement with the Internal Revenue Service (the “IRS”) that concerns a Company item shall notify the other Members of such settlement agreement and its terms within fifteen days after the date thereof.
(iii)The Tax Matters Member shall give prompt notice to the Members upon receipt of written notice that the IRS or other taxing authority intends to examine any income tax return, or records or books of the Company. During any Company income tax audit or other income tax controversy with any governmental authority, the Tax Matters Member shall keep the Members informed of all material facts and developments on a reasonably prompt basis (including, without limitation, whether it intends to file for judicial review with respect to any final administrative adjustment relating to the Company and including providing copies of all documents received by the Tax Matters Member in its capacity as such from a taxing authority).
(iv)The Tax Matters Member shall be supervised by, and serve at the direction of, the Board. The Tax Matters Member, as directed by the Board, has the power to represent and bind the Company in each audit conducted by any taxing authority, including without limitation the power and authority, (i) to make an election under Section 6226 of the Code (as amended by the Revised Partnership Audit Provisions) and any Treasury Regulations promulgated in accordance therewith and (ii) to take, and to cause the Company to take, all actions necessary or convenient to give effect to such an election. Each Member agrees to take all actions that the Tax Matters Member determines are necessary in connection with an audit, including without limitation (A) providing any information in such Member’s possession reasonably requested in connection with any tax audit or related proceeding (which information may be freely disclosed to the IRS or other relevant taxing authorities), (B) paying all liabilities attributable to such Member as the result of an election under Section 6226 of the Code (as amended by the Revised Partnership Audit Provisions), and (C) filing any amended returns that the Tax Matters Member determines to be necessary or appropriate to reduce an imputed underpayment under Section 6225(c) of the Code (as amended by the Revised Partnership Audit Provisions) and paying all liabilities associated with such an amended return. The Tax Matters Member may employ tax counsel to represent the Company in connection with any audit or investigation of the Company by the IRS and in connection with all subsequent administrative and judicial proceedings arising out of such audit.
(c)Promptly following the written request of the Tax Matters Member, the Company shall, to the fullest extent permitted by applicable law, reimburse and indemnify the Tax Matters Member for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Member, in its capacity as such, in connection with any administrative or judicial proceeding with respect to the tax liability

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of the Members in general and not with respect to the individual tax liability of the Tax Matters Member in its capacity as a Member, except to the extent arising from the bad faith, gross negligence, willful violation of law, fraud or breach of this Agreement by such Tax Matters Member.
(d)The provisions of this Section 10.2 shall survive the termination of the Company or the termination of any Member’s Interest and shall remain binding on the Members for as long a period of time as is necessary to resolve with the IRS or any other taxing authority any and all matters regarding the taxation of the Company or the Members.
Section 10.3Accounting Method. For tax reporting purposes, the Company shall report under the accrual method of accounting.
Section 10.4Section 754 Election. The Company will elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s assets as provided in Sections 734 and 743 of the Code.
Section 10.5Combined Group Taxes. If the DMC Members (or any of its direct or indirect owners) are obligated to pay taxes attributable to the Company’s assets or operations as a result of the DMC Members and the Company being treated as members of a combined, consolidated, unitary or other group of Entities, then the Company shall reimburse the DMC Members for the amount of taxes paid that are attributable to the Company, which amount shall equal the amount of taxes the Company would pay if it were not included in any combined, consolidated, unitary or other group but instead were taxed on a stand-alone basis. Any amount paid to the DMC Members pursuant to this Section 10.4 shall be treated as a reimbursement for amounts paid on behalf of the Company and shall not be treated as a distribution to the DMC Members for purposes of Section 9.1 (including pursuant to Section 13.2). Until paid, the amount due from the Company pursuant hereto shall bear interest at a rate of eight percent (8%) per annum.
ARTICLE XI
LIABILITY, EXCULPATION AND INDEMNIFICATION
Section 11.1Liability. Except as otherwise provided by the Colorado Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.
Section 11.2Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement.

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Section 11.3Fiduciary Duty. Any duties (including fiduciary duties) of a Covered Person to the Company or to any other Covered Person that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Colorado Act and any other applicable law; provided that (a) the foregoing shall not eliminate the obligation of each Covered Person to act in compliance with the express terms of this Agreement and (b) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing. A Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.
Section 11.4Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be indemnified, held harmless and defended by the Company from and against any and all losses, damages, claims, liabilities (whether joint or several), expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement incurred or suffered by such Covered Person, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the Covered Person’s status as a current or former Director, Member, Officer, or Tax Matters Member regardless of whether the Covered Person retains such status at the time any such loss, damage, claim, liability, expense, judgment, fine or other amount paid in settlement is incurred or suffered or by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, and, with respect to any criminal proceeding, where such Covered Person had no reasonable cause to believe that such conduct was unlawful, except that no Covered Person shall be entitled to be indemnified, held harmless or defended by the Company in respect of any loss, damage, claim, liability, expense, judgment, fine or other amount paid in settlement incurred or suffered by such Covered Person by reason of such Covered Person’s or any Related Party of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement with respect to such acts or omissions; provided that any indemnity under this Section 11.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that a Covered Person acted in a manner contrary to the standards specified in this Section 11.4. No Covered Person shall be denied indemnification, in whole or in part, under this Section 11.4 merely because the Covered Person had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Covered Person satisfies the conditions set forth in this Agreement. The indemnification provided by this Section 11.4 shall be in addition to any other rights to which any Covered Person may be entitled under any other agreement, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Covered Person.
Section 11.5Expenses. To the fullest extent permitted by applicable law, expenses (including, without limitation, reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or

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proceeding relating to or arising out of their performance of their duties on behalf of the Company shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in Section 11.4; provided, however, that in such instance such Covered Person is not defending a claim, demand, action, suit or proceeding commenced against such Covered Person by the Company itself.
Section 11.6Indemnification Procedures.
(a)Within thirty (30) days after receipt by any Covered Person of notice of the commencement of any action that may result in a claim for indemnification pursuant to Section 11.4, the Covered Person shall notify the Company in writing of such action; provided, however, that the omission so to notify the Company shall not relieve the Company of any liability for indemnification pursuant to Section 11.4 as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Company).
(b)The Covered Person shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Covered Person unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof without reservation and employ counsel within a reasonable period of time after being given the notice required above, or (iii) the named parties to any such action (including any impleaded parties) include both the Covered Person and the Company and the Covered Person shall have been advised by his, her or its counsel that representation of the Covered Persons and the Company by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all the Covered Persons having actual or potential differing interests with the Company.
(c)The Company shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Covered Person in any such action, the Company agrees to indemnify and hold harmless the Covered Person to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.
Section 11.7Directors’ and Officers’ Indemnity Insurance Coverage. The Company shall maintain, and shall cause its direct and indirect subsidiaries to maintain, directors’ and officers’ indemnity insurance coverage reasonably satisfactory to the Board.

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Section 11.8Severability; Survival. To the fullest extent permitted by applicable law, if any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Director or Officer and may indemnify each employee or agent of the Company as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated. The indemnification obligations set forth in this Article XI shall survive the termination of this Agreement.
ARTICLE XII
TRANSFERS OF INTERESTS
Section 12.1Restrictions on Transfers of Interests. No Restricted Member may Transfer (including, without limitation, to any other Member, or by gift, or by operation of law or otherwise) any Interests or any direct or indirect beneficial ownership of any Interests; provided, that, subject in each case to Section 12.4, Interests may (or shall, as the case may be) be Transferred by the Restricted Members (a) pursuant to Section 12.2 (“Estate Planning Transfers; Transfers upon Death”), (b) in accordance with Section 12.5 (“Involuntary Transfers”), (c) pursuant to Section 12.8 (“Right of First Refusal and Drag-Along Right”), (d) pursuant to Section 12.9, in connection with the formation of Newco (as defined in Section 12.9(b)) in anticipation of an IPO, (e) pursuant to Section 12.10 (“Put/Call Rights”) and (f) pursuant to the prior written approval of the Board and the DMC Members in their sole and absolute discretion. The Restricted Members may not pledge, grant a security interest in or otherwise encumber or hypothecate (a “Hypothecation”) any portion of such Member’s Interest without the prior written approval of the Board and the DMC Members in their sole and absolute discretion.
Section 12.2Estate Planning Transfers; Transfers upon Death. Interests held by Munera may be Transferred for estate planning purposes of Munera to (a) a trust under which the distribution of the Interests may be made only to beneficiaries who are Munera, his spouse, members of his immediate family or his lineal descendants, (b) a charitable remainder trust, the income from which will be paid to Munera during his life, (c) a corporation, the shareholders of which are only Munera, his spouse, members of his immediate family or his lineal descendants or (d) a partnership or limited liability company, the partners or members of which are only Munera, his spouse, members of his immediate family or his lineal descendants. Interests held by Munera may be transferred by will or as a result of the laws of descent and distribution, provided that any heirs, executors or other beneficiaries shall remain subject to the terms of this Agreement as if Munera continued to hold the Interests directly.
Section 12.3Effect of Assignment. The Company shall, from the effective date of any Transfer of an Interest (or part thereof) permitted under this Article XII, thereafter pay all further distributions on account of such Interest (or part thereof) to the transferee of such Interest (or part thereof); provided, that such transferee shall have no rights or powers as a Member unless such transferee complies with Section 12.6.

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Section 12.4Overriding Provisions.
(a)Any Transfer or Hypothecation of any Interest in violation of this Article XII shall be null and void ab initio and of no force or effect, and the provisions of Section 12.3 shall not apply to any such Transfer or Hypothecation. The approval of any Transfer or Hypothecation of any Interest in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.
(b)All Transfers of Interests permitted under this Article XII are subject to this Section 12.4 and Sections 12.6 and 12.7.
(c)Any proposed Transfer of Interests by a Member pursuant to the terms of this Article XII shall, in addition to meeting all of the other requirements of this Agreement, satisfy the following conditions: (i) the Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, and, at the request of the Board, the transferor and the transferee will have each provided the Company a certificate to such effect; and (ii) the proposed Transfer will not result in the Company having more than 99 Members, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) and will not result in the Company being taxed as a corporation for U.S. tax purposes (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)). The Board may in its sole and absolute discretion waive the condition set forth in clause (ii) of this Section 12.4(c).
(d)The Board shall promptly amend Schedule A to reflect any Transfers of Interests permitted under this Article XII.
Section 12.5Involuntary Transfers.
(a)Any Transfer of title or beneficial ownership of Interests upon default, foreclosure, forfeit, divorce, court order or otherwise than by a voluntary decision on the part of a Restricted Member (each, an “Involuntary Transfer”), in each case to a third party that is not a Restricted Member, shall be void unless the Restricted Member complies with this Section 12.5 and enables the Company to exercise in full its rights hereunder. Upon the Involuntary Transfer of any Interests, the Company shall have the right to purchase such Interests pursuant to this Section 12.5 and the Person to whom such Interests have been Transferred (the “Involuntary Transferee”) shall have the obligation to sell such Interests in accordance with this Section 12.5. Upon the Involuntary Transfer of any Interests, such Restricted Member shall promptly (but in no event later than two (2) Business Days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a reasonably detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the notice described in the preceding sentence, and for ninety (90) days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all or any portion of the Interests acquired by the Involuntary Transferee for a purchase price equal to the lesser of (i) the Fair Market Value of such Interests and (ii) the amount of the indebtedness or other liability that gave rise to the Involuntary Transfer plus the excess, if any, of the Carrying

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Value of such Interests over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer.
(b)The Company shall have the right to assign to the DMC Members (or their designees), all or any portion of its rights and obligations under Section 12.5(a), provided that any such assignment or assumption is accepted by the DMC Members (or their designees). If the Company has not exercised its right to purchase Interests pursuant to Section 12.5(a) within fifteen (15) days of receipt by the Company of the letter, notice or other occurrence giving rise to such rights, then the DMC Members shall have the right to require the Company to assign such rights. The DMC Members shall have the right to assign to one or more of its Affiliates all or any of their rights to purchase Interests pursuant to this Section 12.5(b).
Section 12.6Substitute Members.
(a)In the event any Member Transfers its direct Interest in the Company in compliance with the other provisions of this Article XII, the transferee thereof shall have the right to become a substitute Member, but only upon satisfaction of the following:
(i)execution of such instruments as the Board deems reasonably necessary or desirable to effect such substitution; and
(ii)acceptance and agreement in writing by the transferee of such Interest to be bound by all of the terms and provisions of this Agreement and assumption of all obligations under this Agreement (including breaches hereof) applicable to the transferor and in the case of a transferee of any individual Member who resides in a state with a community property system, such transferee causes his or her spouse, if any, to execute a Spousal Waiver in the form of Exhibit B attached hereto. Upon the execution of the instrument of assumption by such transferee and, if applicable, the Spousal Waiver by the spouse of such transferee, such transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations of the transferor of such Interest.
(b)The Board will ensure that notice of the admission of any substitute members is given to the Secretary of the Company, so that they may make the required amendments to Schedule A hereto.
(c)Notwithstanding anything herein to the contrary, in no event shall a transferee of Interests from a Munera Member, even if such transferee is admitted as a member, receive rights to appoint Directors to the Board pursuant to Section 5.1(b)(2)(B) or otherwise.
Section 12.7Release of Liability. In the event any Member shall Transfer such Member’s entire Interest in the Company (other than pursuant to Sections 12.8 or 12.10) in compliance with the provisions of this Agreement, including, without limitation, pursuant to Section 12.5, without retaining any interest therein, directly or indirectly, then the transferring Member shall, to the fullest extent permitted by applicable law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer.

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Section 12.8Right of First Refusal and Drag-Along Right.
(a)If at any time after the Effective Date, the DMC Members or the Munera Member (as applicable, the “Selling Member”) proposes to Transfer all but not less than all of the Units it then holds (the “Offered Units”) in a Qualifying Transaction, the Selling Member shall first offer to sell its Units to the Munera Member or the DMC Members (as applicable, the “Other Member”). The Selling Member shall, within five Business Days of receipt of an offer from the proposed counterparty to the Qualifying Transaction (the “Third Party”) that it desires to accept, give written notice (the “Selling Member Notice”) to the Company and the Other Member stating that it has received a bona fide offer from a Third Party and specifying: (x) the name of the Third Party, (y) the per Unit purchase price and the other material terms and conditions of the Qualifying Transaction, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and (z) the proposed date, time and location of the closing of the Qualifying Transaction, which shall not be less than sixty (60) Business Days from the date of the Offering Member Notice. The Selling Member Notice shall constitute the Selling Member’s offer to Transfer its Offered Units to the Other Member on the terms set forth in the Selling Member Notice, which offer shall be irrevocable until the end of the ROFR Notice Period (as defined below). By delivering the Selling Member Notice, the Selling Member represents and warrants to the Company and the Other Member that: (x) the Selling Member has full right, title and interest in and to the Offered Units, (y) the Selling Member has all necessary power and authority and has taken all necessary action to sell such Offered Units as contemplated by this Section 12.8(a) and (z) the Offered Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement. Upon receipt of the Selling Member Notice, the Other Member shall have thirty (30) Business Days (the “ROFR Notice Period”) to elect to purchase all (and not less than all) of the Offered Units by delivering a written notice (a “ROFR Offer Notice”) to the Selling Member and the Company stating that it offers to purchase such Offered Units on the terms specified in the Selling Member Notice. If the Other Member is the DMC Members, the DMC Members may offer DMC Series A Preferred Stock as the consideration for such purchase, and such DMC Series A Preferred Stock shall be valued at the Option Share Issue Price for the purposes of this Section 12.8(a). Any ROFR Offer Notice shall be binding upon delivery and irrevocable by the Other Member. If the Other Member does not deliver a ROFR Offer Notice during the ROFR Notice Period, it shall be deemed to have waived all of its rights to purchase the Offered Units under this Section 12.8(a), and the Offering Member shall thereafter be free to sell the Offered Units to the Third Party specified in the Offer Notice, on the terms set forth in the Offer Notice, without any further obligation to such Member pursuant to this Section 12.8(a) if such sale to the Third Party occurs within forty (40) Business Days of the expiration of the ROFR Notice Period.
(b)If the Other Member does not deliver a ROFR Offer Notice during the ROFR Notice Period, the Selling Member shall have the right, upon written notice to the Other Member delivered not less than the earlier of the expiration of the ROFR Notice Period and twenty (20) Business Days prior to the proposed closing (the “Drag Notice”), to require that the Other Member sell all of its Units on substantially the same (and no less favorable) terms (including with respect to representations, warranties and indemnification) as the Selling Member; provided, that representations and warranties relating specifically to any Member shall

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only be made by that Member and any indemnification provided by the Members (other than in respect of representations and warranties relating to any such Member’s title to or ownership of the Units being sold by such Member in the proposed sale and such Member’s authority, power and right to enter into and consummate such transaction without violating any other agreement or legal requirement) shall be based on the relative purchase price being received by each Member in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the proposed purchaser. For purposes of this Section 12.8(b), for each Member, “joining” the Selling Member in such Qualifying Transaction shall include voting its Interests consistently with the Selling Member, transferring its Interests to a corporation organized in anticipation of such sale in exchange for capital stock of such corporation, executing and delivering agreements and documents which are being executed and delivered by the Selling Member and taking such other actions and providing such other cooperation as the Selling Member may reasonably request. Any transaction costs, including transfer taxes and legal, accounting and investment banking fees incurred by the Company and the Selling Member (or its Affiliates) in connection with a Qualifying Transaction effected pursuant to Section 12.8(b), shall, unless the applicable purchaser refuses, be borne by the Company in the event of a merger, consolidation or sale of assets and shall otherwise be borne by the Members on a pro rata basis based on the consideration received by each Member in such transaction.
Section 12.9Initial Public Offering.
(a)Upon a determination to effect an Initial Public Offering pursuant to Section 5.1(a)(iii), the Board shall take such actions as are necessary to structure the IPO in a manner reasonably acceptable to the Members, including, without limitation, causing the public offering of the stock of an existing or newly formed Subsidiary of the Company or any of the Transfers, mergers, consolidations or restructurings pursuant to Section 12.9(b) and making any such amendments to this Agreement (subject to Section 14.12) as may be deemed by the Board in good faith solely as necessary to facilitate such IPO.
(b)In the event of a determination by the Board (after compliance with Section 5.1(a)(iii)) to cause (i) a Transfer of all or substantially all of (x) the assets of the Company or (y) the Interests to a newly organized stock corporation or other business entity with the ownership interests therein allocated as specified herein (“Newco”), (ii) a merger of the Company into Newco by merger or consolidation or (iii) any other restructuring of the Interests, in any such case, whether in anticipation of an Initial Public Offering or otherwise, each Member shall take such reasonable steps to effect such Transfer, merger, consolidation or other restructuring as may reasonably be requested by the Company on terms that are substantially the same (and no less favorable) in respect of such Member’s Interests as other holders of corresponding Interests in respect of such corresponding Interests, including, without limitation, if requested, transferring such Member’s Interests to Newco in exchange for capital stock of Newco; provided, that in the event of such an exchange, each Interest would be exchanged for a number of shares of Newco stock determined in a manner such that each Member is treated no less favorably than such Member would have been treated upon an Exit Event (assuming the value of the consideration to be received by the Members in the Exit Event is the midpoint of the filing range in the IPO, to the extent such exchange is in anticipation of an IPO).

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Notwithstanding the preceding sentence, no Member shall be required to take any action or omit to take any action to the extent such action or omission violates applicable law. If the Board determines to effect an IPO pursuant to this Section 12.9(b) and the Members receive shares of Newco pursuant to any such Transfer, merger, consolidation or restructuring, each Member agrees to enter into (A) a Registration Rights Agreement and (B) any other customary agreements, including, without limitation, an underwriters’ lock-up agreement for a period not to exceed 360 days following the consummation of such IPO, and in any event provides for the same lock-up period for all Members.
Section 12.10Put/Call Rights.
(a)At any time on or after the third (3rd) anniversary of the Effective Date, the Munera Member shall have the right (but not the obligation) (the “Put Option”) to require the DMC Members to purchase, directly or indirectly, Option Units for the Option Purchase Price. The Put Option must be exercised in tranches of no less than 664.5]Units. The Option Purchase Price payable in connection with the exercise of the Put Option shall be paid, at DMC’s option, (i) in cash or (ii) 20% in cash and 80% in shares of DMC Series A Preferred Stock priced at the Option Share Issue Price (the “Put Consideration”), subject to compliance with applicable law and stock exchange rules, unless DMC and the Munera Member mutually agree that the Put Consideration shall be paid in the form of cash or a combination of DMC Common Stock priced at the Option Share Issue Price and cash, in which case the Put Consideration shall be paid in the manner so agreed. To exercise the Put Option, the Munera Member must deliver written notice of its exercise of the Put Option to the DMC Members (the “Put Notice”). The Put Notice shall specify the number of Units to be sold. For purposes of clarification, the Munera Member may not deliver a Put Notice to the DMC Members earlier than December ●, 2024.
(b)At any time on or after the third (3rd) anniversary of the Effective Date, the DMC Members shall have the right (but not the obligation) (the “Call Option”) to purchase, directly or indirectly, all, but not less than all, of the Option Units for the Option Purchase Price. The Option Purchase Price payable in connection with the exercise of the Call Option shall be paid in cash (the “Call Consideration”), unless DMC and the Munera Member mutually agree that the Call Consideration shall be paid in the form of shares of DMC Common Stock priced at the Option Share Issue Price or a combination of cash and shares of DMC Common Stock priced at the Option Share Issue Price, in which case the Call Consideration shall be paid in the manner so agreed. To exercise the Call Option, the DMC Members must deliver written notice of its exercise of the Call Option to the Munera Member (the “Call Notice”). For purposes of clarification, the DMC Members may not deliver a Call Notice to the Munera Member earlier than December ●, 2024.
(c)The party delivering an Option Notice (the “Exercising Party”) shall set forth such party’s good faith calculation of the Option Purchase Price for the Option Units. If the party receiving the Option Notice (the “Receiving Party”) has any objections to the calculation of the Option Purchase Price set forth in the Option Notice, the Receiving Party may deliver to the Exercising Party a statement setting forth each disputed item (each, an “Option Purchase Price Dispute”) and the Receiving Party’s proposed calculation thereof (an “Option Purchase Price

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Dispute Statement”). If an Option Purchase Price Dispute Statement is not delivered to the Exercising Party within thirty (30) days after receipt of the Option Notice by the Receiving Party, then the calculation of the Option Purchase Price set forth in the Option Notice shall be final, binding and non-appealable by the Exercising Party and the Receiving Party. If an Option Purchase Price Dispute Statement is timely delivered, then the Exercising Party and the Receiving Party shall negotiate in good faith to resolve any Option Purchase Price Disputes, but if they do not reach a final resolution on all Option Purchase Price Disputes within thirty (30) days after the delivery of the Option Purchase Price Dispute Statement (the “Resolution Period”), the Exercising Party and the Receiving Party shall promptly submit each unresolved Option Purchase Price Dispute to the Accounting Expert to resolve such Option Purchase Price Dispute, and the provisions of Section 12.10(d) shall apply. The “Accounting Expert” shall be a Neutral Accounting Firm selected by mutual agreement of the Exercising Party and the Receiving Party; provided, however, that: (i) if, within fifteen (15) days after the end of the Resolution Period, such parties are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Expert, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party shall act as the Accounting Expert. A “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any party, or any Affiliate of either, and has not done so within the two (2) year-period prior thereto.
(d)The parties shall arrange for the Accounting Expert to agree in its engagement letter to act in accordance with this Section 12.10(d).
(i)Each party shall present a brief to the Accounting Expert (which brief shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Accounting Expert detailing such party’s views as to the correct nature and amount of each remaining Option Purchase Price Dispute (and for the avoidance of doubt, no party may introduce a dispute to the Accounting Expert that was not originally set forth on the Option Purchase Price Dispute Statement). Within ten (10) days of receipt of the brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). Each party may make an oral presentation to the Accounting Expert (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (and speak) at such presentation), within thirty (30) days of the appointment of the Accounting Expert. The Accounting Expert shall have the opportunity to present written questions to either party, a copy of which shall be provided to the other party. The Accounting Expert shall consider only those items and amounts in the Exercising Party’s and the Receiving Party’s respective calculations that are identified as being items and amounts to which the Exercising Party and the Receiving Party have been unable to agree.
(ii)The Accounting Expert’s determination shall be based solely on the definitions Option Purchase Price and Equity Value (including the components

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thereof) contained herein and the provisions of this Agreement, including this Section 12.10, and the scope of the disputes to be resolved by the Accounting Expert shall be limited to whether the calculations of the Option Purchase Price were done in accordance with the terms of this Agreement, whether the accounting methods and procedures used to prepare the Option Purchase Price were done in accordance with GAAP and the definitions of Option Purchase Price and Equity Value (including the components thereof) and whether there were mathematical errors in the calculation of the Option Purchase Price, and the Accounting Expert shall not make any other determination.
(iii)In resolving any disputed item, the Accounting Expert shall select either the position of the Exercising Party or the Receiving Party as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed. The Accounting Expert shall make a written determination within sixty (60) days of its appointment as to each such disputed item, which determination shall be final and binding on the DMC Members and the Munera Member for all purposes hereunder absent manifest error.
(iv)The fees and expenses of the Accounting Expert and of any enforcement of the determination thereof shall be borne by the Munera Member and the DMC Members in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Expert at the time the determination of such firm is rendered on the merits of the matters submitted.
(e)The closing of the purchase of Option Units as a result of the exercise of the Put Option (a “Put Closing”) or the exercise of the Call Option (a “Call Closing”) shall occur at the offices of DMC at a time designated by the DMC Members on the later of (i) the Option Closing date specified in the Option Notice, which shall be no sooner than ninety (90) days after delivery of the Option Notice, and (ii) fifteen (15) days after the date of which the Option Purchase Price becomes final and binding in accordance with Section 12.10(c) or Section 12.10(d). Option Units may be purchased by either or both DMC Members in whatever ratio they elect in their sole discretion. At the Option Closing:
(i)the participating DMC Members shall deliver the following to the Munera Member: (A) the Put Consideration or Call Consideration, as applicable, resulting from the finally determined Option Purchase Price for the purchased Option Units, with any such consideration (x) in the form of cash, to be paid by wire transfer of immediately available U.S. dollars to the account designated by the Munera Members, (y) in the form of DMC Common Stock, to be delivered via book entry registered in the name(s) designated by the Munera Members or (z) in the form of DMC Series Preferred Stock, in the form of certificates representing the shares of DMC Series A Preferred Stock issued in the name of the applicable Munera Members; (B) a counterpart to the Option Purchase Agreement, duly executed by the participating DMC Members; and (C)

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such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby and by the Option Purchase Agreement;
(ii)the Munera Member shall deliver the following to the participating DMC Members: (A) duly executed instruments of transfer, in form reasonably acceptable to the DMC Members, that assign all right, title and interest in and to the purchased Option Units to the participating DMC Members; (B) a counterpart to the Option Purchase Agreement, duly executed by the Munera Member; and (C) such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby and by the Option Purchase Agreement;
(f)Any transaction costs, including transfer taxes and legal and accounting and fees, incurred by the DMC Members or the Munera Member in connection with the exercise of any Put Option or Call Option under this Section 12.10 and the purchase and sale of Option Units in connection therewith shall be borne by the respective Member incurring such costs. In no event will any shares of DMC Common Stock or DMC Series A Preferred Stock be issued to any person who is not an “accredited investor” within the meaning of Rule 501 under the Securities Act, to whom it is otherwise unlawful to issue such shares, or who refuses to provide customary representations about such person’s investment intent with respect to such shares. Any such shares will contain customary legends restricting transfer except in compliance with applicable securities laws.

ARTICLE XIII
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 13.1Dissolving Events. The Company shall be dissolved and its affairs wound up in the manner hereinafter provided upon the happening of any of the following events:
(a)the Board makes a determination, subject to Section 5.1(a)(iii), to dissolve the Company; or
(b)any event which under applicable law would cause the dissolution of the Company; provided that, unless required by applicable law, the Company shall not be wound up as a result of any such event and the business of the Company shall continue.
Notwithstanding the foregoing, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Colorado Act shall not, in and of itself, cause the dissolution of the Company. In such event, the remaining Member(s) shall continue the business of the Company without dissolution.
Section 2.2Dissolution and Winding Up. Upon the dissolution of the Company, the assets of the Company shall be liquidated or distributed under the direction of and to the extent determined by the Board and the business of the Company shall be wound up. Within a

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reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order:
First, to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by any of the Members to the Company), whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Board or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent);
Second, to the payment of loans or advances that may have been made by any of the Members to the Company (including any Priority Loans); and
Third, to the Members in accordance with Section 9.1, taking into account any amounts previously distributed (or deemed previously distributed) under Article IX, provided that, no payment or distribution in any of the foregoing categories shall be made until all payments (or provision for payment) in each prior category shall have been made in full, and provided further, that if the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same pro rata in accordance with the respective amounts due to them.
Section 13.2Distributions in Cash or in Kind. Upon the dissolution of the Company, the Board shall use all commercially reasonable efforts to liquidate all of the Company’s assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 13.2, provided, that, if in the good faith judgment of the Board, a Company asset should not be liquidated, the Board shall cause the Company to allocate, on the basis of the Fair Market Value of any Company assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members’ Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute such assets in accordance with Section 13.2 as if such Fair Market Value had been received in cash, subject to the priorities set forth in Section 13.2, and provided, further, that the Board shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 13.2.
Section 13.3Termination. The Company shall terminate when the winding up of the Company’s affairs has been completed, all of the assets of the Company have been distributed and the Articles has been canceled, all in accordance with the Colorado Act.
Section 13.4Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member. No Member shall

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be obligated to make a Capital Contribution with respect to any deficit in its Capital Account and no such deficit shall be considered an asset of the Company.
ARTICLE XIV
MISCELLANEOUS
Section 14.1Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Notices and other communications may be delivered as a courtesy via email or facsimile; provided, however, that any failure to do so shall not constitute a failure to deliver notice. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)If to the Company to:

c/o DMC Global Inc.
11800 Ridge Parkway, Suite 300
Broomfield, CO 80021
Email: [***] Facsimile No.: (303) 604-3944
with a copy (which shall not constitute notice) to:
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attention: John A. Elofson and Mark C. Bussey
Email: [***]
Facsimile No.: (303) 893-1379

(ii)If to a Member, at the address set forth below such Member’s name on Schedule A attached hereto.
The Company shall provide notice to the DMC Members and the Munera Member of all notices received by the Company from the Munera Member and the DMC Members, respectively, under this Agreement. No Member shall be bound by a notice delivered under this Agreement unless the notice specifies that it is a notice being provided by the Member hereunder.
Section 14.2Securities Act Matters. Each Member understands that in addition to the restrictions on transfer contained in this Agreement, he or she must bear the economic risks of

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his or her investment for an indefinite period because the Interests have not been registered under the Securities Act.
Section 14.3Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
Section 14.4Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to such subject matter. There are no representations, warranties, promises, inducements, covenants or undertakings relating to the Interests, other than those expressly set forth or referred to herein.
Section 14.5Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of executed signature pages hereof by facsimile transmission or portable document format (pdf) shall constitute effective and binding execution and delivery of this Agreement.
Section 14.6Governing Law; Attorneys’ Fees. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Colorado, without giving effect to the conflict of laws rules thereof that would result in the application of any other jurisdiction’s laws. The substantially prevailing party in any action or proceeding relating to this Agreement shall be entitled to receive an award of, and to recover from the other party or parties, any fees or expenses incurred by him, her or it (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any such action or proceeding.
Section 14.7Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW, EACH MEMBER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 14.8Waiver of Partition. Except as may otherwise be provided by law in connection with the winding up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.
Section 14.9Waiver Generally. Waiver by any Member hereto of any breach or default by any other Member of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Members hereto or from any failure by any Member to assert its or his or her rights hereunder on any occasion or series of occasions.

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Section 14.10Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever, so long as this Agreement, taken as a whole, still expresses the material intent of the parties hereto. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.
Section 14.11Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the continuation of the Company and the achievement of its purposes, including, without limitation, (a) any documents that the Company deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company or its Subsidiaries conduct or plan to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.
Section 14.12Amendments. This Agreement (including this Section 14.12) and the Articles may not be amended, modified or supplemented except by a written instrument signed by each of the Members. Notwithstanding the foregoing, the Board may, pursuant to Sections 4.2, 4.8, 5.1(b)(ii)(D), 7.2, 12.4 and 12.6 make (or direct the Secretary of the Company to make) such modifications to this Agreement, including to Schedule A, as are necessary to admit Additional Members or substitute members or make such other changes to Schedule A as are required by this Agreement. The Company shall notify all Members after any such amendment, modification or supplement, other than any amendments to Schedule A, as permitted herein, has taken effect.
Section 14.13Fees and Expenses. The Company shall not assume or pay any legal, formation, transaction and related expenses incurred by any Member in connection with the negotiation of this Agreement and the formation of the Company. Except (i) as provided in this Agreement or (ii) as provided in any other agreement between the Company and such Member or its Affiliates (including the Management Agreement), all fees and expenses incurred by any Member in connection with its investment in the Company shall be borne by the respective Member incurring such expenses.
Section 14.14No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.
Section 14.15Submission to Jurisdiction; Enforcement.
(a)Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in any State or federal court located in Denver, Colorado, and each of the parties hereby irrevocably submits to the exclusive

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jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Denver, Colorado, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Denver, Colorado as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Denver, Colorado as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(b)The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court where venue is proper under the preceding paragraph, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.
COMPANY
ARCADIA PRODUCTS, LLC

By:_______________________________
Name:
Title:

DMC MEMBERS
DMC GLOBAL INC.

By:_______________________________
Name:
Title:

DMC KOREA, INC.

By:_______________________________
Name:
Title:

MUNERA MEMBERS
NEW ARCADIA HOLDINGS, INC.

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By:_______________________________
Name:
Title:

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SCHEDULE A
MEMBERS
(As of the Effective Time)

Name and Address	Capital Contributions	Capital Account Balance	Units	Percentage Interest
DMC Global Inc. 11800 Ridge Parkway, Suite 300 Broomfield, CO 80021 Attention: Michelle Shepston, Chief Legal Officer Email: [***] Facsimile No.: (303) 604-3944 with a copy (which shall not constitute notice) to: Davis Graham and Stubbs LLP 1550 17th Street, Suite 500 Denver, CO 80202 Attention: John A. Elofson and Mark C. Bussey Email: [***] Facsimile No.: (303) 893-1379	$●	$●	3920.64	59%
DMC Korea, Inc. 11800 Ridge Parkway, Suite 300 Broomfield, CO 80021 Attention: Michelle Shepston, Chief Legal Officer Email: [***] with a copy (which shall not constitute notice) to: Davis Graham and Stubbs LLP 1550 17th Street, Suite 500 Denver, CO 80202 Attention: John A. Elofson and Mark C. Bussey Email: [***]	$●	$●	66.45	1%
New Arcadia Holdings, Inc. c/o Synergex Group LLC, Trustee of the Munera Family ESBT [Address] Email: ● with a copy (which shall not constitute notice) to: [Name of Law Firm] [Address] Email: ●			2658.06	40%
		TOTAL:	●	100%

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EXHIBIT A
TERM SHEET FOR SERIES A PREFERRED STOCK
TERM SHEET
CONVERTIBLE PREFERRED STOCK
This Term Sheet summarizes the principal terms of Series A Preferred Stock of DMC Global Inc. (“DMC”).

Investors:	[] (“Investors”)
Securities Issued: Issue Date(s): Purchase Price:

DMC will issue up to [ ] shares of Series A Convertible Preferred stock (the “Preferred”) from time to time under the terms of the Amended and Restated Limited Liability Company Agreement of Arcadia Products, LLC (the “Operating Agreement”). Capitalized terms used but not defined herein shall have the definitions provided in the Operating Agreement.

The Preferred will be issued from time to time upon exercise of a Put Option by Investors, with each issuance of Preferred upon exercise of a Put Option to be referred to as a “Tranche” and with the Issue Date for the Preferred in such Tranche to be the date of the applicable Put Closing.

The Preferred will be deemed to have an initial value equal to the Option Share Issue Price (the “Purchase Price”).

Priority:	The Preferred will rank senior in all respects to the common stock of DMC (the “Common Stock”).
Dividends:	Cash dividends on the Preferred will accrue at a rate of 3% of the Purchase Price per annum from the date of issuance on a cumulative, non-participating basis. Dividends may not be paid on the Common Stock at any time when dividends on the Preferred are due and unpaid.
Conversion at Option of Investors:
Each share of Preferred shall be convertible at any time, at the option of the holder, into one share of Common Stock, subject to customary structural anti-dilution provisions (the “Conversion Ratio”), subject to Nasdaq rules.

EXHIBIT C

Form of Operating Agreement

Mandatory Redemption:
At any time, DMC may mandatorily redeem all or any part of the Preferred at a price equal to the sum of the Purchase Price plus all accrued and unpaid dividends; provided, at any time before the redemption, the holder may exercise its conversion rights. All the Preferred in a Tranche must be redeemed by DMC no later than the third anniversary of the applicable Issue Date (the “Tranche Termination Date”). From and after June ___, 2027, DMC shall be required to redeem outstanding Tranches of Preferred in equal annual installments calculated by amortizing the aggregate Purchase Price for the outstanding Preferred over the period remaining until the Tranche Termination Date plus payment of all accrued and unpaid dividends at each payment date.

Registration of Securities:	DMC will, at its expense, register the Common Stock issuable upon the conversion of the Preferred pursuant to a customary registration rights agreement between DMC and the Investors.
Liquidation Preference:
Upon the occurrence of any of the events that customarily would entitle all holders of the Preferred to a liquidation preference (each such event, a “Liquidation Event”), all Investors will be entitled to receive, prior and in preference to any payment of any consideration to any holder of Common Stock, an amount per share equal to the greater of: (1) the Purchase Price plus all accrued and unpaid dividends or (2) the amount that would be received by the holders of the Preferred had they converted such Preferred into Common Stock immediately prior to the Liquidation Event and participated in distributions payable to the holders of the Common Stock. A consolidation, merger, reorganization or other form of acquisition of DMC or a sale of all or substantially all of DMC’s assets shall be deemed to be a Liquidation Event.

Voting Rights:	Subject to Nasdaq rules, the Preferred shall vote with the Common Stock on all matters submitted to a vote of the holders of the Common Stock on an as-converted basis.
Nasdaq Limitations:	If Nasdaq rules prohibit the issuance of Preferred with the conversion and voting rights as set forth above without the approval of the DMC shareholders, (i) the Preferred shall be convertible, and have voting rights, as set forth above to the maximum extent then permitted by Nasdaq rules and (ii) DMC shall use commercially reasonable efforts to obtain shareholder approval as promptly as is reasonably practicable.

EXHIBIT C

Form of Operating Agreement

Additional Terms:	The parties understand and acknowledge that this Term Sheet does not set forth all the terms of the Preferred and, if Preferred is to be issued pursuant to the Operating Agreement, agree to negotiate in good faith the terms of a Certificate of Designations that will set forth the definitive terms of the Preferred.

EXHIBIT F

Restrictive Covenant Agreement
RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made as of [●], 2021 by and among James Henry Schladen and Victoria Ann Schladen, Trustees of the Schladen Family Trust Dated December 7, 2006 (the “Schladen Family Trust”), James Henry Schladen, an individual (“J. Schladen”), Victoria Ann Schladen, an individual (“V. Schladen” and, together with the Schladen Family Trust and J. Schladen, the “Covenantors”), Arcadia Products LLC, a Colorado limited liability company (the “Company”), and DMC Global Inc., a Delaware corporation (“Parent”).
RECITALS
WHEREAS, Parent, Arcadia, Inc. (“Arcadia”) and the Schladen Family Trust are parties to that certain Equity Purchase Agreement by and among Parent, the Schladen Family Trust, J. Schladen, V. Schladen and certain other parties, dated [●], 2021 (the “Purchase Agreement”);
WHEREAS, J. Schladen and V. Schladen are trustees of the Schladen Family Trust;
WHEREAS, the Covenantors recognize Parent’s interests in acquiring and protecting, among other things, the Company’s relationships with customers, suppliers and others, and the goodwill associated with its ongoing business; and
WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement, and to enable Parent to secure more fully the benefits of such transactions, the Covenantors have agreed to enter into this Agreement, and the Covenantors are entering into this Agreement in order to induce Parent to consummate the transactions contemplated by the Purchase Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and in the Purchase Agreement, Parent, the Company and the Covenantors agree as follows:
Article I
DEFINITIONS
In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:
1.1Definitions.
“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this Agreement, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect

EXHIBIT F

Restrictive Covenant Agreement
to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Business” means the business and operations carried on by the Company as of the Closing Date (as defined in the Purchase Agreement).
“Business Day” means a day other than any day on which banks are authorized or obligated by Legal Requirements or executive order to close in Denver, Colorado or New York, New York.
“Confidential Information” means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Company or its Subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of the Company or its Subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that “Confidential Information” shall not be deemed to include information that (i) is publicly known as of the date hereof, (ii) has been independently developed and disclosed by parties other than the Company and its Subsidiaries and their respective directors, officers, employees, consultants, members, shareholders, agents, advisors, representatives and Affiliates, (iii) becomes available to a Covenantor on a non-confidential basis after the date hereof from a source who is not known to Covenantor to be violating an obligation of confidentiality owed to the Company or its Subsidiaries with respect thereto, or (iv) otherwise enters the public domain after the date hereof other than as a result of a Covenantor’s breach of this Agreement.
“Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.
“Legal Requirement” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority or securities exchange.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust, joint venture or other entity or organization.

EXHIBIT F

Restrictive Covenant Agreement
“Prohibited Period” means the period from the date of this Agreement until the fifth anniversary of the date of this Agreement.
“Restricted Area” means the U.S. states and territories in which the Company has carried out the Business or sold products in the two (2) years prior to the Closing Date.
“Restricted Employee” means any individual who on the Closing Date is an employee of Parent, the Company, its Subsidiaries or their respective Affiliates.
“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.
1.2Rules of Construction. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The word “or” is not exclusive. The words “include”, “includes” and “including”, in each instance in which any of such words appears herein, shall be deemed to be followed by the phrase “without limitation”. The words “shall” and “will” are used interchangeably and have the same meaning. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). All recitals and headings in this Agreement are included for convenience and do not constitute a representation or warranty of any kind or affect the construction or interpretation of any provision of, or the rights or obligations of any party under, this Agreement. Any reference to value in this Agreement shall be measured in United States dollars.
Article II
RESTRICTIVE COVENANTS
1.1Non-Competition; Non-Solicitation.
(a)Subject to the exceptions set forth in Section 2.1(b), each Covenantor expressly covenants and agrees that during the Prohibited Period (i) such Covenantor will not, and will cause its respective Affiliates not to, carry on or engage in (other than through and on behalf of, and for the sole benefit of, Parent, the Company, its Subsidiaries and their respective Affiliates), directly or indirectly, the Business or any part thereof in the Restricted Area, and (ii) such Covenantor will not, and such Covenantor will cause its respective Affiliates not to, directly or indirectly, engage or invest in, own, manage, operate, join, finance or control, or

EXHIBIT F

Restrictive Covenant Agreement
participate in the ownership, management, operation, finance or control of, or become an employee of, partner in, investor, lender, advisor, director, consultant, owner or member of (or an independent contractor to), associated with or in any manner connected or affiliated with, or render services or advice to, any Person (other than Parent, the Company, its Subsidiaries and their respective Affiliates) engaged in the Business or any part thereof within the Restricted Area as of the Closing Date (a “Competing Business”).
(b)Notwithstanding the restrictions contained in Section 2.1(a), no Covenantor or any of its Affiliates shall be prohibited from owning (i) an aggregate of up to five percent (5%) of the outstanding stock of a corporation (including a Competing Business) that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Covenantor or such Affiliate, as applicable, has no power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management, strategy or business of such corporation or (ii) shares of common stock or preferred stock of Parent.
1.2Each Covenantor further expressly covenants and agrees that during the Prohibited Period such Covenantor will not, and such Covenantor will cause its Affiliates not to, directly or indirectly (whether as an employee, agent, contractor or otherwise), (i) induce or attempt to induce any Restricted Employee to leave the employ of Parent, the Company, its Subsidiaries or their respective Affiliates; (ii) in any way interfere with the relationship between Parent, the Company, its Subsidiaries or their respective Affiliates, on the one hand, and any Restricted Employee on the other hand; (iii)  canvass, solicit, approach or contact with a view to the engagement or employment of any Person who is a Restricted Employee; (iv) employ, or otherwise engage as an employee, independent contractor or otherwise, any Restricted Employee in any Competing Business of such Covenantor or its Affiliates located in a State other than the State of California (to the extent the restriction imposed by this clause (iv) is permitted by the laws of that State); or (v) in each case, in connection with a Competing Business, canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Parent, the Company, its Subsidiaries or their respective Affiliates any Person who is a customer, supplier, licensee or business relation of Parent, the Company, its Subsidiaries or their respective Affiliates with respect to the Business in the Restricted Area, or induce or attempt to induce any such Person to cease or reduce the extent of doing business with Parent, the Company, its Subsidiaries or their respective Affiliates with respect to the Business in the Restricted Area, or in any way interfere with the relationship between Parent, the Company, its Subsidiaries or their respective Affiliates, on the one hand, and any customer, supplier, licensee or business relation of Parent, the Company, its Subsidiaries or their respective Affiliates, on the other hand, with respect to the Business in the Restricted Area; provided, however, that the foregoing restrictions shall not apply to general advertisements of employment opportunities which are not targeted at any employee(s) or the hiring of persons who respond to any such general advertisements without any other encouragement, inducement, attempted inducement, recruitment, solicitation or attempted solicitation (or any action attempting to achieve the foregoing) by (or on behalf of) any Covenantor.

EXHIBIT F

Restrictive Covenant Agreement
1.3Relief. Each Covenantor acknowledges that the covenants made by such Covenantor in this Article II are made to and for the express benefit of, and may be enforced by, each of Parent and the Company. Each Covenantor also acknowledges that money damages would not be a sufficient remedy for any breach of this Article II by any Covenantor. All remedies, either under this Agreement or by law or otherwise afforded to Parent, the Company, its Subsidiaries or their respective Affiliates, shall be cumulative and not alternative. The Covenantors agree that in the event of any breach or threatened breach by any Covenantor of any provision of this Article II, Parent and the Company shall each be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of this Article II; and (ii) an injunction restraining such breach or threatened breach. In addition, Parent, the Company, its Subsidiaries and their respective Affiliates shall be entitled to all damages or other relief for breach by the Covenantors, as may be awarded by a court of competent jurisdiction to Parent, the Company, its Subsidiaries or their respective Affiliates.
1.4Reasonableness; Enforcement. Each Covenantor hereby represents to Parent and to the Company that it has read and understands, and agrees to be bound by, the terms of this Article II. Each Covenantor acknowledges that (a) this Agreement is an express incentive for Parent to enter into the Purchase Agreement and to consummate the transactions contemplated thereby; (b) such Covenantor is being provided with the opportunity directly and/or indirectly to receive substantial financial benefit as a result of the Purchase Agreement and the transactions contemplated thereby; and (c) the geographic scope and duration of the covenants contained in this Article II are the result of arm’s-length bargaining, do not impose any greater restraint than is necessary to protect the legitimate business interests of Parent in connection with its acquisition of the Company and its Subsidiaries and conduct of the Business and are fair and reasonable in light of (i) the nature and geographic scope of the Company’s and its Subsidiaries’ existing operations in the Business, (ii) the fact that Parent and its Affiliates have operations throughout the Restricted Area and have invested significant time and resources, including in connection with the acquisition of the Company and its Subsidiaries, in pursuit of their strategy to engage in the Business throughout the Restricted Area and (iii) the amount of Confidential Information that the Covenantors possess. It is the desire and intent of the parties that the provisions of this Article II be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, the parties hereby waive any provision of applicable Legal Requirements that would render any provision of this Article II invalid or unenforceable.
1.5Reformation. Each Covenantor agrees that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article II would cause irreparable injury to Parent, the Company, its Subsidiaries and their respective Affiliates. J. Schladen and V. Schladen each further understands that the foregoing restrictions may limit his or her ability to engage in certain businesses in the Restricted Area during the Prohibited Period, but acknowledges that his or her skills are such that he or she can be gainfully employed in non-competitive employment, and that the restrictions in this Article II will not prevent him or her from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable or overly broad as to geographic area or time or

EXHIBIT F

Restrictive Covenant Agreement
otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court of competent jurisdiction making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, each Covenantor intends to make this provision enforceable under the law or laws of all applicable States and other jurisdictions so that this Agreement, as prospectively modified, shall remain in full force and effect and shall not be rendered void or illegal.
1.6Confidentiality. Each Covenantor agrees that it shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Restricted Period): (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than Parent, the Company, its Subsidiaries or their respective Affiliates), except (i) in the performance of their obligations under the Purchase Agreement; (ii) in the course of rendering services to Parent, the Company, its Subsidiaries or their respective Affiliates in such Covenantor’s capacity as an officer, director or employee; (iii) when required to do so by subpoena, order, judgment, decree or other mandate of a court of competent jurisdiction, by any governmental agency having authority over the Covenantor or the Business or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Covenantor to divulge, disclose or make accessible such information (an “Order”); provided, that in the case of any disclosure of Confidential Information pursuant to an Order, (A) the Covenantor agrees to provide Parent with reasonably prompt, written notice of any such Order (where legally permitted) and to reasonably assist Parent, at Parent’s expense, in asserting any legal challenges to or appeals of such Order that Parent in its sole but reasonable discretion pursues, and (B) in complying with any such Order, Covenantor shall limit his, her or its disclosure only to the Confidential Information that is expressly required to be disclosed by such Order; or (b) use any Confidential Information for the benefit of any Person (other than Parent, the Company, its Subsidiaries or their respective Affiliates).
Article III
MISCELLANEOUS
1.1Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made (and shall be deemed to have been duly given or made upon receipt) only if in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by overnight air courier or (c) sent by facsimile transmission or email, with confirmation of transmission, in each case, to such party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to any Covenantor:    [______________]
[______________]
Attention: [______________]
Email: [______________]
Facsimile No.: [______________]

EXHIBIT F

Restrictive Covenant Agreement
with a copy to:    [______________]
[______________]
[______________]
Attention: [______________]
Email: [______________]
Facsimile No.: [______________]
If to Parent or to the Company:    DMC Global Inc.
11800 Ridge Parkway
Suite 300
Broomfield, CO 80021
Attention: Michelle Shepston, Chief Legal Officer
Email: [***]
Facsimile No.: (303) 604-1897
with a copy to:    Davis Graham and Stubbs LLP
1550 17th Street
Suite 500
Denver, CO 80202
Attention: John A. Elofson and Mark C. Bussey
Email: [***]
Facsimile No.: (303) 893-1379
1.2Applicable Law; Submission to Jurisdiction; Attorneys’ Fees; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws principles thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).
(b)With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in New Castle County, Delaware.
(c)If any legal action or other legal proceeding relating to this Agreement or the enforcement of any term of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
(d)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
1.3No Waiver. No failure by any party hereto at any time to give notice of any breach by any other party of, or to require compliance with, any condition or provision of this Agreement

EXHIBIT F

Restrictive Covenant Agreement
shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
1.4Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
1.5Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission (including in PDF format) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
1.6Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties.
1.7Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with the Purchase Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.
1.8Modification; Waiver. No modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
1.9Covenantors’ Representations and Warranties. The Covenantors, jointly and severally, represent and warrant to Parent and the Company as follows:
(a)(i) each Covenantor has full power, authority and capacity to execute and deliver, and to perform all of his, her or its obligations under, this Agreement; and (ii) neither the execution and delivery of this Agreement nor the performance of this Agreement will result in a violation or breach of: (A) any agreement or obligation by which such Covenantor is or may be bound; or (B) any law, rule or regulation;
(b)the restrictions imposed upon each Covenantor under this Agreement are reasonable; and
(c)each Covenantor (i) has consulted with or has had the opportunity to consult with independent counsel of his, her or its own choice concerning this Agreement and

EXHIBIT F

Restrictive Covenant Agreement
has been advised to do so by Parent; and (ii) has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on her, his or its own judgment.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT F

Restrictive Covenant Agreement
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“COVENANTORS”

James Henry Schladen

Victoria Ann Schladen

James Henry Schladen and Victoria Ann Schladen, Trustees of the Schladen Family Trust dated December 7, 2006

James Henry Schladen, Trustee

Victoria Ann Schladen, Trustee

"COMPANY"

Arcadia Products, LLC, a Colorado limited liability company

By:
Name:
Title:

"PARENT"

DMC Global Inc., a Delaware corporation

By:
Name: Kevin T. Longe
Title: Chief Executive Officer

EXHIBIT G

Schladen Employment Agreement
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into this ___ day of _____________ (the “Effective Date”) by and among DMC Global Inc. (“DMC”), Arcadia Products, LLC (the “Company”), and James Schladen (“Executive”). DMC, the Company and Executive are referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, DMC desires to employ Executive to serve as the President of the Company, DMC’s majority-owned subsidiary, and Executive desires to be employed in such capacity pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.Employment. The Parties agree that Executive’s employment with the Company is subject to the terms and conditions set forth herein.
2.Term. Subject to the provisions for earlier termination in Section 6 below, Executive’s employment shall begin on the Effective Date and continue for a period of three (3) years (the “Initial Term” and together with any renewal periods, the “Term”). Subject to the provisions for earlier termination in Section 6 below, the Term shall automatically renew for additional one-year periods unless no later than thirty (30) days prior to the end of the applicable Term, DMC or Executive gives written notice of non-renewal to the other, in which case, Executive’s employment will terminate at the end of the then-applicable Term.
3.Position. Executive shall be employed as and hold the title of President of the Company, with such duties and responsibilities as are customarily associated with such position and as may from time to time be assigned to Executive by the Chief Executive Officer of DMC (the “CEO”). Executive shall report directly to the CEO. Executive shall primarily perform his job duties at the principal offices of the Company in Vernon; provided that, to the extent it does not materially interfere with Executive’s performance of Executive’s duties under this Agreement, Executive will be permitted to periodically work remotely.
4.Scope of Services. Executive agrees to comply with Company policies and to devote substantially all of Executive’s business time, attention and skills to the performance of Executive’s duties hereunder and to the business and affairs of the Company and Executive shall perform such duties in a reasonably prudent manner. Executive shall not, during Executive’s employment by the Company, without the prior written approval of the CEO, be employed by or otherwise engage in any other business activity requiring any material amount of Executive’s time, provided that Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not materially interfere with the performance of Executive’s duties under this Agreement to any one or more of the following activities: (a) passively investing Executive’s personal assets in such manner as will not require services to be rendered by Executive in the management or operation of the affairs of the companies in which investments are made, (b) engaging in civic, charitable, educational, professional, community or industry affairs, including serving on the boards of directors of non-profit organizations, (c) personal education and development, or (d) serving on the board of directors of any other for-profit company with the prior written approval of the CEO, so long as any such company does not engage in any business or activity that is competitive with the Company.

EXHIBIT G

Schladen Employment Agreement
5.Salary, Compensation, and Benefits.
5.1Base Salary. During the Term, the Company agrees to pay, and Executive agrees to accept, as Executive’s salary for all services to be rendered by Executive hereunder, a salary at an annualized rate of Five Hundred Fifty Thousand Dollars ($550,000), less all applicable withholdings and deductions (the “Base Salary”), payable in installments pursuant to the Company’s standard payroll practices and policies, as they may be modified from time to time. The Base Salary may be increased, but not decreased, in the sole discretion of DMC; provided, however, that nothing herein shall be deemed to require any increase. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so increased from time to time.
5.2Bonus. In addition to the Base Salary, beginning with fiscal year 2022, Executive shall be eligible to receive an annual bonus pursuant to DMC’s bonus program applicable to its senior executives generally, as in effect from time to time, which shall not be inconsistent with the terms of this Agreement (the “Annual Bonus”). Executive’s target Annual Bonus will be 100% of Executive’s Base Salary (the “Target Bonus”) in accordance with the program (the payout range based on business and personal performance is 0-180%). The amount of such Annual Bonus shall be determined by the Compensation Committee of the Board of Directors of DMC (the “Compensation Committee”); provided, however, that a minimum Annual Bonus of Five Hundred Fifty Thousand Dollars ($550,000) for fiscal year 2022 will be guaranteed, subject to Section 6. For the avoidance of doubt, the Annual Bonus for Executive’s first year of employment will be not prorated. Any Annual Bonus paid pursuant to this Agreement will be subject to applicable withholdings and deductions and will be paid within seventy-four (74) days after the end of the calendar year to which the bonus relates.
5.3Long Term Incentive Plan.
(a)Executive will be eligible to participate in DMC’s Long-Term Incentive Program (“LTIP”) as applicable to its senior executives and as in effect from time to time. Executive’s target annual value for the LTIP shall be 200% of Executive’s Base Salary, or such lesser amount as may be established by the Company in accordance with Company-wide expense reduction activities that similarly reduce the LTIP award opportunities of DMC’s senior executives generally. The type and proportion of incentives provided to Executive under the LTIP shall be the same type and proportion of incentives as are provided to similarly situated executives of DMC.
(b)The award agreements for LTIP grants pursuant to the 2016 Omnibus Incentive Plan shall be substantially in the forms attached as Exhibit A hereto, as such forms may be changed from time to time in the Compensation Committee’s discretion and as applicable to all senior executive officers of DMC.
5.4Welfare and Benefit Plans. During Executive’s employment, (a) Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs of DMC and the Company; and (b) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by DMC and the Company (including, to the extent provided, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) (all such plans collectively, the “Plans”), subject to the terms and conditions of any such Plans. Except as provided herein, neither DMC nor the Company shall be required to establish or continue the Plans or take any action to cause Executive to be eligible for any Plans on a basis more favorable than that applicable to DMC’s executives generally.

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5.5Car Allowance. During the Term, Executive shall be entitled to receive a car allowance of $1,500 per month under DMC’s policy applicable to its senior executives, as in effect from time to time.
5.6Reimbursement. The Company shall reimburse Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by Executive relating to the business or affairs of the Company or the performance of Executive’s duties hereunder, including, without limitation, reasonable expenses with respect to entertainment, travel and similar items, dues for membership in professional organizations, and similar professional development expenses; provided, however, that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.
5.7Paid Time Off. In addition to statutory holidays, Executive shall be entitled to up to five (5) weeks paid time off each calendar year during Executive’s employment. Time off shall accrue pursuant to the Company’s policies applicable to all employees of the Company.
5.8Indemnification Agreement. DMC will enter into an indemnification agreement with Executive upon the Effective Date consistent with agreements applicable to all senior executive officers of DMC and substantially in the form attached hereto as Exhibit B, as such form may be changed from time to time by mutual written agreement of the parties (the “Indemnification Agreement”). DMC will maintain Directors and Officers insurance with coverage applicable to Executive during the Term and after the Term consistent with the coverage available to senior executives of DMC generally. The foregoing obligations shall survive the termination of Executive’s employment with DMC and its subsidiary.
5.9Withholding. The Company may withhold and deduct, or cause to be withheld or deducted, from Executive’s compensation and benefits all applicable amounts as required by law or authorized by Executive.
5.10Reservation of Rights. The Company reserves in its sole discretion the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in Sections 5.2 through 5.5 at any time without recourse by Executive, so long as such action is taken with respect to the Company’s executives generally.
6.Payments Upon Termination of Employment.
6.1Termination of Employment. Either the Company may terminate Executive’s employment or Executive may resign at any time upon written notice. The date of Executive’s termination shall be (a) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (b) if written notice is given by either DMC or Executive not to renew the Term, the end of the then-applicable Term; (c) if Executive’s employment is terminated by the Company, the date stated in the notice of termination, which shall be at least thirty (30) days after the delivery of written notice; or (d) if Executive’s employment is terminated by Executive, the date stated in the notice of resignation. For the avoidance of doubt, in no event shall the delivery of notice not to renew the Term by either DMC or Executive be considered a termination by the Company without Cause or a resignation by Executive for Good Reason that would entitle Executive to payments under Section 6.3.
6.2Accrued But Unpaid Salary and Bonus. In the event Executive’s employment with the Company terminates for any reason, the Company shall pay to Executive (or, in the event of Executive’s death, to Executive’s estate or named beneficiary) (a) any Base

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Salary, paid time off, expense reimbursements, and benefits that are accrued but unpaid as of the date of termination and (b) any earned but unpaid Annual Bonus for any prior calendar year (subsections (a) and (b) collectively, the “Accrued Obligations”). The Company shall provide that Executive and his eligible dependents may elect to continue health care coverage under COBRA for the relevant period permitted by COBRA at Executive’s cost. Executive shall not be entitled to any additional payments or consideration in the event of the termination of Executive’s employment, other than as set forth below.
6.3Resignation Without Good Reason; Termination for Cause. If Executive resigns from his employment without Good Reason or the Company terminates Executive for Cause, Executive shall only receive his Accrued Obligations and any other rights to which he is entitled under the Company’s benefit plans. Executive shall not be entitled to any other form of compensation and all other obligations of the Company to Executive pursuant to this Agreement shall automatically terminate.
6.4Severance.
(a)Upon termination of Executive’s employment with the Company due to death or Disability (defined below), in addition to the Accrued Obligations, the Company shall pay and provide to Executive the following payments and benefits:
(i)A prorated Annual Bonus for the calendar year during which the date of termination occurs, the amount of which shall be equal to the amount of the Annual Bonus that would have been paid to Executive had he remained employed for the entire calendar year based upon actual performance multiplied by a fraction, the numerator of which is the number of days in such calendar year prior to and including the date of termination and the denominator of which is the number of days in such calendar year, payable at the same time that annual bonuses are payable to DMC’s senior executives generally (the “Prorated Bonus”); and
(ii)To the extent then-outstanding and unvested, any LTIP Awards grants contemplated by Section 5.3 shall vest in full and become non-forfeitable.
(b)Upon termination of Executive’s employment with the Company by the Company without Cause (defined below) or upon Executive’s resignation from employment for Good Reason (defined below), in either case absent a Change in Control (defined below), and in each case contingent upon Executive’s execution, non-revocation, and delivery of a Confidential Severance and Release Agreement in a form substantially similar to Exhibit C of this Agreement and acceptable to the Company (the “Release Agreement”), in addition to the Accrued Obligations, Executive shall be entitled to the following payments and benefits:
(i)A lump sum severance payment in an amount equal to (x) twelve (12) months of Base Salary; and (y) one (1) times the sum of the average Annual Bonus (if any) paid to Executive for the two (2) years preceding the date of termination (or, if shorter, the Annual Bonus paid (if any) in the preceding year, or if Executive has not yet completed an Annual Bonus cycle, the Target Bonus), less applicable withholdings and deductions, payable on the 60th day following the date of termination (or the following business day, if such date is not a business day);

(ii)A Prorated Bonus; and

(iii)To the extent then-outstanding and unvested, any LTIP grants contemplated by Section 5.3 shall vest in full and become non-forfeitable.

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(c)Upon termination of Executive’s employment with the Company by the Company without Cause or upon Executive’s resignation from employment for Good Reason, in either case within one year following a Change in Control, in each case contingent upon Executive’s execution, non-revocation, and delivery of the Release Agreement, in addition to the Accrued Obligations, Executive shall be entitled to the following payments and benefits:
(i)A lump sum severance payment in an amount equal to (x) twenty-four (24) months of Base Salary; and (y) one (1) times the sum of the average Annual Bonus (if any) paid to Executive for the two (2) years preceding the date of termination (or, if shorter, the Annual Bonus paid (if any) in the preceding year, or if Executive has not yet completed an Annual Bonus cycle, the Target Bonus), less applicable withholdings and deductions, payable on the 60th day following the date of termination (or the following business day, if such date is not a business day);
(ii)A Prorated Bonus; and
(iii)To the extent then-outstanding and unvested, any LTIP grants contemplated by Section 5.3 shall vest in full and become non-forfeitable.
(d)The Company’s obligations under this Section 6.3 (other than the Accrued Obligations) are subject to the requirements and time periods set forth in this Section 6.3 and in the Release Agreement. Prior to receiving the payments described in this Section 6.3, Executive shall execute the Release Agreement on or before the date sixty (60) days after the last day of Executive’s employment and shall not revoke such Release Agreement during any applicable revocation period. If Executive fails to timely execute and remit the Release Agreement, or revokes such Release Agreement, Executive waives any right to the payments provided under this Section 6.3. The Company will have no further obligations to Executive under this Agreement or otherwise after making payments pursuant to this Section 6.3, if any. Lump sum cash severance payments under this Section 6.3 shall be made within sixty (60) days of Executive’s execution and delivery of the Release Agreement; provided, however, that Executive has not and can no longer revoke the Release Agreement on the date of payment.
(e)Notwithstanding anything in the Agreement to the contrary, the Company shall have the right to terminate all payments and benefits owing to Executive pursuant to this Section 6.3 upon Company’s discovery of any material breach by Executive of Executive’s continuing obligations under this Agreement or Executive’s obligations under the Release Agreement.
6.5Definitions. For purposes of this Agreement, capitalized terms used in this Section 6 but not otherwise defined in this Agreement shall have the meaning hereby assigned to them as follows:
(a)“Cause” shall mean Executive’s: (i) theft or embezzlement of Company funds or assets; (ii) conviction of, or guilty plea or no contest plea, to a felony charge or any misdemeanor involving moral turpitude; (iii) noncompliance with any laws or regulations, foreign or domestic, that materially and adversely affects the operation of the Company’s business; (iv) violation of any lawful express direction of, or any material violation of a rule, regulation or policy established by the Company or DMC, so long as such rule, regulation or policy is consistent with the terms of this Agreement, that materially and adversely affects the operation of the Company’s business; or (v) material breach of this Agreement or any award agreement for LTIP grants between the Executive and the Company or DMC, or breach of the Executive’s fiduciary duties, in each case, that materially and adversely affects the operation of

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the Company’s business; provided however, that Cause shall not exist for subparagraph (iv) or (v) unless Executive has been given written notice specifying the act, omission, or circumstances alleged to constitute Cause and, to the extent curable, Executive fails to cure or remedy such act, omission, or circumstances within thirty (30) days after receipt of such notice, as determined by the Company reasonably and in good faith.
(b)“Change in Control” shall mean
(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (1) the then outstanding shares of common stock of DMC (the “Outstanding DMC Common Stock”) or (2) the combined voting power of the then outstanding voting securities of DMC entitled to vote generally in the election of directors (the “Outstanding DMC Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from DMC, (2) any acquisition by DMC, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by DMC or any corporation controlled by DMC.
(ii)Individuals who, as of the date hereof, constitute the board of directors of DMC (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by DMC’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of DMC.
(iii)Consummation by DMC of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of DMC or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns DMC or all or substantially all of DMC’s assets either directly or through one or more subsidiaries) is represented by Outstanding DMC Common Stock and Outstanding DMC Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding DMC Common Stock and Outstanding DMC Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding DMC Common Stock and Outstanding DMC Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the

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members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
(iv) Approval by the stockholders of DMC of a complete liquidation or dissolution of DMC.
(v)Consummation by DMC of the sale or other disposition of the Company or all or substantially all of the assets of the Company.
(c)“Disability” shall mean the inability of Executive to perform Executive’s essential duties and responsibilities under this Agreement with or without reasonable accommodation for a continuous period exceeding ninety (90) days or for a total of one hundred eighty (180) days during any period of twelve (12) consecutive months as a result of a physical or mental illness, disease or personal injury.
(d)“Good Reason” shall mean, in the context of a resignation by Executive, a resignation that occurs within sixty (60) days following the Company’s failure to cure any of the following within sixty (60) days of receiving written notice from Executive of the existence of any of the following, which written notice must be provided within sixty (60) days of the initial occurrence of such item and must specify in detail the facts and circumstances giving rise to such item: (i) a material diminution of Executive’s duties or responsibilities from those reasonably expected in Executive’s role as president of a business unit of DMC, (ii) any reduction in Executive’s Base Salary (but excluding any reduction due to withholdings set forth in Section 5.9) or nonpayment of Executive’s Base Salary, (iii) any material change in the primary geographic location at which the Executive must perform services, or (iv) any material breach of this Agreement by the Company.
7.Confidential Information.
7.1For the purposes of this Agreement, “Confidential Information” means all information, data, knowledge, and know-how relating, directly or indirectly, to DMC, the Company and their businesses, including, without limitation: (a) business plans and strategies, prospect information, financial information, investment plans, marketing plans and strategies, financial plans and strategies; (b) confidential personnel or human resources data; (c) customer lists, customer information, pricing information, supplier/vendor lists, customer and supplier/vendor strategies and plans, contracts, agreements, and leases; (d) any other information having present or potential commercial value; (e) the whole or any portion or phase of any proprietary information or trade secrets; (f) ideas, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects, or plans; and (g) confidential information of any kind in possession of DMC or the Company, whether developed for or by DMC or the Company (including information developed by Executive), received from a third party in confidence, or belonging to others and licensed or disclosed to the Company in confidence for use in any aspect of its business. Any Intellectual Property (defined below) that is not publicly available shall also constitute part of the Confidential Information. The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information. All Confidential Information shall be treated as Confidential Information regardless of whether it pertains to the Company or its customers and regardless of whether it is marked or designated as “confidential.” For purposes of this Agreement, Confidential Information shall not include general industry knowledge, information that is publicly available (other than as a result of a breach of this Agreement), or information that becomes available to Executive on a non-confidential basis from a source other than the Company; provided, however, that such source is not bound by a confidentiality agreement or other obligation with respect to confidentiality.

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7.2Executive acknowledges that the success of the Company depends in large part on the protection of the Confidential Information. Executive further acknowledges that in the course of Executive’s employment with the Company, Executive has or will become familiar with the Confidential Information. Executive recognizes and acknowledges that the Confidential Information is a valuable, special and unique asset of DMC and the Company’s businesses, access to and knowledge of which are essential to the performance of Executive’s duties hereunder. Executive acknowledges that use or disclosure of the Confidential Information outside the performance of Executive’s job duties for the Company would cause harm and/or damage to the Company.
7.3Executive agrees that, both during and after the Term, Executive will not, except in the ordinary course of Executive’s employment with the Company and for the benefit of the Company, disclose any Confidential Information to any person, firm, business, company, corporation, association, or any other entity for any reason or purpose whatsoever. Executive also agrees that, both during and after the Term, Executive will not, except in the ordinary course of Executive’s employment with the Company and for the benefit of the Company, make use of any Confidential Information for Executive’s own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity for any reason or purpose whatsoever. Executive shall consider and treat as confidential all Confidential Information in any way relating to the Company’s business and affairs, whether created by Executive or otherwise coming into Executive’s possession before, during, or after the termination of Executive’s employment. Executive shall secure and protect the Confidential Information in a manner designed to prevent all access and uses thereof contrary to the terms of this Agreement. Executive further agrees that Executive shall use Executive’s best efforts to assist the Company in identifying and preventing any use or disclosure of the Confidential Information contrary to this Agreement.
7.418 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
7.5Executive represents and warrants that, upon separation of employment, and without any request by the Company, Executive will return to the Company any and all property, documents, and files (including all recorded media, such as papers, computer disks, drives, or other data storage devices, copies, photographs, and maps) that contain Confidential Information or relate in any way to the Company or its business. Executive agrees, to the extent Executive possesses any files, data, or information relating in any way to DMC or the Company or their business on any personal computer, device, or account, Executive will first return to the Company such files, data, or information and then delete those files, data, or information (and will retain no copies in any form). Executive also will return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the last date of employment. Notwithstanding anything in the foregoing to the contrary, Executive shall be entitled to retain Executive’s cell phone (including Executive’s phone number to the extent practicable) and

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personal rolodex, so long as any Confidential Information or Intellectual Property is deleted from such device on Executive’s last date of employment.
8.Intellectual Property.
8.1“Intellectual Property” means any and all original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is employed by the Company.
8.2Executive hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest in and to all Intellectual Property, except where prohibited by law, so that the Company is the exclusive owner of the Intellectual Property.  Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act, and that such works made for hire shall constitute part of the Intellectual Property. Executive shall not use any Intellectual Property except for the exclusive benefit of the Company. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure or enforce the Company’s rights in any Intellectual Property.
8.3Unless otherwise set forth in an attachment to this Agreement, Executive warrants and represents that there are no original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions which were made or acquired by Executive prior to Executive’s employment by the Company, which are owned in whole or in part by Executive, which relate to the business, or the Company’s proposed business, and which are not assigned to the Company under this Agreement.
8.4Notwithstanding anything herein to the contrary, Executive understands that the assigned Intellectual Property shall not include any Intellectual Property that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Exhibit D.
9.Non-Solicitation. During Executive’s employment with the Company and for a period of one (1) year (the “Restricted Period”) following the termination (whether voluntary or involuntary) of Executive’s employment (the “Separation Date”), Executive shall not directly or indirectly interfere in any way with the relationship between the Company and any employee, agent, or consultant of the Company who provided services to the Company within the twelve (12) months preceding the Separation Date, including, without limitation, directly or indirectly soliciting, inducing, enticing, employing, or attempting to solicit, induce, entice, or employ any such employee, agent, or consultant of the Company.
10.Equitable Remedies. The services to be rendered by Executive and the Confidential Information entrusted to Executive as a result of Executive’s employment by the Company are of a unique and special character, and, notwithstanding any other provision in this Agreement, any breach by Executive of this Agreement, will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. The Company will be entitled to, in addition to all other remedies available to it, injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of the provisions of this Agreement. It is hereby further agreed that the

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provisions of Sections 7 through 9 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim made by Executive against the Company.
11.Cooperation. After the termination of Executive’s employment, Executive agrees to cooperate and provide reasonable assistance, at the request of the Company, in the transitioning of Executive’s job duties and responsibilities, and upon receipt of reasonable notice from the Company, to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected to the extent that such investigation, lawsuit, arbitration or other proceeding relates to the period of Executive’s employment with the Company. Executive also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company, including for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation to the extent that such investigation, lawsuit, arbitration or other proceeding relates to the period of Executive’s employment with the Company. Executive further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Section 11. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses, including travel, duplicating and telephonic expenses, incurred by Executive in complying with this Section 11.
12.Business Opportunities. Executive shall promptly disclose to the Company all material business ideas, prospects, proposals, and other opportunities pertaining to any aspect of the Company’s business that are originated by any third parties and brought to the attention of Executive during the Term.
13.Representations and Warranties. Executive hereby represents and warrants to the Company as follows:
13.1Executive acknowledges the success of the Company’s business depends in large part on the protection of the Confidential Information and trade secrets. Executive acknowledges Executive’s access to the Confidential Information, coupled with the personal relationships and goodwill between the Company and its customers would enable Executive to compete unfairly against the Company;
13.2Executive acknowledges this Agreement is intended to protect the Company’s Confidential Information and that, given the nature of the business in which the Company is engaged, the restrictions in Sections 7 through 9 are reasonable and necessary to protect the legitimate interests of the Company;
13.3Executive has full power, authority, and capacity to enter into this Agreement and to perform Executive’s obligations hereunder. This Agreement has been voluntarily executed by Executive and constitutes a valid and binding agreement of Executive;
13.4Executive has read this Agreement and has had the opportunity to have this Agreement reviewed by Executive’s legal counsel;
13.5Executive acknowledges and agrees that the payments and other consideration set forth above constitute sufficient consideration for this Agreement;
13.6To the best of Executive’s knowledge, Executive’s employment with the Company will not (a) conflict with or result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, execution, or

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other action by or notice to any court or other governmental body under the provisions of any other agreement or instrument to which Executive is a party;
13.7Executive has not previously and will not in the future disclose to the Company any proprietary information, trade secrets, or other confidential information belonging to any previous employer or other third party to whom Executive has an obligation of confidentiality, and Executive has not previously and will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom Executive has an obligation of confidentiality, unless consented to in writing by that former employer or person; and
13.8Executive will notify business partners and future employers of Executive’s obligations under this Agreement, and Executive consents to such notification by the Company.
14.Waivers and Amendments. The respective rights and obligations of the Company and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and Executive. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
15.Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. Executive may not assign or delegate to any third person Executive’s obligations under this Agreement. The rights and benefits of Executive under this Agreement are personal to Executive (or, in the event of Executive’s death or disability, Executive’s personal representative, heirs, or beneficiaries), and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.
16.Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the Parties with regard to the subjects hereof and supersedes in its entirety all other or prior or contemporaneous agreements, whether oral or written, with respect thereto.
17.Notices. Any notices, consents, or other communication required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a nationally recognized overnight courier service to the Parties at the addresses set forth below:
    If to DMC or the Company:

            Arcadia Inc.
            c/o DMC Global Inc.
            11800 Ridge Parkway, Suite 300
            Broomfield, CO 80021
         Attention: Kevin Longe
             Email: [***]

         With a copy to:

            DMC Global Inc.

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            11800 Ridge Parkway, Suite 300
            Broomfield, CO 80021
         Attention: Michelle Shepston
             Email: [***]

If to Executive, to the address set forth on the signature page of this Agreement or to the current address listed in the Company’s records.
18.Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its conflicts of law provisions. Venue and jurisdiction will be in the California state or federal courts.
19.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
20.Section 409A.
20.1This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed. However, in no event shall the Company be liable to Executive for any taxes, interest, or penalties due as a result of the application of Section 409A to any payments or benefits provided hereunder.
20.2Each payment provided for in this Agreement shall, to the extent permissible under Section 409A, be deemed a separate payment for purposes of Section 409A.
20.3Payments or benefits pursuant to this Agreement shall be treated as exempt from Section 409A to the maximum extent possible under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.
20.4All taxable expenses or other reimbursements or in-kind benefits under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any such taxable reimbursement or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
20.5Executive shall have no right to designate the date of any payment hereunder.
20.6The definition of Good Reason is intended to constitute “good reason” as such term is used in Treas. Reg. §1.409A-1(n)(2) and shall be interpreted and construed accordingly, and to the maximum extent permitted by Section 409A and guidance thereunder, a termination for Good Reason shall be an “involuntary separation from service” as such term is used in Treas. Reg. §1.409A-1(n). For purposes of Section 6 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall

EXHIBIT G

Schladen Employment Agreement
mean “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with the Company when, and only when, Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.
20.7Notwithstanding any other provision of this Agreement to the contrary, if (a) on the date of Executive’s separation from service (as such term is used or defined in Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation), any of the Company’s equity is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (b) as a result of such separation from service, Executive would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to Section 409A as a result of the application of Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) 6 months after Executive’s separation from service, (ii) Executive’s death, (iii) of such earlier time as may be permitted under Section 409A.
21.Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile; Legal Fees.
21.1In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited or revised by a court of competent jurisdiction so as to give effect to the provision to the fullest extent permitted by applicable law. If any of the covenants in Sections 7 through 9 are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time, and geographic area, will be effective, binding and enforceable against Executive to the greatest extent possible.
21.2The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
21.3The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
21.4This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
21.5 Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile, scanned, or electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the Parties signing and delivering in such manner.

EXHIBIT G

Schladen Employment Agreement
    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above specified.

DMC:

DMC Global Inc.

By:
Name
Title:

COMPANY:	EXECUTIVE:

Arcadia, Inc.

By:	By:
Name	James Schladen
Title:	Address: